Exhibit 10.10

EXECUTION VERSION

FIRST LIEN CREDIT AGREEMENT*

Dated as of July 3, 2017

among

A-B MERGER SUB II LLC

(to be merged with and into KINGPIN INTERMEDIATE HOLDINGS LLC),

as the Borrower,

A-B MERGER SUB I INC.

(to be merged with and into BOWLMOR AMF CORP.),

as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swingline Lender and an Issuing Bank,

and

JPMORGAN CHASE BANK, N.A.,

CREDIT SUISSE SECURITIES (USA) LLC and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers

and Joint Bookrunners

* Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the registrant may request confidential treatment of omitted items.

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SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Existing Letters of Credit
Schedule 1.01(c)	–	[Reserved]
Schedule 1.01(d)	–	[Reserved]
Schedule 1.01(e)	–	Existing Credit Facilities Excluded Properties
Schedule 1.01(f)	–	Excluded Properties
Schedule 1.01(g)		Liquor License Subsidiaries
Schedule 3.06		Litigation and Environmental Matters
Schedule 3.13	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.18		Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.03	–	Negative Pledges
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Promissory Note
Exhibit H-1	–	Form of Trademark Security Agreement
Exhibit H-2	–	Form of Patent Security Agreement
Exhibit H-3	–	Form of Copyright Security Agreement
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of Security Agreement
Exhibit K	–	Form of Letter of Credit Request
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Solvency Certificate
Exhibit N	–	Form of Intercreditor Agreement

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FIRST LIEN CREDIT AGREEMENT

FIRST LIEN CREDIT AGREEMENT, dated as of July 3, 2017 (this “Agreement”), by and among A-B Merger Sub I Inc., a Delaware corporation (“Merger Sub 1”), A-B Merger Sub II LLC, a Delaware limited liability company (“Merger Sub 2”), the Lenders from time to time party hereto, JPMorgan Chase Bank, N.A. (“JPM”), in its capacities as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, together with its successor and permitted assigns, the “Administrative Agent”), the Swingline Lender and an Issuing Bank, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacity as an Issuing Bank, and Goldman Sachs Bank USA (“GS Bank”), in its capacity as an Issuing Bank, with JPM, Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers”).

RECITALS

A. Pursuant to the terms of the Acquisition Agreement, on the Closing Date, (i) Parent will acquire, by merger of Merger Sub 1 with and into the Target, a majority of the issued and outstanding equity interests of the Target (with the Target being the surviving entity of such merger) (the “Merger Sub 1 Merger”) and (ii) Merger Sub 2 will merge with and into Kingpin Intermediate (with Kingpin Intermediate being the surviving entity of such merger) (the “Merger Sub 2 Merger”).

B. To consummate the Transactions, certain of the Investors will directly or indirectly (including by way of repayment of existing debt of the Target and/or payments to existing shareholders of the Target) make cash contributions to Merger Sub 1 and/or the Target (with all such cash contributions to be in the form of (i) common equity, (ii) the Series A Preferred Stock, (iii) Qualified Capital Stock or (iv) other preferred Capital Stock or other instruments (in the case of clause (iv), having terms reasonably acceptable to the Administrative Agent) (any such equity or instruments “Permitted Equity”), which cash contributions shall be in an aggregate amount that, when taken together with all equity interests (including restricted stock or options) retained, rolled-over or directly or indirectly invested in Permitted Equity of Holdings and all Permitted Equity of Holdings issued to, or otherwise directly or indirectly held or acquired by, any shareholders, directors or management of the Target (together, the “Equity Contribution”) will be not less than 30% (the “Minimum Equity Percentage”) of the sum of (i) the aggregate principal amount of the Credit Facilities and Second Lien Facility funded on the Closing Date (excluding (A) amounts drawn under the Revolving Facility on the Closing Date for working capital purposes and/or purchase price adjustments, to fund Transaction Costs or to replace, backstop or cash collateralize existing letters of credit and (B) any letters of credit outstanding on the Closing Date) and (ii) the Equity Contribution.

C. To consummate the Transactions, the Borrower has requested that the Lenders extend credit in the form of (a) Initial Term Loans in an original aggregate principal amount equal to $585,000,000 and (b) a Revolving Facility with an available amount of $50,000,000, in each case, subject to increase as provided herein.

D. To consummate the Transactions, the Borrower will also borrow term loans in an original aggregate principal amount equal to $110,000,000 under the Second Lien Credit Agreement

E. The Lenders are willing to extend the Initial Term Loans and to make available the Revolving Facility, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means the Intercreditor Agreement, a Market Intercreditor Agreement, or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent (which may, if applicable, consist of a payment “waterfall”).

“ACH” means automated clearing house transfers.

“Acquisition” means the Mergers and the other transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of June 6, 2017, by and among, inter alios, Parent, Merger Sub 1, Merger Sub 2, the Target and the other Persons party thereto.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Credit Facilities” means any credit facilities added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Letter of Credit Facility” means any letter of credit facility established by the Borrower and/or any Restricted Subsidiary outside of this Agreement to obtain letters of credit required by customers, suppliers or landlords or otherwise required in the ordinary course of business.

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Person at any time, the aggregate outstanding principal amount at such time of all Additional Revolving Loans of such Person, plus the aggregate amount at such time of such Person’s LC Exposure and Swingline Exposure, in each case, attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Facility” means any revolving credit facility added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Term Loan Commitments” means any term loan commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Section 2.22, 2.23 or 9.02(c)(i).

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries or any property of Holdings, the Borrower or any of its Restricted Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of Holdings or any subsidiary thereof solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof. For the avoidance of doubt, the parties hereto agree that Comcast Corporation, a Pennsylvania corporation, is not an Affiliate of Holdings or the Borrower as of the Closing Date.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any of its Restricted Subsidiaries.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposures at such time.

“Agreement” has the meaning assigned to such term in the preamble to this First Lien Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis based on the rate determined on such day for such Interest Period at 11:00 a.m. (London time)) plus 1.00%, (c) the Prime Rate and (d) solely with respect to Initial Term Loans, 2.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be.

“Applicable Charges” has the meaning set forth in Section 9.19.

“Applicable Percentage” means, (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of all Term Lenders under such Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender with respect to such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, for any day, (a) for Initial Term Loans, (i) in the case of ABR Loans, 3.25% per annum and (ii) in the case of LIBO Rate Loans, 4.25% per annum and (b) for Revolving Loans, the rate per annum set forth below under the caption “ABR Spread” or “LIBO Rate Spread”, as the case may be, based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Revolving Loans shall be the applicable rate per annum set forth below in Category 1.

	ABR Spread for	LIBO Rate Spread for
First Lien Leverage Ratio	Revolving Loans	Revolving Loans

Category 1
Greater than 3.70 to 1.00	3.25%	4.25%

Category 2
Less than or equal to 3.70 to 1.00 and greater than 3.20 to 1.00	3.00%	4.00%

Category 3
Less than or equal to 3.20 to 1.00	2.75%	3.75%

The Applicable Rate for Revolving Loans shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for Revolving Loans shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

The Applicable Rate for any Class of Additional Revolving Loans or Additional Term Loans shall be as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05 ), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Borrower.

“Attributable Debt” means, at any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person (except in the footnotes thereto) prepared in accordance with GAAP, other than (a) Capital Lease Obligations arising as a result of a modification of the iStar Sale/Leaseback Documents or the iStar Sale/Leaseback 2014 Documents to the extent such modification is not prohibited hereunder (including the iStar Amendments), (b) Capital Lease Obligations arising as a result of the classification of the iStar Sale/Leaseback, the iStar Sale/Leaseback 2014 or any Excluded Property Sale/Leaseback Transaction as a Capital Lease and (c) Capital Lease Obligations arising as a result of any Excluded Property Sale/Leaseback Transaction. For the avoidance of doubt, this definition of “Attributable Debt” shall be subject in all respects to the provisions of Section 1.04(c).

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning set forth in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (a) the date of termination of the Initial Revolving Credit Commitments pursuant to Section 2.09, (b) the date of termination of the Initial Revolving Credit Commitment of each Initial Revolving Lender to make Initial Revolving Loans and the obligation of each Issuing Bank to issue Letters of Credit pursuant to Section 7.01 and (c) the Initial Revolving Credit Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)	the sum of:

(i) the greater of $20,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; plus

(ii) the CNI Growth Amount (provided that such amount shall not be available for any Restricted Payment pursuant to Section 6.04(a)(iii)(A) or Restricted Debt Payment pursuant to Section 6.04(b)(vi)(A), in each case, if any Event of Default exists pursuant to Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g) at the time of determination pursuant to Section 1.04(e)); plus

(iii) the amount of any capital contributions or other proceeds of any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Capital Stock, (y) received from the Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Borrower or any of its Restricted Subsidiaries, plus the fair market value, as determined by the Borrower in good faith, of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Capital Stock or (y) received from the Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash or Cash Equivalents (as determined by the Borrower in good faith) and the fair market value (as determined by the Borrower in good faith) of any property or assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) or, without duplication, otherwise received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Borrower or any Restricted Subsidiary)); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary, (B) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (C) the fair market value (as determined by the Borrower in good faith) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time, or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as determined by the Borrower in good faith, but excluding any Cure Amount and any amounts that are used to increase the Available Amount) received by the Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(1) contributions in respect of Qualified Capital Stock (other than any amounts or other assets received from the Borrower or any of its Restricted Subsidiaries), and

(2) the sale of Qualified Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than (x) to the Borrower or any Restricted Subsidiary of the Borrower, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Available RDP Capacity Amount” means the amount of Restricted Debt Payments that may be made at the time of determination pursuant to Section 6.04(b)(iv)(A) minus the amount of the Available RDP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to Section 6.06(q)(ii).

“Available RP Capacity Amount” means the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 6.04(a)(ii)(D), (a)(vii) and (a)(x) minus the aggregate amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to (a) make Investments pursuant to Section 6.06(q)(ii), (b) make Restricted Debt Payments pursuant to Section 6.04(b)(iv)(B) or (c) incur Indebtedness pursuant to Section 6.01(ll).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into, in each case, in connection with Banking Services, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and the Intercreditor Agreement and each other Acceptable Intercreditor Agreement, in each case as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrower and/or any of its subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent in accordance with clause (a)(i) or (a)(ii) of the definition of “Disqualified Institution” or any reasonably identifiable Affiliate of any such Person on the basis of such Affiliate’s name.

“Borrower” means (a) initially, Merger Sub 2, and after giving effect to the Merger Sub 2 Merger, Kingpin Intermediate (in each case, prior to the consummation of a transaction described in clause (b) of this definition) and (b) following the consummation of a transaction permitted hereunder that results in a Successor Borrower, such Successor Borrower.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Bowling Equipment” means all pin setting machines (pinsetters/pinspotters), ball returns, settees, scoring systems (including front desk systems), lanes, lane cleaning machines, bumpers, approaches, foul lights, gutters and masking units.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, as applied to any Person for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that in accordance with GAAP, are, or are required to be included as, capital expenditures on the consolidated statement of cash flows for such Person for such period.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (but subject to Section 1.04(c)), is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, with respect to any Person, the amount of obligations attributable to any Capital Lease capitalized as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” or “cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or “Lender” in respect of the Second Lien Facility or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75,000,000; (f) Indebtedness or Preferred Capital Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating organization) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; and (i) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (h) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) foreign currencies (in addition to Canadian dollars, Euros, Pound Sterling, Mexican Pesos, any national currency of any member state of the European Union and any other currency held by the Borrower or any Restricted Subsidiary in the ordinary course of business); provided that such amounts, if received by the Borrower or any Restricted Subsidiary, are converted into Dollars, Canadian dollars, Euros, Pound Sterling, Mexican Pesos, any national currency of any member state of the European Union or any other currency held by the Borrower or any Restricted Subsidiary in the ordinary course of business as promptly as practicable (and in any event within ten Business Days following receipt thereof), (y) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (i) and in this paragraph.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Closing Date), Capital Stock representing more than 50% of the total voting power of all of the outstanding voting Capital Stock of Holdings;

(b) at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), but excluding (i) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with any Qualifying IPO, of Capital Stock of Holdings representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting Capital Stock of Holdings and (y) the percentage of the total voting power of all of the outstanding voting Capital Stock of Holdings collectively owned, directly or indirectly, beneficially by the Permitted Holders; and

(c) the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings (other than during the pendency of any Holdings Reorganization Transaction or Permitted Reorganization); it being understood and agreed for the avoidance of doubt that the Mergers shall not trigger a “Change of Control” for any purpose under this Agreement or any other Loan Document.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, (i) a Person or group shall not be deemed to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of Holdings owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred so long as one or more Permitted Holders hold in excess of 50% of the issued and outstanding Capital Stock owned, directly or indirectly, by such group and (iii) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(ii) or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class (or Revolving Loans incurred or Letters of Credit issued under a Revolving Credit Commitment of a particular Class).

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Company Material Adverse Effect” in the Acquisition Agreement as in effect on the Closing Date (it being understood that capitalized terms used in such definition and defined in the Acquisition Agreement shall have the meanings ascribed to such terms in the Acquisition Agreement as in effect on the Closing Date).

“CNI Growth Amount” means, at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the Fiscal Quarter of the Borrower during which the Closing Date occurs to and including the last day of the most recently ended Fiscal Quarter of the Borrower prior to such date for which consolidated financial statements of the Borrower are internally available (treated as one accounting period).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of any Loan Party subject to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document (including any Acceptable Intercreditor Agreement) and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a) the Administrative Agent shall have received;

(i) (A) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (C) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, U.S. Trademarks and/or U.S. Copyrights that constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as an exhibit hereto, (D) a completed Perfection Certificate, (E) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request and (F) an executed joinder to the Intercreditor Agreement in substantially the form attached as an exhibit thereto; and

(ii) each item of Collateral required to be delivered in physical form on or prior to such time pursuant to the Collateral Documents.

(b) the Administrative Agent shall have received with respect to any Material Real Estate Asset (other than an Excluded Asset) acquired after the Closing Date, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Borrower):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) a fully paid policy of lender’s title insurance (a “Mortgage Policy”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of such Material Real Estate Asset (as determined by the Borrower in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii) a customary legal opinion of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located and, if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Administrative Agent may reasonably request; and

(iv) (A) appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and (B) “Life-of-Loan” flood certifications under Regulation H (together with evidence of federal flood insurance for any such Flood Hazard Property); provided that the Administrative Agent may in its reasonable discretion accept any existing appraisal so long as such existing appraisal satisfies any applicable local law requirements and sufficient for the applicable title insurance company to issue the endorsements referenced in clause (ii) above.

Notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar tax or charge is owed on the entire amount of the Obligations evidenced hereby in connection with the delivery of a mortgage or UCC fixture filing pursuant to clause (b) above, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Material Real Estate Asset and (y) the fair market value of the applicable Material Real Estate Asset at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower. Notwithstanding anything herein to the contrary, no Mortgage will be executed and delivered with respect to any Material Real Estate Asset pursuant to the foregoing until the Administrative Agent has received written notice of such Mortgage at least 45 days prior to such execution and delivery and has confirmed receipt of satisfactory flood due diligence and evidence of compliance with the applicable Flood Insurance Laws.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage (if any), (iii) each Intellectual Property Security Agreement, (iv) each Perfection Certificate, (v) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” and (vi) each of the other instruments and documents pursuant to which any Loan Party grants a Lien on any assets as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitment, subject to the provisions of the last paragraph hereof, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

First Lien Leverage Ratio	Commitment Fee Rate

Category 1
Greater than 3.70 to 1.00	0.50%

Category 2
Equal to or less than 3.70 to 1.00 but greater than 3.20 to 1.00	0.375%

Category 3
Equal to or less than 3.20 to 1.00	0.25%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table set forth above; provided that (a) until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, the Commitment Fee Rate shall be the applicable rate per annum set forth above in Category 1 and (b) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Letter” means that certain Amended and Restated Commitment Letter, dated as of June 15, 2017, by and among, inter alios, Parent and the Arrangers, as amended to date.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of the Borrower and/or any of its subsidiaries and/or the Target and/or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (x), (xi), (xii), (xiv), (xix), (xx), (xxi) and (xxii) below) the amounts of:

(i) Consolidated Interest Expense (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees and other fees in respect of any Second Lien Facility), (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(ii) (A) Taxes paid and any provision for Taxes, including income, profits, capital, foreign, federal, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period and (B) any payments to a Parent Company in respect of Taxes permitted to be made hereunder;

(iii) (A) depreciation, (B) amortization, (C) any impairment Charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(iv) any non-cash Charge, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes (provided that if any such non-Cash Charge represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash Charge in the then-current period);

(v) [reserved];

(vi) Receivables Fees and the amount of loss or discount on the sale of Receivables Facility Assets and related assets to a Receivables Subsidiary in connection with a Receivables Facility;

(vii) the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements), paid or accrued and payments made to any Investor (and/or its Affiliates or management companies) (or prior to the Closing Date, the Existing Sponsor and/or its Affiliates or management companies) for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, and payments to outside directors of the Borrower or a Parent Company actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Agreement;

(viii) [reserved];

(ix) the amount of earn-out and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with (A) the Transactions, (B) acquisitions and Investments completed prior to the Closing Date and (C) any acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period;

(x) pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) (1) that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) or (2) that have been identified to the Administrative Agent prior to the Closing Date (including by inclusion in the Acquisition Agreement or the Sponsor’s model and quality of earnings summaries delivered to the Arrangers on or about June 4, 2017 (in the case of the model) and May 18, 2017 (in the case of the quality of earnings summary) related to (A) the Transactions and (B) any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of increased pricing in customer contracts) and/or specified transaction, in each case prior to, on or after the Closing Date (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings and/or Cost Savings Initiative had been realized in full on the first day of such period); provided, that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months after (i) with respect to the Transactions, the Closing Date and (ii) with respect to any Cost Savings Initiative, the date of any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction;

(xi) Charges attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any office or facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any one time compensation Charge, any Charge relating to entry into a new market, any Charge relating to rights fee arrangements (including any early terminations thereof), any Charge relating to any strategic initiative or contract, any signing Charge, any Charge relating to any entry into new markets and contracts (including, without limitation, any renewals, extensions or other modifications thereof) or exiting a market or contract, any retention or completion Charge or bonus, any recruiting Charge, any lease run-off Charge, any expansion and/or relocation Charge, any Charge associated with any modification or curtailment to any pension and post-retirement employee benefit plan, any software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any transition Charge, any Charge associated with improvements to IT or accounting functions, losses related to temporary decreases in work volume and expenses related to maintaining underutilized personnel, any transition Charge, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge and/or any corporate development Charge; provided, that, in the case of any such Charge, the results of any such action relating to such Charge are projected by the Borrower in good faith to be achieved within 24 months of the undertaking thereof;

(xii) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Borrower in good faith expects to receive proceeds arising out of such indemnification, insurance or reimbursement obligation within the next four Fiscal Quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(xiii) unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xiv) the amount of any Cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv) the amount of any “bad debt” expense related to revenue earned prior to the Closing Date;

(xvi) any net Charges included in the Borrower’s consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (“ASC 810”);

(xvii) the amount of any non-controlling interest or minority interest Charge consisting of income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary;

(xviii) the amount of any Charges (including facility operating losses) related to any de novo facility or any facility renovation, including any construction, pre-opening/re-opening and start-up period prior to opening (or re-opening, as applicable), until such facility has been open (or renovated) and operating for a period of 18 consecutive months;

(xix) the amount of any earned or billed amounts or other revenue that is attributable to services performed during such period but is not included in Consolidated Net Income for such period; it being understood that if such revenue is added back in calculating Consolidated Adjusted EBITDA for such period, such revenue shall not be included in Consolidated Net Income in the period in which it is actually recognized;

(xx) any other adjustments, exclusions and add-backs (x) reflected in the Sponsor’s model and quality of earnings summaries delivered to the Arrangers on or about June 4, 2017 (in the case of the model) and May 18, 2017 (in the case of the quality of earnings summary) or (y) that are consistent with Regulation S-X;

(xxi) for the first 18 months following the opening of a de novo facility, an amount annualized over the applicable period based on the greater of (x) actual Consolidated Adjusted EBITDA attributable to such de novo facility for each month such de novo facility has been in operation and (y) the 12-month average Consolidated Adjusted EBITDA for all similar facilities that have been in operation for a period of at least 18 months (as determined by the Borrower in good faith); provided that the aggregate amount added-back to Consolidated Adjusted EBITDA solely pursuant to this clause (xxi) and clause (xxii) below (on an aggregate basis) shall not, for any period, exceed an amount equal to 15% of Consolidated Adjusted EBITDA for such period, calculated prior to giving effect to such add-backs; and

(xxii) for the first 18 months following the renovation of a facility, an amount annualized over the applicable period based on the greater of (x) actual Consolidated Adjusted EBITDA attributable to performance gains for such facility for each month such facility has been in operation post-renovation and (y) the 12-month average Consolidated Adjusted EBITDA attributable to performance gains for all similar facilities that have been in operation for a period of at least 18 months (as determined by the Borrower in good faith); provided that the aggregate amount added-back to Consolidated Adjusted EBITDA solely pursuant to clause (xxi) above and this clause (xxii) (on an aggregate basis) shall not, for any period, exceed an amount equal to 15% of Consolidated Adjusted EBITDA for such period, calculated prior to giving effect to such add-backs;

minus (c) to the extent such amounts increase Consolidated Net Income:

(i) non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) [reserved];

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(v) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period;

(vi) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes;

(vii) any Consolidated Net Income included in the Borrower’s consolidated financial statements due to the application of ASC 810; and

(viii) the amount of any non-controlling interest or minority interest gains from income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary;

(d) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio and the Secured Leverage Ratio and/or the amount of any basket based on a percentage of Consolidated Adjusted EBITDA for any period that includes the Fiscal Quarters ended July 3, 2016, October 2, 2016, January 1, 2017 and April 2, 2017, Consolidated Adjusted EBITDA for such Fiscal Quarters shall be deemed to be $15,194,992, $34,765,574, $9,482,738 and $58,534,750 (which amounts are agreed not to include adjustments pursuant to clauses (b)(x), (b)(xx), (b)(xxi) and (b)(xxii) above), respectively, in each case, as adjusted (i) on a Pro Forma Basis, as applicable and (ii) pursuant to clauses (b)(x), (b)(xx), (b)(xxi) and (b)(xxii) above, as applicable for each Test Period.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on any asset or property of such Person or its Restricted Subsidiaries that constitutes Collateral.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Facility, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses, obligations or payments arising from or under any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a) (i) any net income (loss) of any Person if such Person is not the Borrower or a Restricted Subsidiary, except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash or Cash Equivalent (or converted into Cash or Cash Equivalents) by such Person to the Borrower or any other Restricted Subsidiary (subject, in the case of any such Restricted Subsidiary that is not a Loan Party, to the limitations contained in clause (ii) below) and (ii) solely for the purpose of determining the amount available for Restricted Payments under Section 6.04(a)(iii)(A) or the amount of Excess Cash Flow, any net income (loss) of any Restricted Subsidiary (other than a Loan Party) if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Loan Party by operation of its organizational documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (x) any restriction that has been waived or otherwise released and (y) any restriction set forth in the Loan Documents, the documents related to any Incremental Equivalent Debt, the documents relating to any Second Lien Facility and the documents relating to any Replacement Debt or Refinancing Indebtedness in respect of any of the foregoing), except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash or Cash Equivalents (or converted into Cash or Cash Equivalents) by the Restricted Subsidiary (subject, in the case of a dividend, distribution or other payment to another Restricted Subsidiary, to the limitations in this clause (ii));

(b) any gain or Charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets, in each case, outside the ordinary course of business (as determined in good faith by such Person);

(c) (i) any gain or Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any non-recurring or unusual item (as determined in good faith by such Person) and/or (ii) any Charge associated with and/or payment of any legal settlement, fine, judgment or order;

(d) (i) any unrealized or realized net foreign currency translation or transaction gains or Charges impacting net income (including currency re-measurements of Indebtedness, any net gains or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any gains or Charges relating to translation of asset and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedge Agreements;

(e) any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Borrower, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period;

(f) any net income or Charge (less all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any Derivative Transaction;

(g) (i) any Charge incurred as a result of, in connection with or pursuant to (or incurred by a Parent Company to the extent permitted to be paid by the Borrower hereunder) any management equity plan, profits interest or stock option plan or any other management or  employee benefit plan or agreement, pension plan (including a non-cash deemed finance Charge), any stock subscription or shareholders agreement or any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, the Borrower and/or any of its subsidiaries, in each case under this clause (ii), to the extent that any such cash Charge is funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Subject Person and (iii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder;

(h) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (ii) within 12 months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (iii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(i) any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs and (C) amortization of intangible assets (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(j) (A) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (B) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP) (except that, if the Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change in any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(k) the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 1.04);

(l) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(m) [reserved];

(n) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, including in respect of any acquisition consummated prior to the Closing Date;

(o) [reserved];

(p) (A) Transaction Costs, (B) any Charges incurred (1) in connection with any transaction (in each case, regardless of whether consummated), whether or not permitted under this Agreement, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any Investment, any acquisition, any Disposition, any recapitalization, any merger, consolidation or amalgamation, becoming a standalone company, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, and/or (2) in connection with any Qualifying IPO (whether or not consummated), (C) the amount of any Charges that are actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable Charge that is added back in reliance on clause (C) above, such relevant Person in good faith expects to receive reimbursement for such Charge within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) and/or (D) Public Company Costs;

(q) non-cash Charges incurred or accrued in connection with any single or one-time event (as determined in good faith by such Person), including in connection with (A) the Transactions and/or any acquisition consummated after the Closing Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Closing Date), (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs;

(r) non-cash compensation Charges and/or any other non-cash Charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant); and

(s) to the extent such amount would otherwise increase Consolidated Net Income, Taxes paid (including pursuant to any Tax sharing arrangement) in cash (including, to the extent paid in cash, Taxes arising out of any tax examination) and (B) Tax distributions made in cash during such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Borrower in good faith expects to receive such proceeds within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four Fiscal Quarters)).

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of such Person or its Restricted Subsidiaries that constitutes Collateral.

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Attributable Debt and purchase money Indebtedness (but excluding, for the avoidance of doubt, undrawn letters of credit), in each case of such Person; provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) to exclude obligations under any Derivative Transaction, any Qualified Receivables Facility, or under any Indebtedness that is non-recourse to the Borrower and its Restricted Subsidiaries and (iv) to exclude any iStar Exchange or Excluded Property Transaction.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement and (d) the application of purchase or recapitalization accounting.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Credit Extension” means each of (i) the making of a Revolving Loan or Swingline Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Credit Suisse” has the meaning assigned to such term in the preamble to this Agreement.

“Cure Amount” has the meaning assigned to such term in Section 6.15(b).

“Cure Right” has the meaning assigned to such term in Section 6.15(b).

“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) assets held for sale or pension assets).

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposures, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (ix) the current portion of any Capital Lease, (x) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements and (xi) the current portion of any other long term liability for borrowed money.

“Debt Fund Affiliate” means any Affiliate (other than a natural person) of the Sponsor that is a bona fide debt fund or investment vehicle that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder or to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan, Letter of Credit or Swingline Loan was required to be made or funded, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two Business Days after the request of Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become (or any parent company thereof has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Borrower and the Administrative Agent), to continue to perform its obligations as a Lender hereunder or (f) become (or any parent company thereof has become) the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument or negotiable certificate of deposit (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its subsidiaries shall constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person. The fair market value of any assets or other property Disposed of shall be determined by the Borrower in good faith.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, Qualifying IPO or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, the Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

Notwithstanding the foregoing, in all cases both the Series A Preferred Stock and any preferred Capital Stock required by applicable Requirements of Law to be issued in connection with obtaining liquor licenses shall be deemed not to be Disqualified Capital Stock hereunder.

“Disqualified Institution” means:

(a) (i) any Person identified as such in writing to the Arrangers on June 5, 2017 by way of email from the Sponsor (or its attorneys on such date), (ii) any Person identified as such by the Borrower in writing after June 5, 2017 (and reasonably satisfactory) to the Arrangers (or if after the Closing Date, to the Administrative Agent in place of the Arrangers), (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is clearly identifiable as an Affiliate of such Person on the basis of such Affiliate’s name and (iv) any other Affiliate of any Person described in clauses (i) or (ii) above that is identified by the Borrower in a written notice to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date) (other than Bona Fide Debt Funds other than such Bona Fide Debt Funds excluded pursuant to clause (a)(i) or (a)(ii) of this paragraph) (each such person described in clauses (i) through (iv) above, a “Disqualified Lending Institution”);

(b) (i) any Person that is a Company Competitor and/or any Affiliate of any Company Competitor (other than any Affiliate that is a Bona Fide Debt Fund) and is identified by the Borrower as such in writing to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date), (ii) any Affiliate of any Person described in clause (i) above (other than any Affiliate that is a Bona Fide Debt Fund) that is clearly identifiable as an Affiliate of such person on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by the Borrower in a written notice to the Arrangers (if prior to the Closing Date) or to the Administrative Agent (if after the Closing Date) (it being understood and agreed that no Bona Fide Debt Fund may be designated as a Disqualified Institution pursuant to this clause (iii), but such Bona Fide Debt Fund may be designated as a Disqualified Lending Institution pursuant to clause (a) above); and

(c) any Affiliate or Representative of any Arranger and/or any Initial Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital;

it being understood and agreed that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans if such Person was not a Disqualified Institution at the time of acquisition of such assignment or participation interest.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disregarded Domestic Subsidiary” means any Domestic Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Foreign Subsidiaries, IP Rights related to such Foreign Subsidiaries, Cash or Cash Equivalents, and other incidental assets related thereto or that has no material assets other than Capital Stock and/or Indebtedness of one or more Disregarded Domestic Subsidiaries.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender or any Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase Initial Term Loans (or any Additional Term Loans), in accordance with the following procedures (as may be modified by such Affiliated Lender or Debt Fund Affiliate (as applicable) and the applicable “auction agent” in connection with a particular Auction transaction); provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction (or equivalent) which was withdrawn:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1%, when compared to an Applicable Price of $100 with a 2% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii) In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“EAP Substitution” has the meaning assigned to such term in the iStar Sale/Leaseback Documents.

“EAP Substitution Property” means any property that is the subject of an EAP Substitution.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably (or, if only one lender (or affiliated group of lenders) is providing such Indebtedness, are fees of the type not customarily shared with lenders generally); provided, that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor”, that (A) to the extent that the Published LIBO Rate (for an Interest Period of three months) or Alternate Base Rate (in each case without giving effect to any floor specified in the definition thereof on the date on which the Effective Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Published LIBO Rate (for an Interest Period of three months) or Alternate Base Rate (in each case, without giving effect to any floor specified in the definitions thereof) is greater than such floor, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 9.05(g) or with respect to the Revolving Loans and Revolving Credit Commitments of any Defaulting Lender, any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or Defaulting Lender or (iii) except as permitted under Section 9.05(g) or except with respect to the Revolving Loans and Revolving Credit Commitments of any Defaulting Lender, the Borrower or any of its Affiliates.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its Subsidiaries.

“Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; or (b) in connection with any actual or alleged Hazardous Materials Activity.

“Environmental Laws” means any and all applicable foreign or domestic, federal, state or local (or any subdivision thereof), statutes, ordinances, orders, decrees, rules, regulations, judgments, Governmental Authorizations, or any other applicable binding requirements of Governmental Authorities or the common law relating to (a) pollution or the protection of the environment or natural resources, human health and safety (to the extent relating to the exposure to any hazardous material) or other environmental matters; or (b) any Hazardous Materials Activity or any exposure of any Person to any hazardous material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) any Hazardous Materials Activity, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan; (c) the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (d) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan; (e) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (f) the withdrawal by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the filing by the PBGC of judicial proceedings to terminate any Pension Plan; (h) the imposition of liability on the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any potential liability therefor under Title IV of ERISA, or the receipt by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of the following:

(i) Consolidated Adjusted EBITDA for such period without giving effect to clause (b)(x) of the definition thereof, plus

(ii) the Consolidated Working Capital Adjustment for such period, plus

(iii) cash gains of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent not otherwise included in calculating Consolidated Adjusted EBITDA (except to the extent such gains consist of proceeds utilized in calculating Net Proceeds falling under paragraph (a) of the definition thereof or Net Insurance/Condemnation Proceeds subject to Section 2.11(b)(ii)), plus

(iv) to the extent not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, cash payments received by the Borrower or any of its Restricted Subsidiaries with respect to amounts deducted from Excess Cash Flow in a prior period pursuant to clause (b)(vii) below, minus

(b) the sum, without duplication, of the amounts for such period (or, in the case of clauses (b)(i), (b)(iii), (b)(iv), (b)(x), (b)(xi), (b)(xiii) and (b)(xiv), at the option of the Borrower, amounts after such period to the extent paid prior to the date of the applicable Excess Cash Flow payment) of the following:

(i) the aggregate principal amount of (i) all optional prepayments of Indebtedness (other than any (A) optional prepayment of Indebtedness that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (B) revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (ii) all mandatory prepayments and scheduled repayments of Indebtedness and (iii) the aggregate amount of any premiums, make-whole or penalty payments actually paid in Cash by the Borrower and/or any Restricted Subsidiary that are or were required to be made in connection with any prepayment of Indebtedness, in each case, except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(ii) [reserved], plus

(iii) Consolidated Interest Expense to the extent paid or payable in Cash (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees and other fees in respect of any Second Lien Facility), (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and Hedge Agreements), plus

(iv) Taxes (including Taxes paid or payable pursuant to any Tax sharing arrangement or arrangements and/or any Tax distribution) paid or payable, and provisions for Taxes, to the extent payable in Cash with respect to such Excess Cash Flow Period, plus

(v) [reserved], plus

(vi) any foreign translation losses paid or payable in Cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk) to the extent included in calculating Consolidated Adjusted EBITDA, plus

(vii) amounts added back under (i) clauses (b)(xii), (b)(xiv), (b)(xix), (b)(xx), (b)(xxi) or (b)(xxii) of the definition of “Consolidated Adjusted EBITDA” or (ii) the last paragraph of the definition of Consolidated Net Income with respect to business interruption insurance, in each case to the extent such amounts have not yet been received by the Borrower or its Restricted Subsidiaries, plus

(viii) an amount equal to (A) all Charges either (1) excluded in calculating Consolidated Net Income or (2) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable in cash and (B) without duplication of amounts deducted in clause (c)(i) of the definition of Consolidated Adjusted EBITDA, any non-cash item of gain or income included in calculating Consolidated Net Income, plus

(ix) [reserved], plus

(x) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of Charges paid or payable in Cash by the Borrower and its Restricted Subsidiaries during such period, other than to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(xi) Cash payments (other than in respect of Taxes, which are governed by clause (iv) above) made during such period for any liability the accrual of which in a prior period did not reduce Consolidated Adjusted EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness), plus

(xii) [reserved], plus

(xiii) amounts paid in Cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(xiv) the amount of any payment of Cash made during such period to be amortized or expensed over a future period and recorded as a long-term asset, plus

(xv) the amount of any Tax obligation of the Borrower and/or any Restricted Subsidiary that is estimated in good faith by the Borrower as due and payable (but is not currently due and payable) by the Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Borrower and/or any Restricted Subsidiary, plus

(xvi) to the extent included in the calculation of Consolidated Adjusted EBITDA for such period, the amount of any insurance proceeds received by the Borrower or any Restricted Subsidiary during such period under the Representation and Warranty Insurance Policy, plus

(xvii) the aggregate amount of any extraordinary, unusual, special or non-recurring cash Charges paid or payable during such period (whether or not incurred in such Excess Cash Flow Period) that were excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein) for such period, plus

(xviii) to the extent included in calculating Consolidated Adjusted EBITDA, the aggregate amounts received by the Borrower or any Restricted Subsidiary pursuant to any iStar Exchange or Excluded Property Transaction.

“Excess Cash Flow Period” means each full Fiscal Year of the Borrower ending after the Closing Date (commencing, for the avoidance of doubt, with the Fiscal Year ending on or about June 30, 2018).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) any asset (including any General Intangibles and any contract, instrument, lease, license, permit, agreement or other document, or any property or other right subject thereto (including pursuant to a purchase money security interest, capital lease or similar arrangement or, in the case of after-acquired property, pre-existing secured Indebtedness not incurred in anticipation of the acquisition by the Loan Party of such property)) the grant or perfection of a security interest in which would (i) constitute a violation of a restriction in favor of a third party (other than a Loan Party) or result in the abandonment, invalidation or unenforceability of any right or assets of the relevant Loan Party, (ii) result in a breach, termination (or a right of termination) or default under any such contract, instrument, lease, license, permit, agreement or other document (including pursuant to any “change of control” or similar provision) (there being no requirement pursuant to any Loan Document to obtain any consent in respect thereof from any Person that is not also a Loan Party) or (iii) permit any Person (other than any Loan Party) to amend any rights, benefits and/or obligations of the relevant Loan Party or Restricted Subsidiary in respect of such relevant asset or permit such Person to require any Loan Party or any subsidiary of the Borrower to take any action materially adverse to the interests of such subsidiary or Loan Party; provided, however, that any such asset will only constitute an Excluded Asset under clause (i), clause (ii) or clause (iii) above to the extent such violation or breach, termination (or right of termination), default or right to amend would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Requirement of Law; provided, further, that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such General Intangible or other right that does not result in any of the consequences specified in clauses (i) through (iii) above,

(b) the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) broker-dealer subsidiary, (iv) not-for-profit subsidiary and/or (v) special purpose entity used for any securitization facility permitted hereunder or any Receivables Subsidiary,

(c) any (i) foreign IP Rights and/or (ii) intent-to-use (or similar) Trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, in which, if any, the grant of a security interest therein may impair the validity or enforceability, or result in the voiding of, such intent-to-use Trademark application or any registration issuing therefrom under applicable law,

(d) any asset or property (including Capital Stock), the grant or perfection of a security interest in which would (A) require any governmental or regulatory consent, approval, license or authorization (there being no requirement under any Loan Document to obtain the consent, approval, license or authorization of any Governmental Authority or other Person (other than any Loan Party), including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (B) be prohibited or restricted by applicable Requirements of Law (including enforceable anti-assignment provisions of applicable Requirements of Law), except, in the case of this clause (B), to the extent such prohibition would be rendered ineffective under applicable anti-assignment provisions of the UCC of any relevant jurisdiction notwithstanding such prohibition, (C) trigger termination of any contract pursuant to a “change of control” or similar provision or (D) result in adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Borrower in good faith following consultation with the Administrative Agent,

(e) (i) except to the extent a security interest therein can be perfected by the filing of an “all-assets” UCC-1 financing statement, any leasehold interest, (ii) any real property or real property interest that is not a Material Real Estate Asset, (iii) any real property (including improvements) or real property interest (including improvements) that was leased by the Borrower or any of its Subsidiaries and later deeded or conveyed to the Borrower or any other Loan Party, (iv) any real property (including improvements) or real property interest (including improvements) owned by a Loan Party immediately prior to the Closing Date and not required to be subject to a mortgage or security interest pursuant to the terms of the Existing Credit Facilities (including the real property (and improvements thereto) set forth on Schedule 1.01(e) hereto) or the terms hereunder and (v) any Excluded Property,

(f) any Capital Stock of any Person that is not a Wholly-Owned Restricted Subsidiary or that is an Immaterial Subsidiary,

(g) any Margin Stock,

(h) the voting Capital Stock of any Foreign Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) or Disregarded Domestic Subsidiary, other than 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary or Disregarded Domestic Subsidiary, as applicable,

(i) any Letter-of-Credit-Right (other than to the extent a security interest in such Letter-of-Credit-Right can be perfected by filing an “all-assets” UCC financing statement, without need for any other action) and all Commercial Tort Claims,

(j) any Cash or Cash Equivalents (other than Cash and Cash Equivalents representing identifiable proceeds of other Collateral, a security interest in which can be perfected through the filing of an “all-assets” UCC financing statement or which is perfected or arises by law (including without limitation, the UCC), in each case without need for any action by any Loan Party or any Affiliate thereof),

(k) any Deposit Account or commodity or securities account (including any securities entitlement and any related asset) (except to the extent a security interest therein can be perfected through the filing of an “all assets” UCC financing statement (without need for any other action); it being understood that Cash and Cash Equivalents representing identifiable proceeds of other Collateral as referred to in the preceding clause (j) are not excluded hereby, and shall constitute Collateral (but any other Cash or Cash Equivalents shall not constitute Collateral), but there shall be no requirement for any control agreement (or similar agreement)),

(l) any motor vehicle, airplane or other asset subject to a certificate of title (other than to the extent a security interest therein can be perfected by filing an “all assets” UCC financing statement (without need for any other action) and without the requirement to list any VIN, serial or similar number),

(m) any governmental or regulatory license or state or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable Requirements of Law; provided, however, that any such asset will only constitute an Excluded Asset under this clause (m) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction,

(n) Receivables Facility Assets and related assets sold or otherwise transferred to a Receivables Subsidiary or otherwise pledged, transferred or sold in connection with a Receivables Facility, factoring transaction or any similar arrangement permitted hereunder,

(o) any asset with respect to which the Administrative Agent and the relevant Loan Party have determined in good faith that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, and

(p) any league deposits to the extent identifiable as such pursuant to the ledgers maintained by the Loan Parties.

“Excluded Property” means any SLB Property, the properties (and improvements) set forth on Schedule 1.01(f) hereto, any EAP Substitution Property, any other Real Estate Asset not required to be subject to a Mortgage in favor of the Administrative Agent and any other property purchased with the proceeds of a Disposition of any of the foregoing.

“Excluded Property Limited Recourse Financing” means any financing (other than a Sale and Lease-Back Transaction) with respect to an Excluded Property that constitutes Limited Recourse Financing with respect to the Borrower or any Subsidiary.

“Excluded Property Limited Recourse Financing Documents” means all definitive documentation, guarantees, agreements, certificates, instruments and related ancillary documentation entered into by the Borrower or any Subsidiary after the date hereof in connection with any Excluded Property Limited Recourse Financing, in each case as the same may be amended, modified or supplemented from time to time hereafter in accordance with the provisions thereof, and including all basic financing information and all other agreements, documents and instruments relating to the Excluded Property Limited Recourse Financing and all exhibits and schedules to any of the foregoing.

“Excluded Property Sale/Leaseback Transaction” means any Sale and Lease-Back Transaction with respect to one or more Excluded Properties effected after the date hereof, including any amendment or modification of the iStar Sale/Leaseback or the iStar Sale/Leaseback 2014.

“Excluded Property Sale/Leaseback Transaction Documents” means the definitive documentation, guarantees, agreements, certificates, instruments and related ancillary documentation entered into by the Borrower or any Subsidiary after the date hereof in connection with any Excluded Property Sale/Leaseback Transaction, in each case as the same may be amended, modified or supplemented from time to time hereafter in accordance with the provisions thereof, and including all basic lease information and all other agreements, documents and instruments relating to the Excluded Property Sale/Leaseback Transaction and all exhibits and schedules to any of the foregoing.

“Excluded Property Transaction” means any Excluded Property Sale/Leaseback Transaction and any Excluded Property Limited Recourse Financing.

“Excluded Property Transaction Documents” means the Excluded Property Sale/Leaseback Transaction Documents and any Excluded Property Limited Recourse Financing Documents.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation from providing a Loan Guaranty or that would require a governmental (including regulatory) or third party consent, approval, license or authorization to provide a Loan Guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) unless such consent has been received, it being understood that Holdings and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization,

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary or subsidiary that is a broker-dealer,

(f) any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing, or established in connection with any iStar Exchange or Excluded Property Transaction) and any Receivables Subsidiary,

(g) any Foreign Subsidiary,

(h) (i) any Disregarded Domestic Subsidiary or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any Disregarded Domestic Subsidiary,

(i) any Unrestricted Subsidiary,

(j) any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Guarantor,

(k) [reserved],

(l) any Restricted Subsidiary if the provision of a Loan Guaranty could reasonably be expected to result in adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Borrower in good faith, and

(m) any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Party) at the time the Loan Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction described in clause (a), (c) in the case of a Lender, any U.S. withholding tax that is imposed on amounts payable to such Lender at the time such Lender acquires an interest in a Loan or Commitment (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure by the Administrative Agent or any Lender or Issuing Bank to comply with Section 2.17(f) and (e) any withholding tax under FATCA.

“Existing Credit Facilities” has the meaning assigned to such term in Section 4.01(h).

“Existing Letter of Credit” means each letter of credit set forth on Schedule 1.01(b).

“Existing Letter of Credit Issuer” means each Lender or Affiliate of a Lender that issued an Existing Letter of Credit.

“Existing Sponsor” means Cerberus Capital Management, L.P. and its respective Affiliates.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Borrower, executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rules, practice or other published administrative guidance adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such section of the Code.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act (41 U.S.C. § 15).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if such rate as determined above is at any time negative, the Federal Funds Effective Rate at such time shall instead be zero.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of June 15, 2017, by and among, inter alios, Parent and the Arrangers, as amended to date.

“Financial Covenant” means the covenant in Section 6.15(a).

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “First Lien Leverage Ratio” is used in this Agreement, in each case for the Borrower and its Restricted Subsidiaries.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to the Intercreditor Agreement or any other applicable intercreditor agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on or about June 30 of each calendar year, as such fiscal year end may be adjusted in accordance with the terms of this Agreement.

“Fixed Amounts” has the meaning assigned to such term in Section 1.04(g).

“Flood Hazard Property” means any Material Real Estate Asset subject to a Mortgage if any building included in such Material Real Estate Asset is located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert–Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Asset Disposition” means a Disposition where the relevant asset is (A) the stock of or assets of a Foreign Subsidiary or (B) one or more assets of the Borrower or any Restricted Subsidiary which are located outside the United States or any territory thereof.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(f).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision of either thereof.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“GS Bank” has the meaning assigned to such term in the preamble to this Agreement.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated by any Environmental Law due to its hazardous, toxic or similar characteristics, including any chemical, material, substance or waste defined or listed as “hazardous” or “toxic” in any Environmental Law.

“Hazardous Materials Activity” means the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, investigation, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means (a) initially, Merger Sub 1, and after giving effect to the Merger Sub 1 Merger, the Target (in each case prior to the consummation of a transaction described in clause (b) of this definition) and (b) following the consummation of a transaction permitted hereunder that results in a New Holdings, New Holdings.

“Holdings Reorganization Transaction” means (a) the contribution by Holdings of 100% of the Capital Stock of the Borrower to a newly formed domestic “shell” company owned or controlled by the Permitted Holders or (b) the merger or other consolidation of Holdings with another Person that, after giving effect thereto, shall hold 100% of the Capital Stock of the Borrower, in each case, so long as, contemporaneously therewith (as applicable) (i) New Holdings delivers to the Administrative Agent any new certificate issued (if any) to evidence the contributed Capital Stock of the Borrower and grants a security interest in such Capital Stock in favor of the Administrative Agent pursuant to the Security Agreement or a joinder thereto in a form reasonably satisfactory to the Administrative Agent and (ii) New Holdings assumes the Loan Guaranty provided by Holdings and all other obligations of Holdings under this Agreement and each of the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto that is reasonably acceptable to the Administrative Agent.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower

(a) that does not have assets in excess of 2.5% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 2.5% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that, the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated Adjusted EBITDA, in each case, of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Target delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling or step-siblings (and linear descendants either thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, any of the foregoing individual’s (including the initial individual) estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a) the Shared Incremental Amount, plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the Maturity Date with respect to any Class of Loans and/or commitments hereunder, an amount equal to the portion of the relevant Class of Loans or commitments that will be replaced by such Incremental Facility or Incremental Equivalent Debt, plus

(c) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Credit Commitment or Additional Revolving Credit Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Credit Commitment or Additional Revolving Credit Commitment, plus

(d) (i) the amount of any optional prepayment of any Loan (including any Incremental Loan) in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment, (ii) the amount of any optional prepayment, redemption or repurchase of Incremental Equivalent Debt incurred pursuant to the Shared Incremental Amount, (iii) the amount of any optional prepayment, redemption or repurchase of any Replacement Term Loan or Loans under any Replacement Revolving Facility (to the extent accompanied by a permanent reduction in commitments) or any borrowing or issuance of Replacement Debt previously applied to the permanent prepayment of any Loan hereunder or of any Incremental Equivalent Debt, (iv) the amount of any optional prepayment, redemption or repurchase of “Incremental Loans” and/or “Incremental Equivalent Debt” incurred pursuant to the “Shared Incremental Amount” or of any “Replacement Term Loans” previously applied to the permanent prepayment of any of the foregoing (each as defined in the Second Lien Credit Agreement or any equivalent term under any documentation governing any Second Lien Facility) and (v) the aggregate amount of any Indebtedness referred to in clauses (i) through (iv) repaid or retired resulting from any assignment of such Indebtedness to (and/or assignment and/or purchase of such Indebtedness by) Holdings, the Borrower and/or any Restricted Subsidiary; provided that for each of clauses (i) through (v), the relevant prepayment, redemption, repurchase or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e) an unlimited amount so long as, in the case of this clause (e), on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable, and the application of the proceeds thereof (but without netting the cash proceeds thereof, but giving effect to any related Subject Transaction) and to any relevant Subject Transaction (and, in the case of any Incremental Revolving Facility then being established, assuming a full drawing thereunder), (i) if such Indebtedness is secured by a first priority Lien on the Collateral, the First Lien Leverage Ratio does not exceed the greater of (x) 4.20:1.00 and (y) if such Indebtedness is incurred to finance an acquisition or other Investment permitted hereunder, the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (ii) if such Indebtedness is secured by a Lien on the Collateral other than on a first priority basis or is secured by a Lien on assets of the Borrower or any Restricted Subsidiary that are not Collateral, the Secured Leverage Ratio does not exceed the greater of (x) 5.00:1.00 and (y) if such Indebtedness is incurred to finance an acquisition or other Investment permitted hereunder, the Secured Leverage Ratio as of the last day of the most recently ended Test Period and (iii) if such Indebtedness is unsecured, at the election of the Borrower, either (A) the Total Leverage Ratio does not exceed the greater of (x) 5.00:1.00 and (y) if such Indebtedness is incurred to finance an acquisition or other Investment permitted hereunder, the Total Leverage Ratio as of the last day of the most recently ended Test Period or (B) the Interest Coverage Ratio is not less than the lesser of (x) 2.00:1.00 and (y) if such Indebtedness is incurred to finance an acquisition or other Investment permitted hereunder, the Interest Coverage Ratio as of the last day of the most recently ended Test Period;

provided that:

(1) any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Borrower in its sole discretion (provided that, in the case of clause (e), an Incremental Facility may be incurred only under clause (i) thereof),

(2) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred under clause (e) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall be calculated first without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions and (B) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter, and

(3) any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred under clauses (a) through (d) of this definition, unless otherwise elected by the Borrower, shall automatically and without need for action by any Person, be reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence thereof, when financial statements required pursuant to Section 5.01(a) or (b) are delivered or, if earlier, become internally available, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in such financial statements, be (or have been) permitted under the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio or Interest Coverage Ratio test, as applicable, set forth in clause (e) of this definition.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” means any Indebtedness that satisfies the following conditions:

(a) the aggregate outstanding principal amount thereof does not exceed the Incremental Cap as in effect at the time of determination (after giving effect to any reclassification on or prior to such date of determination),

(b) the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans and the final maturity date of such Indebtedness is no earlier than the Latest Term Loan Maturity Date applicable to the Initial Term Loans, in each case as determined on the date of the issuance or incurrence, as applicable, thereof; provided, that the foregoing limitations shall not apply to (i) customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness (other than revolving loans) which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (b) or (ii) Indebtedness subject to the Permitted Earlier Maturity Indebtedness Exception,

(c) subject to clause (b), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Indebtedness,

(d) if such Indebtedness is in the form of broadly syndicated Dollar denominated term loans that are pari passu with the Initial Term Loans in right of payment and with respect to security (other than customary bridge loans with a maturity date of not longer than one year that are convertible or exchangeable into, or are intended to be refinanced with, any Indebtedness other than term loans that are pari passu with the Initial Term Loans in right of payment and with respect to security), the MFN Provisions of Section 2.22(a)(v) shall apply to such Indebtedness as if (but only to the extent, including after giving effect to applicable exclusions and sunset provisions) such Indebtedness was an Incremental Term Facility of the type subject to the provisions of Section 2.22(a)(v), mutatis mutandis,

(e) if such Indebtedness is secured by assets that constitute Collateral, the holders of such Indebtedness (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement,

(f) such Indebtedness may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) to the extent secured on a pari passu basis with the Initial Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b) or less than a pro rata basis with the then-outstanding Term Facility, and

(g) if any financial maintenance covenant is added to any such Indebtedness and such financial maintenance covenant is more favorable to the lenders under such Indebtedness than the Financial Covenant, either (x) such financial maintenance covenant shall only be applicable after the applicable Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any such financial maintenance covenant).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) Holdings and the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(g).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) the Attributable Debt of such Person in respect of any Capital Lease of such Person; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) any such obligations incurred under ERISA or under any employee consulting agreements, (y) accrued expenses, trade accounts payable and accruals for payroll, in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock; and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) in all cases Indebtedness shall exclude any Excluded Property Limited Recourse Financing, (iii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iv) the amount of any Limited Recourse Debt of any Person shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder), (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder) and (z) Indebtedness of any Parent Company appearing on the balance sheet of the Borrower or any of its Subsidiaries solely by reason of push down accounting under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and

(b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum finalized on or about June 20, 2017, relating to the Borrower and its subsidiaries and the Transactions.

“Initial Lenders” means the Arrangers and the affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to any Person, the commitment of such Person to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $50,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Person with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Lender” means any Person with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to any Person, the commitment of such Person to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Person’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 and (b) reduced or increased from time to time pursuant to (x) assignments by or to such Person pursuant to Section 9.05 or (y) an Additional Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments on the Closing Date is $585,000,000.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form of Exhibit H-1 hereto, (b) a Patent Security Agreement substantially in the form of Exhibit H-2 hereto or (c) a Copyright Security Agreement substantially in the form of Exhibit H-3 hereto.

“Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit N hereto, dated as of the Closing Date, among, inter alios, the Second Lien Collateral Agent, as agent for the Second Lien Claimholders referred to therein, the Administrative Agent, as agent for the First Lien Claimholders referred to therein, if applicable, the provider of any Additional Letter of Credit Facility (or a representative thereof) and the Loan Parties from time to time party thereto.

“Interest Coverage Ratio” means, as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Ratio Interest Expense for such Test Period; provided that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Ratio Interest Expense shall be an amount equal to actual Ratio Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Interest Election Request” means a request by the Borrower in the form of Exhibit D hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with the last Business Day of September 2017) or the maturity date applicable to such Loan and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to all relevant affected Lenders, twelve months or, to the extent acceptable to all applicable Lenders, a shorter period) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or advances in the ordinary course of business) or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale).

“Investors” means (a) the Sponsor, (b) the Management Investors and (c) other investors identified to the Administrative Agent in writing that, directly or indirectly, beneficially own Capital Stock in Holdings on the Closing Date.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IPO Reorganization Transaction” means any transaction taken in connection with and reasonably related to consummating a Qualifying IPO by the Borrower or any Parent Company thereof so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirements and Section 5.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such IPO Reorganization Transaction no longer constituting Collateral) as a result of such IPO Reorganization Transaction.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) JPM, (b) solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with the terms of this Agreement), each Existing Letter of Credit Issuer and (c) each other Revolving Lender party hereto from time to time that is appointed as an Issuing Bank in accordance with Section 2.05(i). Subject to the reasonable consent of the Borrower (subject to the standards set forth in Section 9.05(b)), any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“iStar Amendments” means the iStar I Eighth Amendment, the iStar II Eighth Amendment and the iStar 2014 Amendment, individually or collectively (as the context may require).

“iStar I Eighth Amendment” means that certain Eighth Lease Amendment dated as of June 29, 2017 between iStar Bowling Centers I LP, and solely with respect to the Site (as defined therein) located in Puerto Rico, iStar Bowling Centers PR LP, as landlord, and AMF Bowling Centers, Inc., as tenant.

“iStar II Eighth Amendment” means that certain Eighth Lease Amendment dated as of June 29, 2017 between iStar Bowling Centers II LP, as landlord, and AMF Bowling Centers, Inc., as tenant.

“iStar 2014 Amendment” means that certain lease amendment that is expected to be the “First Lease Amendment” in respect of the iStar Sale/Leaseback 2014 Documents, which is anticipated to include (among other things) certain changes generally consistent with the iStar I Eighth Amendment and iStar II Eighth Amendment, to be entered into between BW Bowling Properties LP, and solely with respect to the Site (as defined in subparagraph 34(n)(v) therein) located in Pennsylvania, BW Bowling Properties LLC, as landlord, and Leiserv, LLC and Brunswick Centres, Inc., as tenant.

“iStar Exchange” means those transactions described in Section 11 of each of the iStar I Eighth Amendment and the iStar II Eighth Amendment.

“iStar Exchange Documents” means the agreements and other documents governing any iStar Exchange transaction, as more particularly described in each of the iStar I Eighth Amendment and the iStar II Eighth Amendment.

“iStar Sale/Leaseback” means the Sale and Lease-Back Transactions effected pursuant to the iStar Sale/Leaseback Documents.

“iStar Sale/Leaseback 2014” means the Sale and Lease-Back Transactions effected pursuant to the iStar Sale/Leaseback 2014 Documents.

“iStar Sale/Leaseback 2014 Documents” means (i) the Lease Agreement, dated as of September 18, 2014, by and among BW Bowling Properties LP, BW Bowling Properties Canada Inc. and BW Bowling Properties LLC (collectively as landlord) and Leiserv, LLC and Brunswick Centres, Inc. (jointly and severally, as tenant) and (ii) the Guaranty dated as of September 18, 2014 by Holdings in favor of BW Bowling Properties LP, BW Bowling Properties Canada Inc. and BW Bowling Properties LLC, in each case as the same may be amended, modified or supplemented through the date hereof and from time to time hereafter in accordance with the provisions thereof, and including all basic lease information and all other agreements, documents and instruments relating to the iStar Sale/Leaseback 2014 and all exhibits and schedules to any of the foregoing.

“iStar Sale/Leaseback Documents” means (I) (a) the Lease I Agreement dated as of February 27, 2004 between iStar Bowling Centers I LP, and solely with respect to the Site (as defined therein) located in Puerto Rico, iStar Bowling Centers PR LP, as landlord, and AMF Bowling Centers, Inc., as tenant, as amended by (i) that certain First Lease Amendment dated as of June 30, 2004, intending to be effective as of February 27, 2004, (ii) that certain Second Lease Amendment dated as of February 3, 2005, intending to be effective as of February 27, 2004, (iii) that certain Third Lease Amendment dated as of June 18, 2008, intending to be effective as of March 30, 2008, (iv) that certain Fourth Lease Amendment dated and intended to be effective as of July 1, 2013, (v) that certain Fifth Lease Amendment dated and intended to be effective as of September 25, 2013, (vi) that certain Sixth Lease Amendment dated and intended to be effective as of October 3, 2014, (vii) that certain Amended and Restated Seventh Lease Amendment dated and intended to be effective as of September 9, 2016, and (viii) the iStar I Eighth Amendment, (b) the Guaranty dated as of July 1, 2013 by Holdings in favor of iStar Bowling Centers I LP, and (II) (a) the Lease II Agreement dated as of February 27, 2004 between iStar Bowling Centers II LP, as landlord, and AMF Bowling Centers, Inc., as tenant, as amended by (i) that certain First Lease Amendment dated as of June 30, 2004, intending to be effective as of February 27, 2004, (ii) that certain Second Lease Amendment dated as of February 3, 2005, intending to be effective as of February 27, 2004, (iii) that certain Third Lease Amendment dated as of June 18, 2008, intending to be effective as of March 30, 2008, (iv) that certain Fourth Lease Amendment dated and intended to be effective as of July 1, 2013, (v) that certain Fifth Lease Amendment dated and intended to be effective as of September 25, 2013, (vi) that certain Sixth Lease Amendment dated and intended to be effective as of October 3, 2014, (vii) that certain Amended and Restated Seventh Lease Amendment dated and intended to be effective as of February 23, 2017, and (viii) the iStar II Eighth Amendment, and (b) the Guaranty dated as of July 1, 2013 by Holdings in favor of iStar Bowling Centers II LP, in each case as the same may be amended, modified or supplemented through the date hereof and from time to time hereafter in accordance with the provisions thereof, and including all basic lease information and all other agreements, documents and instruments relating to the iStar Sale/Leaseback and all exhibits and schedules to any of the foregoing.

“Joint Venture” means the Thousand Oaks Company, a Texas corporation, and any other joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Subsidiaries which (i) is engaged in a line of business in accordance with Section 5.16 and (ii) is formed or organized in a manner that limits the exposure of the Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of the Borrower and its Subsidiaries therein permitted under Section 6.06 and (B) any Indebtedness of any Joint Venture or any Guarantee by the Borrower or any of its Subsidiaries in respect of such Indebtedness, which Indebtedness or Guarantee are permitted at the time under Section 6.01.

“Junior Indebtedness” means any Indebtedness for borrowed money (other than Indebtedness among Holdings, the Borrower and/or its subsidiaries) of the Borrower or any of its Restricted Subsidiaries that is a Loan Party that is expressly subordinated in right of payment to the Obligations.

“Junior Lien Indebtedness” means any Indebtedness for borrowed money that is secured by a security interest on the Collateral (other than Indebtedness among Holdings, the Borrower and/or its subsidiaries) that is expressly junior or subordinated to the Lien securing the Credit Facilities with respect to the Collateral, including any “Term Loans” governed by the Second Lien Credit Agreement.

“Kingpin Intermediate” means Kingpin Intermediate Holdings LLC, a Delaware limited liability company.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, Additional Term Loan, Revolving Loan, Additional Revolving Loan, Initial Revolving Credit Commitment or Additional Commitment.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan, any Additional Revolving Loan, the Revolving Credit Commitment or any Additional Revolving Credit Commitment.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time, including the latest maturity or expiration date of any Additional Term Loan or Additional Term Loan Commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any Additional Lender, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement or as a result of the application of Section 9.05(g).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued pursuant to this Agreement (and shall be deemed to include all Existing Letters of Credit).

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means $25,000,000, as increased from time to time in accordance with Section 2.22 hereof.

“LIBO Rate” means, the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities; provided that, (a) solely with respect to the Initial Term Loans, in no event shall the LIBO Rate be less than 1.00% per annum and (b) solely with respect to the Initial Revolving Loans, in no event shall the LIBO Rate be less than 0.00% per annum.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Liquor License Subsidiaries” means (i) as of the Closing Date, each of the Subsidiaries listed on Schedule 1.01(g) hereto and (ii) thereafter, any other Restricted Subsidiary of the Borrower established solely for the purpose of satisfying applicable requirements of local Law with respect to the ownership and use of liquor licenses and which has entered into or has a bona fide intent to enter into (A) a lease pursuant to which such Restricted Subsidiary leases, as lessee, from Holdings or one or more of its Subsidiaries (other than another Liquor License Subsidiary) snack bar and related space at one or more bowling centers and (B) a management services agreement with a Loan Party, pursuant to which such Loan Party provides employees, management and related services to such Subsidiary.

“Limited Condition Transaction” means any acquisition, Investment, Disposition, Restricted Payment or Restricted Debt Payment permitted by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Recourse Financing” means, with respect to any Person, Indebtedness to the extent: (i) such Person, subject to customary exceptions for nonrecourse Indebtedness financing, shall not have personal liability with respect to the Indebtedness and the lender thereunder shall only seek recourse for satisfaction of the Indebtedness against the property or collateral secured thereunder; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or Loans under any Second Lien Facility) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, the Intercreditor Agreement, any Acceptable Intercreditor Agreement and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document”, including any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment or any other amendment hereto or thereto. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I hereto, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty agreement executed by any Person pursuant to Section 5.12 in substantially the form attached as Exhibit I hereto or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan, any Swingline Loan or any Additional Revolving Loan.

“Management Investors” means the officers, directors, managers, employees and members of management of (i) the Borrower, (ii) any Parent Company and/or (iii) any subsidiary of the Borrower (including, on the Closing Date, those of the Target and its subsidiaries) and the Immediate Family Members of any of the foregoing.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means, at any date of determination pursuant to Section 1.04(e), the amount equal to (a) the total number of then issued and outstanding shares of common Capital Stock of the Borrower or any Parent Company multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding such date.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement the terms of which are either (a)(i) consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (ii) taken as a whole, not materially less favorable to the Lenders than the terms of any Acceptable Intercreditor Agreement governing similar priorities that is then in effect, in each case as determined by the Borrower in good faith or (b) in the event a “Market Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of the preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of such Market Intercreditor Agreement to the extent such agreement governs similar priorities.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) the material rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date (other than as part of the iStar Exchange or EAP Substitution) having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $12,500,000 as of the date of acquisition thereof (provided that the aggregate fair market value of all properties acquired after the Closing Date and so excluded on account of such dollar threshold (each determined at the time of such initial exclusion) shall not exceed $50,000,000).

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment and (e) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Merger Sub 1” has the meaning assigned to such term in the Preamble to this Agreement.

“Merger Sub 1 Merger” has the meaning assigned to such term in the Recitals to this Agreement.

“Merger Sub 2” has the meaning assigned to such term in the Preamble to this Agreement.

“Merger Sub 2 Merger” has the meaning assigned to such term in the Recitals to this Agreement.

“Mergers” or “Merger” means the Merger Sub 1 Merger and/or the Merger Sub 2 Merger, as the context may require.

“MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v).

“Minimum Equity Percentage” has the meaning assigned to such term in the Recitals to this Agreement.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Borrower and its Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) in respect of the Loan Parties or any of their respective subsidiaries, Affiliates or direct or indirect equityholders (i) any actual out-of-pocket costs and expenses incurred in connection with the adjustment, settlement or collection of any claims in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans, Indebtedness under any Second Lien Facility and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (with respect to any Loan Party or its subsidiaries, Affiliates or direct or indirect equity owners) (i) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans, Indebtedness under any Second Lien Facility and any other Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New Holdings” means the Person that shall, immediately following the consummation of a Holdings Reorganization Transaction in accordance with the provisions of the definition thereof, hold 100% of the Capital Stock of the Borrower.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Debt Fund Affiliate” means the Sponsor and any Affiliate of the Sponsor, other than any Debt Fund Affiliate.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.15(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under the jurisdiction in which such entity is organized to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any intangible, recording, filing or similar taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19). For the avoidance of doubt, Other Taxes do not include any Excluded Taxes.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date, (b) with respect to any Letters of Credit, the aggregate amount available to be drawn under such Letters of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letters of Credit or the issuance or expiry of any Letters of Credit, including as a result of any LC Disbursements and (c) with respect to any LC Disbursements on any date, the amount of the aggregate outstanding amount of such LC Disbursements on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Disbursements as of such date, including as a result of any reimbursements by the Borrower of unreimbursed LC Disbursements.

“Parent” means A-B Parent LLC, a Delaware limited liability company.

“Parent Company” means (a) Holdings and (b) any other Person or group of Persons that are Affiliates of the Sponsor (but in any event not any portfolio company of the Sponsor), of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability for, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party, (b) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, (d) the delivery to the Administrative Agent of any stock certificate or promissory note to the extent required to be delivered by the applicable Loan Documents and (e) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent or to enforce the rights of the Administrative Agent and the Secured Parties under the Loan Documents.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or a substantial portion of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product or facility) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary), in each case if (1) such Person is or becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys all or a substantial portion of its assets (or such division, business line, unit or product line or facility) to, or is liquidated into, the Borrower and/or any Restricted Subsidiary as a result of such transaction; provided that (i) the target Person, assets, business or division in respect of such acquisition is a business permitted under Section 5.16 and (ii) at the applicable time elected by the Borrower in accordance with Section 1.04(e), with respect to such acquisition, no Event of Default under Section 7.01(a), (f) or (g) shall be continuing.

“Permitted Earlier Maturity Indebtedness Exception” means, with respect to any Incremental Term Facility and any Incremental Equivalent Debt permitted to be incurred hereunder, that up to $20,000,000 aggregate principal amount of such Indebtedness outstanding at any time (the “Specified Debt”) may have a final maturity date that is earlier than, and a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to maturity of, the Indebtedness with respect to which the Specified Debt is otherwise required to have a later final maturity date or Weighted Average Life.

“Permitted Equity” has the meaning assigned to such term in the Recitals to this Agreement.

“Permitted Holders” means (a) the Investors, (b) the Shannon Holders and (c) any Person with which one or more Investors and/or the Shannon Holders form a “group” (within the meaning of Section 14(d) of the Exchange Act as in effect on the date hereof) so long as, in the case of this clause (c), the relevant Investors and /or the Shannon Holders collectively own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Immediate Family Member or transferee of any of the foregoing) of the Borrower (or any Parent Company or any subsidiary).

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Loan Parties shall comply with the Collateral and Guarantee Requirements and Section 5.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Preferred Capital Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(h).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including component definitions thereof) that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line), as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Borrower or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(b) any Expected Cost Savings as a result of any Cost Savings Initiative shall be calculated on a pro forma basis as though such Expected Costs Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(c) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(d) any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Borrower in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower, and

(e) the acquisition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the Disposition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

In the case of any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or Consolidated Total Assets for any event described above that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 5.01(b) for the Fiscal Year ended on or about June 30, 2017, any such calculation required to be made on a “Pro Forma Basis” shall use the consolidated financial statements of Holdings delivered to the Arrangers for the Fiscal Quarter ended April 2, 2017. Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purposes of Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Projections” means the projections of the Borrower and its Subsidiaries included in the Information Memorandum (or a supplement thereto).

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in each case, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Published LIBO Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing, (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) and (b) if such rate is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to the Administrative Agent by major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that if such rate as determined above is at any time negative, the Published LIBO Rate at such time shall instead be zero.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Receivables Facility” means any Receivables Facility that meets the following conditions: (a) the Borrower shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (b) all sales of Receivables Facility Assets and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (d) the obligations under such Receivables Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying IPO” means any transaction or series of related transactions that results in any of the common Capital Stock of Holdings, any Parent Company or the Borrower being publicly traded on any U.S. national securities exchange or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom or any country in the European Union.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) consolidated total cash interest expense of such Person and its Restricted Subsidiaries for such period, (i) including the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP) and (ii) excluding (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Transactions and agency and trustee fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (H) interest expense with respect to Indebtedness of any Parent Company of such Person appearing on the balance sheet of such Person solely by reason of push-down accounting under GAAP, (I) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (J) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions or any acquisition or Investment permitted hereunder and (K) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) cash interest income for such period. For purposes of this definition, (x) interest in respect of any Capital Lease shall be deemed to accrue at an interest rate determined by such Person in good faith to be the rate of interest implicit in such Capital Lease in accordance with GAAP and (y) for the avoidance of doubt, unless already included in the calculation of interest expense, interest expense shall be calculated after giving effect to any payments made or received under any Hedge Agreement or any other derivative instrument with respect to Indebtedness.

“Real Estate Asset” means, at any time of determination, all right, title and interest of any Loan Party in and to any and all parcels of or interests in real property owned, leased or subleased by a Loan Party (including, but not limited to, land, improvements and fixtures thereon) of such Loan Party.

“Receivables Facility” means any of one or more receivables financing facilities or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Borrower or any of the Restricted Subsidiaries sells or grants a security interest in its Receivables Facility Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Restricted Subsidiary or Receivables Subsidiary that in turn funds such purchase by selling or granting a security interest in its Receivables Facility Assets to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case, that constitutes a Qualified Receivables Facility.

“Receivables Facility Asset” means (a) any accounts receivable, revenue stream or other right of payment, real estate asset, mortgage receivable or related asset and (b) contract rights, lockbox accounts and records with respect to such assets customarily transferred therewith, in each case subject to a Receivables Facility.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any Receivables Facility Asset or participation interest therein issued or sold in connection with, and other fees and expenses paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Borrower or any subsidiary makes an Investment and to which the Borrower or any subsidiary transfers Receivables Facility Assets.

“Refinancing” has the meaning assigned to such term in Section 4.01(h).

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) Holdings and the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representation and Warranty Insurance Policy” means the representation and warranty insurance policy obtained by the Sponsor in connection with the Mergers.

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the optional prepayment (or mandatory prepayment pursuant to Section 2.11(b)(iii)), repayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans substantially concurrently with the incurrence by any Loan Party of any broadly syndicated term loans secured on a pari passu basis with the Initial Term Loans (including any first-lien secured Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield applicable to the Initial Term Loans; provided that the primary purpose (as determined by the Borrower in good faith) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, Qualifying IPO or Transformative Acquisition constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 3.70:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 3.70:1.00 and greater than 3.20:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 3.20:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay Subject Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment (after giving pro forma effect to such prepayment and to any other repayment or prepayment at or prior to the time such Excess Cash Flow prepayment is due).

“Required Lenders” means, at any time, Lenders having Loans or unused Revolving Credit Commitments or Additional Commitments representing more than 50% of the sum of the total Loans and such unused commitments at such time.

“Required Net Proceeds Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 3.70:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 3.70:1.00 and greater than 3.20:1.00, 50% and (c) if the First Lien Leverage Ratio is less than or equal to 3.20:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Net Proceeds or Net Insurance/Condemnation Proceeds that are required to be applied to prepay Subject Loans under Section 2.11(b)(ii) for any payment, the First Lien Leverage Ratio shall be determined on the date on which such proceeds are received by the applicable Borrower or Restricted Subsidiary (giving pro forma effect to the subject Dispositions and/or casualty events and the application of the relevant proceeds thereof).

“Required Revolving Lenders” means, at any time, Lenders having Initial Revolving Loans, Additional Revolving Loans, unused Initial Revolving Credit Commitments or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Initial Revolving Loans, Additional Revolving Loans and such unused Revolving Credit Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent (including, for the avoidance of doubt, by electronic means). Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of quarterly financial statements, the absence of footnotes.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt” means any Junior Indebtedness and any Junior Lien Indebtedness, in each case to the extent the outstanding principal amount thereof is equal to or greater than the Threshold Amount.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock (or in options, warrants or other rights to purchase such Qualified Capital Stock) to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding. The amount of any Restricted Payment (other than Cash) shall be the fair market value, as determined in good faith by the Borrower on the applicable date set forth in Section 1.04(e), of the assets or securities proposed to be transferred or issued by the Borrower pursuant to such Restricted Payment.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility and, if applicable, any Incremental Revolving Facility, any facility governing any Extended Revolving Credit Commitment or Extended Revolving Loans and any Replacement Revolving Facility.

“Revolving Facility Test Condition” means, as of any date of determination, without duplication, that the aggregate Outstanding Amount of (a) all Revolving Loans (including Swingline Loans) as of such date, (b) LC Disbursements as of such date that have not been reimbursed within three Business Days and (c) Letters of Credit (excluding (i) any Letter of Credit to the extent cash collateralized or back-stopped and (ii) other Letters of Credit (or any portion thereof) in an aggregate face amount up to $15,000,000 (with only such Letter of Credit amounts in excess of $15,000,000 being applied for purposes hereof)) exceeds an amount equal to 35% of the Total Revolving Credit Commitment.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender. Unless the context otherwise requires, the term “Revolving Lenders” shall include the Swingline Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State.

“Scheduled Consideration” has the meaning assigned to such term in Section 2.11(b)(i).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Lien Claimholders” has the meaning set forth in the Intercreditor Agreement.

“Second Lien Collateral Agent” has the meaning set forth in the Intercreditor Agreement.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Closing Date, among, inter alios, Holdings, the Borrower and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and the lenders from time to time party thereto.

“Second Lien Facility” means the credit facility governed by the Second Lien Credit Agreement and one or more debt facilities or other financing arrangements (including indentures) providing for loans, notes or other long-term indebtedness that replace or refinance such facility or other financing arrangement, including any such replacement or refinancing facility or indenture or other financing arrangement that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or facilities or other financing arrangement that replace or refinance such credit facility (or any subsequent replacement thereof), in each case to the extent permitted or not restricted by this Agreement.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Sections 9.03 and 9.10 and the Intercreditor Agreement and each other Acceptable Intercreditor Agreement as if it were a Lender.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Secured Leverage Ratio” is used in this Agreement, in each case for the Borrower and its Restricted Subsidiaries; provided that solely for purposes of calculating the Secured Leverage Ratio in connection with the incurrence of Incremental Equivalent Debt, clause (a) of this definition shall also include Consolidated Total Debt as of such date that is secured by a Lien on any non-Collateral assets of the Borrower or any Restricted Subsidiary.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date.

“Secured Parties” means (i) the Lenders, the Swingline Lender and each Issuing Bank, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Obligations, (iv) each provider of Banking Services to any Loan Party the obligations under which constitute Secured Obligations, (v) the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of assets subject to a Qualified Receivables Facility to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such seller.

“Security Agreement” means the First Lien Pledge and Security Agreement, substantially in the form of Exhibit J, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Series A Preferred Stock” means the shares of preferred stock of Holdings, designated as “Series A Preferred Stock”, having the terms set forth in the certificate of incorporation of the Target, as amended and restated in connection with the Merger Sub I Merger.

“Shannon Holders” means (i) Thomas Shannon, (ii) Cobalt Recreation LLC, (iii) any Immediate Family Member of Thomas Shannon, (iv) a trust, family-partnership or estate-planning vehicle or other legal entity substantially all the economic interests of which are held by or for the benefit of Thomas Shannon and/or any of his Immediate Family Members and (v) any other Affiliate of Thomas Shannon or any other Shannon Holder, including The Cobalt Group LLC.

“Shared Incremental Amount” means, as of any date of determination, (a) the greater of (i) $105,000,000 and (ii) 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (b) (i) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt originally incurred or issued in reliance on the Shared Incremental Amount outstanding on such date and (ii) the aggregate principal amount of “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the Second Lien Credit Agreement or any equivalent term under any documentation governing any Second Lien Facility) originally incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (e) of the definition of “Incremental Cap” hereunder or clause (e) of the definition of “Incremental Cap” (as defined in the Second Lien Credit Agreement or any equivalent term under any documentation governing any Second Lien Facility).

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.16 if the references to “Restricted Subsidiaries” in Section 5.16 were read to refer to such Person.

“SLB Property” means the real property interests (and Bowling Equipment and other tangible personal property located thereon) that are subject to the iStar Sale/Leaseback or the iStar Sale/Leaseback 2014.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations and warranties made by or on behalf of the Target, its subsidiaries or their respective businesses in the Acquisition Agreement which are material to the interests of the Lenders, but only to the extent that Merger Sub (or its applicable affiliate) has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i) (as it relates to Holdings and the Borrower), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i) (limited to the execution, delivery and performance of the Loan Documents, incurrence of the Indebtedness thereunder and the granting of Guarantees and Liens in respect thereof), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral, subject to the last sentence of Section 4.01), Section 3.16 and Sections 3.17(a)(ii) and (c).

“Sponsor” means Atairos Group, Inc. and the funds, partnerships, investment vehicles or other co-investment vehicles or other entities managed, advised or controlled by Atairos Group, Inc. or its Affiliates (but in any event excluding any portfolio company of any of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Loans” means, as of any date of determination, (a) Initial Term Loans and (b) any Additional Term Loans that are subject to ratable prepayment requirements in accordance with Section 2.11(b) on such date of repayment.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Savings Initiative and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” means (x) on the Closing Date, each subsidiary of the Borrower (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each subsidiary of the Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof. Notwithstanding the foregoing, the Borrower may from time to time, upon notice to the Administrative Agent (or in the case of a Foreign Subsidiary, the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed)), elect to cause any subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor hereunder (but shall have no obligation to do so), subject to the satisfaction of guarantee and collateral requirements consistent with the Collateral and Guarantee Requirements or otherwise reasonably acceptable to the Borrower and the Administrative Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations).

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be equal to its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPM, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Loan made pursuant to Section 2.04.

“Target” means Bowlmor AMF Corp., a Delaware corporation.

“Tax Group” has the meaning assigned to such term in Section 6.04(a)(xv).

“Taxes” means any and all present and future taxes (including “business activities” taxes), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means a Person with an Initial Term Loan Commitment or outstanding Initial Term Loan or an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 6.15(a), the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 5.01(a), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of Holdings and its consolidated subsidiaries are available.

“Threshold Amount” means $30,000,000.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement in each case for the Borrower and its Restricted Subsidiaries.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $50,000,000.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future infringements thereof; (d) all rights to sue for past, present and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Company and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the Acquisition, (c) the Equity Contribution, (d) the Refinancing, (e) the execution, delivery and performance of, including the incurrence of Indebtedness under, the Second Lien Credit Agreement and (f) the payment of the Transaction Costs.

“Transformative Acquisition” means any acquisition or Investment by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Credit Facilities, any Second Lien Facility and/or other permitted pari passu or junior secured Indebtedness (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Credit Facilities, any Second Lien Facility and/or any other permitted pari passu or junior secured Indebtedness), in each case as determined in accordance with GAAP.

“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 5.10 hereto or after the Closing Date pursuant to Section 5.10.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender, (b) such Lender’s LC Exposure at such time and (c) except for purposes of Section 2.12(a), such Lender’s Applicable Percentage of the aggregate Outstanding Amount of Swingline Loans.

“U.S.” or “United States” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Term Loan Borrowing”).

Section 1.03. Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice of such Person’s business industry or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by the Borrower and its Restricted Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for Cash in an amount not less than 95% of the face amount thereof). Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document, the Second Lien Credit Agreement and any Loan Document referred to therein) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.06 and 6.07, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition, as applicable, or portion thereof, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a) (in the case of Indebtedness incurred on the Closing Date) and (x)), 6.02 (other than Sections 6.02(a) and (t) (with respect to Section 6.01(x)), 6.04, 6.06 and 6.07 (each of the foregoing, a “Reclassifiable Item”), the Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred in reliance on Section 6.01(z) (in the case of Indebtedness and Liens) or any “ratio-based” basket (in the case of all other Reclassifiable Items), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of Section 6.01(z) or such “ratio-based” basket, as applicable (in each case, subject to any other applicable provision of Section 6.01(z) or such “ratio-based” basket, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment and/or Disposition need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment and/or Disposition under Sections 6.01, 6.02, 6.04, 6.06 or 6.07, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

Section 1.04. Accounting Terms; GAAP.

(a) (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof (including the conversion to IFRS as described below) is implemented after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Borrower elects or is required to report under IFRS, the Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby. Any consent required from the Administrative Agent or any Required Lender with respect to the foregoing shall not be unreasonably withheld, conditioned or delayed.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity). If the Borrower notifies the Administrative Agent that the Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided thereafter, the Borrower cannot elect to report under GAAP).

(b) Notwithstanding anything to the contrary herein, but subject to Sections 1.04(d), (e) and (g), all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating quarterly compliance with Section 6.15 and (y) calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Attributable Debt”, “Capital Lease” or “Capital Lease Obligation”, in the event of an accounting change or a change in the application of GAAP requiring all or certain leases to be capitalized or otherwise accounted for as liabilities on the balance sheet of the applicable Person, unless the Borrower elects otherwise, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases (including leases that are classified as “Financing Leases” for purposes of GAAP) in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. Notwithstanding anything contained in any Loan Document to the contrary, the leases relating to the iStar Sale/Leaseback, the iStar Sale/Leaseback 2014 and any Excluded Property Sale/Leaseback Transaction shall be deemed not to be and shall not otherwise be classified as a Capital Lease (and the obligations in respect thereof shall not be considered Indebtedness) for purposes of this Agreement and any other Loan Document.

(d) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or financial test (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets), subject to the succeeding clause (e), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or financial test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), if the terms of this Agreement require (i) compliance with any financial ratio or financial test (including, without limitation, Section 6.15(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Total Assets or Consolidated Adjusted EBITDA, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket, as a condition to (A) the consummation of any transaction (including in connection with any acquisition or similar Investment or the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, in each case in connection with a Limited Condition Transaction, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any acquisition or similar Investment or any Disposition and any transaction related thereto, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, Investment or Disposition or (y) the consummation of such acquisition, Investment or Disposition, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant acquisition, Restricted Payment and/or Restricted Debt Payment or other transaction on a Pro Forma Basis (including, in each case, giving effect to the relevant transaction, any relevant Indebtedness (including the intended use of proceeds thereof) and, at the election of the Borrower, giving pro forma effect to other prospective Limited Condition Transactions that are acquisitions or similar Investments for which definitive agreements have been executed, and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such financial ratio or test occurring after the time such election is made (but any subsequent improvement in the applicable financial ratio or test may be utilized by the Borrower or any Restricted Subsidiary). For the avoidance of doubt, if the Borrower shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then the Borrower shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Borrower’s election of such option. The provisions of this paragraph (e) shall also apply in respect of the incurrence of any Incremental Facility.

(f) [Reserved].

(g) Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, with respect to any amounts incurred under the Revolving Facility, any Additional Revolving Facility or any other permitted revolving facility or any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including Section 6.01(x) (as it relates to the incurrence of any “fixed” or similar amount incurred under any Second Lien Facility)) that does not require compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including Section 6.01(x) (as it relates to the incurrence of any “incurrence based” or similar amount incurred under any Second Lien Facility)) that requires compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (A) the incurrence of the Incurrence- Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (B) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Borrower elects otherwise, the Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrower prior to utilization of any amount under a Fixed Amount then available to the Borrower. For the avoidance of doubt, all Indebtedness substantially concurrently incurred will be included for purposes of calculating compliance with Sections 6.04(a)(xiii), 6.04(b)(vii) and 6.06(dd) (in each case, giving pro forma effect to the intended use of proceeds thereof).

(h) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(i) The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

(j) For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01.

(k) Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08. Currency Equivalents Generally.

(a) Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “relevant transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a relevant transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such relevant transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(e)); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating compliance with the Incremental Cap) on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with Section 6.15(a) if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.15(a) if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.15(a), the First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10. Alternative Currencies.

(a) The Borrower may from time to time request that LIBO Rate Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of LIBO Rate Revolving Loans, such request shall be subject to the approval of the Revolving Lenders of the applicable Class that will provide such Loans, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the applicable Issuing Banks, in each case as set forth in Section 9.02(b)(ii)(E).

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the requested date of the making of such Revolving Loan or issuance of such Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to LIBO Rate Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuings Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to LIBO Rate Revolving Loans) or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of LIBO Rate Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit LIBO Rate Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the applicable Revolving Lenders consent to making LIBO Rate Revolving Loans or issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and the Borrower and the Revolving Lenders shall amend this Agreement and the other Loan Documents as necessary to accommodate such Borrowings and/or Letters of Credit (as applicable), in accordance with Section 9.02(b)(ii)(E). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE 2 THE CREDITS

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment and (ii) each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to the Borrower in Dollars at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Revolving Lender’s Initial Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such LIBO Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

Section 2.03. Requests for Borrowings. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent (provided that notices in respect of any Borrowings (x) to be made on the Closing Date may be conditioned on the closing of the Acquisition and (y) to be made in connection with any acquisition, Investment or irrevocable repayment, redemption or refinancing of Indebtedness may be conditioned on the closing of such acquisition, Investment or irrevocable repayment, redemption or refinancing of such Indebtedness). Each such notice must be in writing or by telephone (and promptly confirmed in writing) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 12:00 p.m. (i) three Business Days prior to the requested day of any Borrowing of, conversion to or continuation of LIBO Rate Loans (or 12:00 p.m. one Business Day in the case of any Borrowing of LIBO Rate Loans to be made on the Closing Date) and (ii) on the requested date of any Borrowing of or conversion to ABR Loans (other than Swingline Loans) (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation (or such later time as is acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders. Each written notice (or confirmation of telephonic notice) with respect to a Borrowing by the Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the Class of such Borrowing;

(b) the aggregate amount of the requested Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(e) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f) the location and number of the Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any LIBO Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed $10,000,000; provided that (x) the Swingline Lender shall not be required to make any Swingline Loan to refinance an outstanding Swingline Loan and (y) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing, a Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by facsimile), not later than 2:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower on the same Business Day by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m. on any Business Day require the Revolving Lenders to acquire participations on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in any Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrower of any default in the payment thereof.

(c) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

Section 2.05. Letters of Credit.

(a) General.

(i) Subject to the terms and conditions set forth herein, (ii) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Initial Revolving Credit Maturity Date, upon the request of the Borrower, to issue Letters of Credit issued on sight basis only for the account of the Borrower (or any Restricted Subsidiary; provided that the Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (iii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d). Notwithstanding anything to the contrary contained in this Agreement, no Issuing Bank shall be required to issue Commercial Letters of Credit without its consent.

(ii) No Issuing Bank shall have an obligation to issue any Letter of Credit if (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (y) customary “know your customer” requirements of such Issuing Bank with respect to the beneficiary of such Letter of Credit would be violated or (z) any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit K attached hereto. To request an amendment, extension or renewal of a Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the Borrower shall submit such a request to the applicable Issuing Bank selected by the Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information as shall be necessary to issue, amend, extend or renew such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with the applicable Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal, (A) the sum of (x) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans plus (y) the aggregate amount of all LC Exposures would not exceed the Total Revolving Credit Commitment and (B) the LC Exposure does not exceed the Letter of Credit Sublimit (unless otherwise increased). In addition, no Issuing Bank shall be required to issue, amend, extend or renew any Letter of Credit if the terms of such Letter of Credit extend beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class unless (1) the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date, (2) all Revolving Lenders and such Issuing Bank shall have consented to such expiry date or (3) 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is issued, amended, extended or renewed beyond such date. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender, the Administrative Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment.

(c) Expiration Date.

(i) Except as set forth in Section 2.05(b) (above), no Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Standby Letter of Credit (or such later date to which the relevant Issuing Bank may agree) and (B) the Latest Revolving Loan Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(ii) Except as set forth in Section 2.05(b) (above), no Commercial Letter of Credit shall expire later than the earlier to occur of (A) one year after the issuance thereof (or such later date to which the relevant Issuing Bank may agree) and (B) the Latest Revolving Loan Maturity Date; provided that any Commercial Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. on the second Business Day immediately following the date on which the Borrower receives notice under paragraph (g) of this Section of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the third Business Day immediately following the date on which the Borrower receives such notice); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Loan or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Revolving Loans that are ABR Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank or Addition of New Issuing Banks.

Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrower and the successor Issuing Bank at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit after such replacement. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(j) Cash Collateralization.

(i) If any Event of Default exists and the Revolving Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day that the Borrower receives notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, the Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

(k) Existing Letters of Credit. Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without need for any further action by the Borrower or any other Person.

Section 2.06. [Reserved].

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08. Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election either in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) or by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a LIBO Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall terminate unless otherwise provided in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment and (iv) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

(b) Upon delivering the notice required by Section 2.09(c), the Borrower may at any time terminate or from time to time reduce the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to such termination or reduction, as applicable, and any concurrent prepayment of Revolving Loans and Swingline Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Class or Classes of Revolving Credit Commitments under paragraph (b) of this Section (as selected by the Borrower) not later than 11:00 a.m. on or prior to the effective date of such termination or reduction (or at least, not later than 11:00 a.m., three Business Days prior to the effective date of such termination or reduction in the case of a termination or reduction involving a prepayment of LIBO Rate Borrowings (or such later date to which the Administrative Agent may agree)), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class or Classes of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans to the Administrative Agent for the account of each applicable Term Lender (i) commencing September 29, 2017, on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.22(a)) and (ii) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans pursuant to Section 2.22(a)).

(b) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Initial Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the 10th Business Day following the incurrence of such Swingline Loan and (y) the Initial Revolving Credit Maturity Date. On the Initial Revolving Credit Maturity Date, the Borrower shall (A) cancel and return all outstanding Letters of Credit (or alternatively, with respect to any outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably acceptable to the relevant Issuing Bank, a backup standby letter of credit) equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) as of such date) and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Bank and each Lender’s share or the Issuing Bank’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Borrower in its sole discretion) in whole or in part without premium or penalty (but subject to (A) in the case of Initial Term Loans only, Section 2.12(f) and (B) if applicable, Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class or any Borrowing of Swingline Loans, including any Additional Revolving Loans, in whole or in part without premium or penalty (but subject to Section 2.16). Prepayments made pursuant to this Section 2.11(a)(ii), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans, including any Additional Revolving Loans of the relevant Class.

(iii) The Borrower shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed in writing) of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a LIBO Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, (B) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m. on the date of prepayment or (C) in the case of a prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later date or time to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c) or such lesser amount that is then outstanding with respect to such Borrowing being repaid. Each prepayment of Term Loans shall be applied to the Class of Term Loans as determined by the Borrower and specified in the applicable prepayment notice, and each prepayment of Term Loans of such Class made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on or about June 30, 2018, the Borrower shall prepay Subject Loans in accordance with clause (vi) below in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then most recently ended (this clause (A), the “Base ECF Prepayment Amount”), minus (B) at the option of the Borrower, to the extent occurring during such Excess Cash Flow Period (or occurring after such Excess Cash Flow Period and prior to the date of the applicable Excess Cash Flow payment), and without duplication (including duplication of any amounts deducted in any prior Excess Cash Flow Period), the following (collectively, the “ECF Deductions”):

(1) the aggregate principal amount of any Initial Term Loans, Additional Term Loans, Revolving Loans or Additional Revolving Loans prepaid pursuant to Section 2.11(a);

(2) (x) the aggregate principal amount of any Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, voluntarily prepaid, repurchased, redeemed or otherwise retired and (y) the aggregate principal amount of any loans under any Second Lien Facility (including any Incremental Loans and Additional Loans (as defined in the Second Lien Credit Agreement or any other document governing any Second Lien Facility)) prepaid pursuant to Section 2.11(a) of the Second Lien Credit Agreement (or equivalent provision under any other document governing any Second Lien Facility) (to the extent the relevant voluntary prepayments are permitted by the terms of this Agreement) and the aggregate principal amount of Incremental Equivalent Debt and/or Replacement Debt (as defined in the Second Lien Credit Agreement or any other document governing any Second Lien Facility) secured on a pari passu basis with the Second Lien Facility voluntarily prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired);

(3) (1) the amount of any reduction in the outstanding amount of any Initial Term Loans, Additional Term Loans, Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, resulting from any purchase or assignment made in accordance with Section 9.05(g) of this Agreement (including in connection with any Dutch Auction) (with respect to Initial Term Loans and/or Additional Term Loans) and any equivalent provisions with respect to any Incremental Equivalent Debt, Replacement Debt and/or such other Indebtedness and/or (2) to the extent permitted by the terms of this Agreement, the amount of any reduction in the outstanding amount of any loans under the Second Lien Facility and/or any “Incremental Equivalent Debt”, “Replacement Debt” and/or other Indebtedness permitted to be incurred thereunder to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Second Lien Facility (including any reduction resulting from any purchase or assignment made in accordance with Section 9.05(g) of the Second Lien Credit Agreement (or equivalent provision under any other document governing any Second Lien Facility) (including in connection with any Dutch Auction (as defined in the Second Lien Credit Agreement or any other document governing any Second Lien Facility)) and any equivalent provisions with respect to any such “Incremental Equivalent Debt”, “Replacement Debt” and/or such other Indebtedness;

(4) all Cash payments in respect of Capital Expenditures as would be reported in the Borrower’s consolidated statement of cash flows and all Cash payments made to acquire IP Rights;

(5) Cash payments by the Borrower and its Restricted Subsidiaries made (or committed) in respect of long-term liabilities (including for purposes of clarity, the current portion of such long-term liabilities) of the Borrower and its Restricted Subsidiaries other than Indebtedness, except to the extent such Cash payments were deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA for such period;

(6) Cash payments in respect of any Investment (including acquisitions) permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments (x) in Cash or Cash Equivalents or (y) in the Borrower or any Loan Party) and/or any Restricted Payment permitted by Section 6.04(a) or otherwise consented to by the Required Lenders;

(7) the aggregate consideration (i) required to be paid in Cash by the Borrower or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Capital Expenditures, acquisitions or other Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders and/or Restricted Payments described in clause (6) above and/or (ii) otherwise committed or budgeted to be made in connection with Capital Expenditures, acquisitions or Investments and/or Restricted Payments described in clause (6) above (clauses (i) and (ii) of this clause (7), the “Scheduled Consideration”) (other than Investments in (x) Cash and Cash Equivalents or (y) the Borrower or any Loan Party) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions, Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters;

(8) Cash expenditures in respect of any Hedge Agreement during such period to the extent (A) not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA and (B) not financed with long-term funded Indebtedness (other than revolving Indebtedness); and

(9) the aggregate amount of expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash (including any expenditure for the payment of fees or other Charges (or any amortization thereof for such period) in connection with any Disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction, amendment or modification of any debt instrument, including this Agreement, and including, in each case, any such transaction consummated prior to, on or after the Closing Date, and Charges incurred in connection therewith, whether or not such transaction was successful), in each case to the extent that such expenditures were

(A) not expensed and (B) not financed with long-term funded Indebtedness (other than revolving Indebtedness);

in the case of each of clauses (1)-(9), (I) excluding any such payments, prepayments and expenditures made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year, (II) in the case of any prepayment of Revolving Loans and/or Additional Revolving Loans, to the extent accompanied by a permanent reduction in the relevant commitment, (III) to the extent that such payments, prepayments and expenditures were not financed with the proceeds of other long-term funded Indebtedness (other than revolving Indebtedness) of the Borrower or its Restricted Subsidiaries and (IV) in each case under clause (3) above, based upon the actual amount of cash paid in connection with any relevant purchase or assignment; provided that no prepayment under this Section 2.11(b)(i) shall be required unless the principal amount of Subject Loans required to be prepaid exceeds $2,500,000 (and, in such case, only such amount in excess of $2,500,000 shall be required to be prepaid); provided, further, that if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is also required to prepay, repurchase or offer to prepay or repurchase any Indebtedness that is secured on a pari passu basis (without regard to the control of remedies) with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid or repurchased or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; it being understood that (1) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Subject Loans in accordance with the terms hereof and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of (x) $10,000,000 in any single transaction or series of related transactions and (y) $15,000,000 in any Fiscal Year, the Borrower shall apply an amount equal to the Required Net Proceeds Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Subject Loans in accordance with clause (vi) below; provided that (A) if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in assets used or useful in the business of the Borrower or any of its subsidiaries (including permitted acquisitions or other Investments, but excluding Cash or Cash Equivalents), then the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 18 months following receipt thereof, or (y) the Borrower or any of its subsidiaries has contractually committed to so reinvest the Subject Proceeds during such 18-month period and the Subject Proceeds are so reinvested within six months after the expiration of such 18-month period; provided, however, that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding principal amount of Subject Loans with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (B) if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to repay or repurchase (or offer to repay or repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(iii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans in accordance with the requirements of Section 9.02(c)), the Borrower shall, substantially simultaneously with (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Initial Term Loans in accordance with clause (vi) below.

(iv) Notwithstanding anything in this Section 2.11(b) to the contrary, (A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i), (ii) or (iii) above to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary, the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary or the relevant Indebtedness is incurred by any Foreign Subsidiary (except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred by any Foreign Subsidiary to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c)), as the case may be, for so long as the Borrower determines in good faith that the repatriation to the Borrower of any such amount would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant to Section 2.11(b)(i), (ii) or (iii) above) under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of proceeds from the respective incurrence of Indebtedness, the Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if the repatriation of the relevant affected Excess Cash Flow, Subject Proceeds or Indebtedness proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of Net Proceeds in respect of any such Indebtedness, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, and the repatriated Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow, such Subject Proceeds or such Net Proceeds in respect of Indebtedness, as a result thereof, in each case by any Loan Party, such Loan Party’s subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) to the repayment of the Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv), (B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Joint Venture or the relevant Subject Proceeds or Net Proceeds in respect of Indebtedness are received by any Joint Venture for so long as the Borrower determines in good faith that the distribution to the Borrower of such Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness would be prohibited under the Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of Net Proceeds in respect of any such Indebtedness, the relevant Joint Venture will promptly distribute the relevant Excess Cash Flow, the relevant Subject Proceeds or the relevant Net Proceeds in respect of Indebtedness, as the case may be, and the distributed Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)) and (C) if the Borrower determines in good faith that the repatriation to the Borrower of any amounts required to mandatorily prepay the Initial Term Loans and Additional Term Loans pursuant to Sections 2.11(b)(i), (ii) or (iii) above would result in material and adverse tax consequences, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Borrower in good faith, the amount the Borrower shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i), (ii) or (iii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of any Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds, the receipt of Net Proceeds in respect of any such Indebtedness or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness, as applicable, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the Initial Term Loans and Additional Term Loans pursuant to Section 2.11(b) as otherwise required above (without regard to this clause (iv));

(v) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Initial Term Loans and Additional Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by the Borrower and used for any legal purpose permitted (or not prohibited) hereunder, including to increase the Available Amount; provided, further, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Term Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(z). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Loans and Additional Term Loans.

(vi) Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment constituting (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(z) shall, in each case be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Initial Term Loans and Additional Term Loans, all accepted prepayments under Section 2.11(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Loans and Additional Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of the Initial Term Loans and Additional Term Loans in direct order of maturity), and (C) each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages. The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Initial Term Loans and Additional Term Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or LIBO Rate Loans; provided that the amount thereof shall be applied first to ABR Loans to the full extent thereof before application to the LIBO Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16. Any prepayment of Initial Term Loans made on or prior to the date that is twelve months after the Closing Date pursuant to Section 2.11(b)(iii) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.12(f).

(vii) In the event that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Aggregate Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Total Revolving Credit Commitment then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepayment of Revolving Loans or Swingline Loans or (B) with respect to the excess LC Exposure, deposit of Cash in the LC Collateral Account or “backstopping” or replacement of the relevant Letters of Credit, in each case, in an amount equal to 100% of such excess LC Exposure (minus the amount then on deposit in the LC Collateral Account).

(viii) At the time of each prepayment required under Section 2.11(b)(i), (ii) or (iii), the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.13. All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16 and, except as set forth in the last sentence of clause (vi) above, shall otherwise be without premium or penalty.

Section 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitment of such Class on the average daily amount of the Unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitments of such Class terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended (commencing on September 30, 2017, but in the case of the payment made on September 30, 2017, for the period from the Closing Date to such date) and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the commitment fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans on the daily face amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure related to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (including any such Letter of Credit Exposure that may exist following the termination of such Revolving Credit Commitments) and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to but excluding the last Business Day of each March, June, September and December shall be payable in arrears for the quarterly period then ended (or, in the case of the payment made on September 30, 2017, for the period from the Closing Date to such date) on the last Business Day of such calendar quarter; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c) [Reserved].

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent in writing.

(e) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f) In the event that, on or prior to the date that is twelve months after the Closing Date, the Borrower (x) prepays, repays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction) or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is twelve months after the Closing Date, all or any portion of the Initial Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(g) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13. Interest.

(a) The Term Loans and Revolving Loans comprising each ABR Borrowing (including Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans and Revolving Loans comprising each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Reserved].

(d) Notwithstanding the foregoing, during the existence and continuance of any Event of Default under Section 7.01(a), if any principal of or interest on any Initial Term Loan or Revolving Loan, any LC Disbursement or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Initial Term Loan, Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Initial Term Loan, Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.05(h) or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(d) to any Defaulting Lender so long as such Lender is a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(e) Accrued interest on each Initial Term Loan, Revolving Loan or Swingline Loan shall be payable in arrears on each Interest Payment Date for such Initial Term Loan, Revolving Loan or Swingline Loan and on the Maturity Date applicable to such Loan or upon the termination of the Revolving Credit Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Initial Term Loan or Revolving Loan (other than a prepayment of an ABR Revolving Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Initial Term Loan or Revolving Loan shall be payable on the effective date of such conversion. Accrued interest for any Class of Additional Revolving Loans or Additional Term Loans shall be payable as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day; provided further that, in the case of any ABR Loan, interest shall accrue through and including the last day of the month preceding the applicable Interest Payment Date.

Section 2.14. Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15. Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or Issuing Bank; or

(ii) imposes on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any LIBO Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except that this provision shall not apply to any Taxes, which shall be dealt with exclusively pursuant to Section 2.17); provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth in reasonable detail the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of a LIBO Rate Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers , which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender and each Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, such Lender or Issuing Bank, as applicable, on or with respect to any payment by or any payment on account of any obligation of any Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however that the Loan Parties shall not be obligated to indemnify the Administrative Agent or such Lender or such Issuing Bank with respect to any penalties resulting from any action or inaction of the Administrative Agent or such Lender or Issuing Bank; and provided further, that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender or Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender or Issuing Bank, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender, Issuing Bank or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower (i) setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability and (ii) certifying that it is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes on or with respect to any payment under any Loan Document that is attributable to such Lender or Issuing Bank (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s or Issuing Bank’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed original copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed original copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed original copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent any Foreign Lender is not the beneficial owner, executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such partner;

(C) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If the Administrative Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, any Lender or Issuing Bank be required to pay any amount to any Loan Party pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent, Lender or Issuing Bank in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender or Issuing Bank would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) The Administrative Agent shall deliver to Borrower, on or before the date on which it becomes the Administrative Agent hereunder, either (i) a duly executed original IRS Form W-9 (or any applicable successor form) certifying that the Administrative Agent is not subject to backup withholding, or (ii) (A) a duly completed executed original IRS Form W-8ECI to establish that the Administrative Agent is not subject to withholding Taxes under the Internal Revenue Code with respect to any amounts payable for the account of the Administrative Agent under any of the Loan Documents and (B) a duly executed original IRS Form W-8IMY (or applicable successor form) certifying that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding Tax purposes with respect to payments received by it from the Borrower for the account of others under the Loan Documents. The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence. The Administrative Agent shall also, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, provide the Borrower such documentation as prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its FATCA obligations, to determine whether the Administrative Agent has or has not complied with its FATCA obligations, and to determine the amount, if any, to deduct and withhold from a payment to the Administrative Agent.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m.) on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. Except as set forth in any amendment entered into pursuant to Section 9.02(b)(ii)(E) with respect to the making of Revolving Loans or Letters of Credit denominated in a currency other than Dollars, all payments (including accrued interest) hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent at any time when an Event of Default exists, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to the Swingline Lender or any Issuing Bank from the Borrower constituting Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fourth, as provided for under the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement, and fifth, to the Borrower or as the Borrower shall direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, or the Borrower is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, (ii) the Borrower is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Credit Facilities or Additional Credit Facilities as the Borrower may elect or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(f), the Borrower shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(f).

Section 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Published LIBO Rate, or to determine or charge interest rates based upon the Published LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans in Dollars or to convert ABR Loans to LIBO Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Published LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s LIBO Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Published LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Published LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Published LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Commitments, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent or the Borrower, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any Swingline Loans or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loans and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Section 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or any Borrower hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the Borrower in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) or participations in Revolving Loans as the Administrative Agent shall determine as are necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22. Incremental Credit Extensions.

(a) The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new tranches of term facilities and/or increase the principal amount of the Initial Term Loans or any Additional Term Loans by requesting new term loan commitments to be added to such Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new tranches of revolving commitments and/or increase the Total Revolving Credit Commitment or any Additional Revolving Credit Commitment (any such new tranche or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i) no Incremental Commitment may be less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii) except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv) any such Incremental Revolving Facility shall either (A) be subject to the same terms and conditions as any then-existing Revolving Facility (and be deemed added to, and made a part of, such Revolving Facility) (it being understood that, if required to consummate an Incremental Revolving Facility, the Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all lenders under such Revolving Facility, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Lenders) or (B) mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Credit Maturity Date and all other material terms (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions and immaterial terms, which shall be determined by the Borrower) shall be substantially consistent with the Initial Revolving Loans or shall be reasonably satisfactory to the Administrative Agent; provided, that if any financial maintenance covenant is added to any such Incremental Revolving Facility and such financial maintenance covenant is more favorable to the lenders under such Incremental Revolving Facility than the Financial Covenant, either (x) such financial maintenance covenant shall only be applicable after the applicable Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any such financial maintenance covenant) (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other provision is (1) also added for the benefit of any then-existing Revolving Facility or (2) only applicable after the applicable Latest Revolving Loan Maturity Date),

(v) the Effective Yield (and the components thereof) applicable to any Incremental Facility may be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided that, in the case of any broadly-syndicated Dollar denominated Incremental Term Facility that is (x) originally incurred in reliance on clause (a) or clause (e) of the definition of “Incremental Cap” (but not any reclassification pursuant to clause (3) of the proviso therein) and (y) scheduled to mature prior to the date that is one year after the Initial Term Loan Maturity Date, the Effective Yield applicable thereto may not be more than 0.50% higher than the Effective Yield applicable to the Initial Term Loans unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or LIBO Rate floor) with respect to the Initial Term Loans is adjusted such that the Effective Yield on the Initial Term Loans is not more than 0.50% per annum less than the Effective Yield with respect to such Incremental Facility (this proviso, the “MFN Provision”); provided, further, that any increase in Effective Yield applicable to any Initial Term Loan due to the application or imposition of an Alternate Base Rate floor or LIBO Rate floor on any Incremental Term Loan may, at the election of the Borrower, be effected through an increase in the Alternate Base Rate floor or LIBO Rate floor applicable to such Initial Term Loans or an increase in the interest rate margin applicable to such Incremental Loans; provided further that the MFN Provision shall not apply to Incremental Term Facilities having an aggregate principal amount not exceeding $20,000,000 (as selected by the Borrower),

(vi) the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Initial Term Loan Maturity Date at the time of the incurrence thereof; provided, that the foregoing limitation shall not apply to (i) customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (vi) and (ii) the Permitted Earlier Maturity Indebtedness Exception (to the extent designated by the Borrower),

(vii) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans; provided, that the foregoing limitation shall not apply to (i) customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (vii) or (ii) Permitted Earlier Maturity Indebtedness Exception (to the extent designated by the Borrower),

(viii) subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Term Facility,

(ix) subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x) (A) each Incremental Facility shall rank pari passu with the Initial Term Loans (in the case of any Incremental Term Facility) and pari passu with the Initial Revolving Loans (in the case of Incremental Revolving Loans), in each case in right of payment and security and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral,

(xi) any Incremental Term Facility may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b),

(xii) no Event of Default under Section 7.01(a), (f) or (g) shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility (except in connection with any acquisition or other Investment or irrevocable notice of repayment or redemption of Indebtedness, where no such Event of Default shall exist at the time as elected by the Borrower pursuant to Section 1.04(e)),

(xiii) except as otherwise required or permitted in clauses (v) through (xi) above, all other terms of any Incremental Term Facility shall be as agreed between the Borrower and the lenders providing such Incremental Term Facility,

(xiv) the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the Borrower and its subsidiaries (including permitted Restricted Payments, Investments, Permitted Acquisitions, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents), and

(xv) on the date of the making of any Incremental Term Loans that will be added to any Class of Initial Term Loans or Additional Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Initial Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Lender will participate proportionately in each then outstanding borrowing of Initial Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class.

(b) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other Eligible Assignee being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and any Issuing Bank) shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided; further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment.

(c) Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iv) upon its request, the Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans, and

(B) to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(e) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i) if such Incremental Revolving Facility is implemented by increasing the amount of then-existing Total Revolving Credit Commitments (rather than by establishing a new Class of Revolving Loans), (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii) if such Incremental Revolving Facility is implemented pursuant to a request to add one or more new tranches of revolving commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the existing Revolving Facilities and such Incremental Revolving Facility, (B) repayments required upon the Maturity Date of the then-existing Revolving Facility and such Incremental Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility Commitments shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Facility, (2) all swingline loans and/or letters of credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such Incremental Revolving Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Facility, except that the Borrower shall be permitted to permanently repay and terminate commitments under such Incremental Revolving Facility on a greater than pro rata basis as compared with any other revolving facility with a later Maturity Date than such revolving facility.

(f) Effective on the date of effectiveness of each Incremental Revolving Facility, the maximum amount of LC Exposure and/or Swingline Loans, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the Borrower and the relevant Issuing Bank and/or the Swingline Lender, as applicable.

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments increased or extended pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.

(h) To the extent the provisions of clause (a)(xv) above require that Term Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding borrowings of LIBO Rate Loans of the respective Class of Initial Term Loans or Additional Term Loans, as applicable, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBO Rate Loans of the respective Class and which will end on the last day of such Interest Period).

(i) Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of Specified Representations as conformed for such acquisition or other Investment).

(j) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23. Extensions of Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, so long as the following terms are satisfied:

(i) except as to (x) interest rates, fees and final maturity (which shall, subject to the succeeding clause (iii)(y), be determined by the Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Credit Commitments (and related outstandings) provided hereunder; provided that to the extent any non-extended portion of the Revolving Facility or any Additional Revolving Facility then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the Maturity Date of such revolving facilities and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the Revolving Facility or the relevant Additional Revolving Facility, as applicable, (2) all swingline loans and/or letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Loans with respect to, and termination of commitments under, any such Extended Revolving Credit Commitment after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the Revolving Facility and/or any Additional Revolving Facility, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such revolving facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility and (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii)(x), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Term Loans that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms as the tranche of Term Loans subject to the relevant Extension Offer;

(iii) (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans or any other Extended Term Loans extended thereby;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Borrower and the Lenders providing such Extended Term Loans;

(vi) any Extended Term Loans may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with proceeds of Indebtedness refinancing such Extended Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b);

(vii) if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) held by Lenders that have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower in its sole discretion) of Loans or commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof), (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended and (C) with respect to any Extension of the Revolving Credit Commitments, the consent of the Swingline Lender to the extent the swingline facility is to be extended (in each case which consent shall not be unreasonably withheld or delayed). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01 or Section 4.02, as applicable, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.06, 3.07, 3.08, 3.09, 3.12, 3.13, 3.14, 3.16 and 3.17) and the Borrower hereby represent and warrant to the Lenders that:

Section 3.01. Organization; Powers. Each of Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a)(i) and (b), in each case with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) the Second Lien Credit Agreement or (ii) any other material Contractual Obligation in respect of Indebtedness having an aggregate principal amount exceeding the Threshold Amount to which such Loan Party is a party which, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (w) except as otherwise expressly noted therein, (x) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end audit adjustments and (y) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Properties.

(a) [Reserved.]

(b) The Borrower and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets, free and clear of all Liens except for Permitted Liens and have good title to their personal property and assets, in each case material to the business, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower and each of its Restricted Subsidiaries own or otherwise have a license or right to use all Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software), domain names, trade secrets and all other intellectual property rights (“IP Rights”) necessary to the conduct of the businesses of the Borrower and its Restricted Subsidiaries as presently conducted, and, to the knowledge of the Borrower, such IP Rights do not infringe or misappropriate the IP Rights of any third party, except to the extent such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. Except as set forth on Schedule 3.06:

(a) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b) except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings, the Borrower nor any of its Restricted Subsidiaries has received written notice of any claim with respect to any Environmental Liability, knows of any basis for any Environmental Liability or, to the knowledge of the Borrower, has become subject to any Environmental Liability and (ii) neither Holdings, the Borrower nor any of its Restricted Subsidiaries is in violation of any Environmental Law or has not obtained, maintained, or complied with any permit, license or other approval required under any Environmental Law; and

(c) neither Holdings, the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported, Released or disposed of any Hazardous Material at or from any currently or formerly owned, leased or operated real estate or facility nor, to the knowledge of the Borrower, has any Hazardous Material been Released from any third-party location relating to the Borrower’s or any of its Restricted Subsidiaries’ businesses, in each case in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. Each of Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that this Section 3.07 shall not apply to any law specifically referenced in Section 3.17.

Section 3.08. Investment Company Status. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09. Taxes. Each of Holdings, the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA.

(a) Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a) As of the Closing Date, to the knowledge of the Borrower, all written factual information (other than the Projections, the model delivered by the Sponsor to the Arrangers on June 4, 2017, other forward-looking or projected information, pro forma information and information of a general economic or general industry nature (including any reports or memos prepared by third party consultants)) concerning Holdings, the Borrower and its Restricted Subsidiaries and the Transactions and that was included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or the Sponsor or their respective representatives and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

Section 3.13. Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary and (b) the type of entity of Holdings and each of its subsidiaries.

Section 3.14. Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements, the provisions, limitations and/or exceptions set forth in this Agreement and/or the other relevant Loan Documents (including the Intercreditor Agreement or any other Acceptable Intercreditor Agreement), the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any Requirement of Law, (C) on the Closing Date and until required pursuant to Section 5.12 or the last paragraph of Section 4.01, as applicable, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to the final paragraph of Section 4.01 or (D) any Excluded Asset.

Section 3.15. Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U and X.

Section 3.17. Sanctions and Anti-Corruption Laws.

(a) (i) None of Holdings, the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or controlled Affiliate of any of the foregoing is a Sanctioned Person; and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Sanctioned Person, for the purpose of financing the activities of any Sanctioned Person, or in any Sanctioned Country, or in any other matter, in each case, that would result in a violation by any Person party to this Agreement of Sanctions.

(b) Each Loan Party is in compliance with applicable Sanctions in all material respects.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other person or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption law.

ARTICLE 4 CONDITIONS

Section 4.01. Closing Date. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) the Loan Guaranty, (D) the Intercreditor Agreement and (E) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Lenders and each Issuing Bank on the Closing Date, a customary written opinion of (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel for Holdings, the Borrower and the Subsidiary Guarantors, (ii) DLA Piper LLP in its capacity as special Delaware counsel for Holdings, the Borrower and the Subsidiary Guarantors and (iii) DLA Piper LLP in its capacity as special Virginia counsel for Holdings, the Borrower and the Subsidiary Guarantors.

(c) Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received, (i) (x) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity of the Target and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 110 days prior to the Closing Date and (y) an unaudited consolidated balance sheet of the Target and its consolidated subsidiaries as at the end of, and related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Target and its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were delivered pursuant to the preceding clause (x) and ended at least 46 days before the Closing Date (in the case of this clause (y), without footnotes) and (ii) a unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income or operations of the Target as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 46 days (or 110 days, in case such four-fiscal quarter period is the end of the Target’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income or operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, (formerly SFAS 141R)) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower). The Administrative Agent hereby acknowledges receipt of the financial statements referred to (i) in clause (i)(x) above in respect of the fiscal years ended July 29, 2014, June 28, 2015 and July 3, 2016, (ii) in clause (i)(y) above in respect of the fiscal quarters ended October 2, 2016, January 1, 2017 and April 2, 2017 and (iii) in clause (ii) above in respect of the pro forma financial statements.

(d) Closing Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings and issuance of Promissory Notes (if any) hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii) a good standing (or equivalent) certificate (if applicable) as of a recent date for such Loan Party from the relevant authority of its jurisdiction of organization.

(e) Representations and Warranties. (i) The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date solely to the extent required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel for the Administrative Agent that are payable under the Commitment Letter entered into between the Arrangers and the Borrower with respect to the Credit Facilities), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans or may be paid from the proceeds of the Initial Loans.

(g) [Reserved.]

(h) Refinancing. Prior to or substantially concurrently with the initial funding of the Loans hereunder, including by use of proceeds thereof, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination of the Existing Credit Facilities and (y) the Existing Letters of Credit, all of which, on the Closing Date will be deemed to be Letters of Credit issued hereunder) under the First Lien Credit Agreement dated as of September 19, 2016 and the Second Lien Credit Agreement dated as of September 19, 2016 (in each case, as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Facilities”), will be repaid in full and all commitments to extend credit under the Existing Credit Facilities will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (the “Refinancing”).

(i) Equity Contribution. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Equity Contribution shall have been made substantially in the manner and at least in the amount set forth in the definition of Equity Contribution contained herein (to the extent not otherwise applied to the Transactions).

(j) Solvency. The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit M from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Target certifying as to the matters set forth therein (or, at the option of Holdings, a third party opinion as to the solvency of the Target and its subsidiaries on a consolidated basis in form and substance reasonably satisfactory to the Lead Arrangers issued by a nationally recognized firm reasonably acceptable to the Lead Arrangers).

(k) Perfection Certificate. Subject to the last paragraph of this Section 4.01, the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(l) Pledged Stock; Stock Powers; Pledged Notes. Subject to the last paragraph of this Section 4.01, the Administrative Agent (or its bailee) shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each Material Debt Instrument (if any) required to be pledged pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m) Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(n) Transactions. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by Merger Sub 1 or its Affiliates that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) any changes to, or waivers, consents or approvals by Merger Sub 1 or its Affiliates in respect of, the definition of Closing Date Material Adverse Effect shall be deemed materially adverse, (b) any reduction in the purchase price of less than 10% or in accordance with the Acquisition Agreement (including pursuant to any working capital or purchase price adjustment provision set forth in the Acquisition Agreement) shall be deemed not to be materially adverse, (c) any other reduction in the purchase price shall be deemed not to be materially adverse so long as such decrease is allocated first to reduce the Equity Contribution to the Minimum Equity Percentage, with any excess then allocated to reduce the Equity Contribution, the principal amount of the Term Loans and the second lien term loans under the Second Lien Facility on a pro rata, dollar-for-dollar basis and (d) any increase in the purchase price shall be deemed not to be materially adverse so long as such increase is funded by an increase in the Equity Contribution or amounts available to be drawn under the Revolving Facility on the Closing Date or such increase is pursuant to any working capital or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement.

(o) Closing Date Material Adverse Effect. Since June 6, 2017, there shall have not been an event, change, effect or circumstance that, individually or in the aggregate has had, or that would reasonably be expected to result in, a Closing Date Material Adverse Effect.

(p) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent with respect to any Loan Party at least ten Business Days in advance of the Closing Date, which documentation or other information is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent any Lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, (i) a Lien on Collateral of any Loan Party that may be perfected by the filing of a financing statement under the UCC (without need for any other action) and (ii) a pledge of the Capital Stock of the Borrower, the Subsidiary Guarantors and each other wholly-owned Material Domestic Restricted Subsidiary to the extent certificated with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, together with a related stock or equivalent power executed in blank) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense (and with respect to the delivery of stock or equivalent certificates of relevant subsidiaries of the Target whose Capital Stock is required to be pledged pursuant to the Security Agreement, only to the extent received after the Borrower’s use of commercially reasonable efforts to do so), then the provision of any such Lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans on the Closing Date but may, if required, instead be delivered and/or perfected 90 days after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent and subject to extensions as are reasonably agreed by the Administrative Agent.

Section 4.02. Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender to make a Credit Extension (which, for the avoidance of doubt (including for purposes of the last paragraph of this Section 4.02), shall not include (A) any Incremental Loans advanced in connection with any acquisition, other Investment or irrevocable repayment or redemption of Indebtedness and/or (B) any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension Amendment, in each case to the extent not otherwise required by the lenders in respect of thereof) is subject to the satisfaction of the following conditions:

(a) (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or (iii) in the case of a Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5 AFFIRMATIVE COVENANTS

From the Closing Date until the date that all the Revolving Credit Commitments and all other Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other Obligations payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank or Issuing Banks or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank or Issuing Banks) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), Holdings (solely with respect to Sections 5.02 and 5.03) and the Borrower hereby covenant and agree with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender:

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days (or 90 days in the case of the first Fiscal Quarter ending after the Closing Date and 75 days in the case of the second and third Fiscal Quarters ending after the Closing Date) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on or about September 30, 2017, (i) the unaudited consolidated balance sheet of Holdings as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and (ii) a Narrative Report; provided that such financial statements shall only be required to reflect Holdings’ good faith estimate of any purchase accounting adjustments relating to (A) the Acquisition for any Fiscal Quarter prior to on or about June 30, 2018 and (B) any acquisition consummated after the Closing Date until the Fiscal Quarter ending on or about June 30 of the Fiscal Year following the Fiscal Year in which the relevant acquisition was consummated;

(b) Annual Financial Statements. As soon as available, and in any event within 120 days (or, in the case of the Fiscal Year ending on or about June 30, 2017, 150 days) after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of Holdings as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, (A) a report thereon of an independent certified public accountant of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of any Credit Facility, any Second Lien Facility or any other Indebtedness occurring within one year of the date of delivery of the relevant audit opinion, any breach or anticipated breach of any financial covenant or the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) a Narrative Report;

(c) Compliance Certificate; Unrestricted Subsidiaries. (i) Within 5 Business Days after the delivery of financial statements of Holdings pursuant to Section 5.01(a) or 5.01(b) with respect to any Fiscal Quarter or Fiscal Year, as applicable, a duly executed and completed Compliance Certificate and (ii) within 5 Business Days after the delivery of financial statements of Holdings pursuant to Section 5.01(b), (A) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirming that there is no change in such information since the later of the Closing Date and the most recent prior delivery of such information;

(d) [Reserved];

(e) Notice of Default or Event of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect, a reasonably detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof by the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h) Financial Plan. Prior to a Qualifying IPO, together with the delivery of financial statements of the Borrower pursuant to Section 5.01(b) with respect to any Fiscal Year, commencing with the Fiscal Year ending on or about June 30, 2018, an operating budget for the next Fiscal Year in a form as customarily prepared by management of the Borrower for its internal use or such other form as the Borrower and Administrative Agent may reasonably agree;

(i) Information Regarding Collateral. Promptly (and, in any event, within 45 days of the relevant change or such later date as the Administrative Agent may agree) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with certified copies of the applicable Organizational Documents reflecting the relevant change;

(j) Certain Reports. Promptly upon their becoming publicly available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following a Qualifying IPO, all financial statements, material reports, material notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity and (ii) all material regular and periodic reports and all material registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or a similar form); provided that no such delivery shall be required hereunder with respect to any of the foregoing to the extent that such are publicly available via EDGAR; and

(k) Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Restricted Subsidiaries; provided, however, that none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(k)); provided, further, that in the event the Borrower does not provide any certificate, report or information requested pursuant to this clause (k) in reliance on the preceding proviso, the Borrower shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and the Borrower shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto at the website address listed on Schedule 9.01 (as updated from time to time); provided that, other than with respect to items required to be delivered pursuant to Section 5.01(j) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on such website and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(j) above in respect of information filed by Holdings, the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K Reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of Holdings by furnishing (A) the applicable financial statements of the Borrower (or any Parent Company) or (B) the Borrower’s (or any Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information (which consolidating information need not be audited) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower or Holdings on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of Holdings as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if the references to “Holdings” or “the Borrower” (as applicable) therein were references to such Parent Company.

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02. Existence. Except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization or the consummation of a Holdings Reorganization Transaction, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor the Borrower nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower, except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has or may become a Lien against a material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of such portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material tangible property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such tangible properties or make such repairs, renewals or replacements would not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, in each case, as determined by the Borrower in good faith, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including, but only if required by applicable law or regulation, flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time. Each such policy of insurance shall (i) name the Administrative Agent on behalf of the Secured Parties as a loss payee and mortgagee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder); provided that the Borrower shall have 45 days after the Closing Date (or such later date as agreed by the Administrative Agent) to comply with the requirements of the foregoing clauses (i) and (ii) with respect to policies in effect on the Closing Date.

Section 5.06. Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (subject to such accountants’ customary policies and procedures) (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such time per calendar year shall be at the expense of the Borrower; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.06); provided, further, that in the event any of the circumstances described in the preceding proviso exist, the Borrower shall provide notice to the Administrative Agent thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable document, information or other matter.

Section 5.07. Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08. Compliance with Laws. The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws, Sanctions and the U.S. Foreign Corrupt Practices Act of 1977), except to the extent the failure of the Borrower or the relevant Restricted Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Hazardous Materials Activity.

(a) The Borrower will deliver to the Administrative Agent:

(i) reasonably promptly following receipt by Borrower thereof, copies of all written environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to any Environmental Liabilities or Hazardous Materials Activity that, in each case could reasonably be expected to have a Material Adverse Effect;

(ii) reasonably promptly following Borrower becoming aware of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Law, (B) any remedial action taken by or on behalf of the Borrower or any of its Restricted Subsidiaries in response to any Hazardous Materials Activity or Environmental Claim, or (C) any pending or threatened Environmental Claim, that in the case of each of (A), (B) and (C) above, would reasonably be expected to have a Material Adverse Effect; and

(iii) reasonably promptly following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or any Release required to be remediated pursuant to any Environmental Law, that in each case would reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall reasonably promptly take, and shall cause each of its Restricted Subsidiaries reasonably promptly to take, any and all actions reasonably necessary to (i) cure any violation of Environmental Law by the Borrower or any of its Restricted Subsidiaries, and, to the extent required by Environmental Law, address with appropriate corrective or remedial action any Release or threatened Release of any Hazardous Material at or from any Facility, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that it shall not be deemed to be a violation of this Section 5.09 if the Borrower or its Restricted Subsidiaries are in good faith contesting such violation or Environmental Claim in accordance with applicable Environmental Law.

Section 5.10. Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or re-designate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of the Second Lien Credit Agreement and (ii) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Section 5.10) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries (unless the Borrower or such Restricted Subsidiary is permitted hereunder to incur such Indebtedness or grant such Lien in favor of such Unrestricted Subsidiary). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity interest therein as estimated by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries.

Section 5.11. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans (a) on the Closing Date, (i) to replace, backstop or cash collateralize Existing Letters of Credit, guarantees or performance or similar bonds or to issue Letters of Credit and (ii) in an aggregate principal amount of up to $15,000,000 to pay Transaction Costs and expenses and for purchase price and working capital adjustments, if any, under the Acquisition Agreement and to provide for ordinary course working capital needs and general corporate purposes and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Acquisition), other Investments, Restricted Payments, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents). The Borrower shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents. The Borrower shall use the proceeds of the Initial Term Loans (i) to effect all or a portion of the Refinancing, (ii) to finance all or a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs) and (iii) for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U. The Borrower shall use the proceeds of the Incremental Term Loans for working capital, capital expenditures and other general corporate purposes of the Borrower and its subsidiaries (including for Restricted Payments, Investments, Permitted Acquisitions and any other purpose not prohibited by the terms of the Loan Documents).

Section 5.12. Covenant to Guarantee Obligations and Give Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (subject to Section 6.06(hh)), (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary ceasing to be an Excluded Subsidiary (including by election of the Borrower as set forth herein), (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

(b) Within 120 days (or such longer period as the Administrative Agent may reasonably agree) after the acquisition by any Loan Party of any Material Real Estate Asset, other than any Excluded Asset, the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”; it being understood and agreed that, with respect to any Material Real Estate Asset (other than any Excluded Asset) owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments, in each case, that constitute Collateral) and no blocked account agreement, account control agreement or similar agreement shall be required, (iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (v) no Loan Party will be required to (1) take any action outside of the United States or grant or perfect any security interest in any asset located outside of the U.S. or conduct any foreign lien search, (2) execute any foreign law guarantee, security agreement, pledge agreement, mortgage, deed or charge or (3) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule with respect to any assets of any Loan Party or enter into any source code escrow arrangement or register any intellectual property, (vi) in no event will the Collateral include any Excluded Assets, (vii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title, or any retention of title, extended retention of title rights, or similar rights and/or (y) Letter-of-Credit Rights, in each case to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) “all assets” financing statement without the requirement to list any VIN, serial or other number and (viii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent; provided that the foregoing shall not apply and shall not operate to limit the obligation of the Loan Parties to provide security in foreign jurisdictions (subject to “agreed security principles” to be negotiated in good faith between the Borrower and the Administrative Agent) if a Foreign Subsidiary becomes a Guarantor.

Additionally, (i) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement, in each case, after giving effect to the applicable anti- assignment provisions of the UCC or other applicable law or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (other than Excluded Assets) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (ii) no Loan Party shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (A) be prohibited under any applicable Requirement of Law, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof (other than Excluded Assets) to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such Requirement of Law, (B) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof (other than Excluded Assets) to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction and/or (C) result in adverse tax consequences or adverse regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Borrower in good faith following consultation with the Administrative Agent, (iii) any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document; and (iv) (A) no Loan Party will be required to take any action required under the Federal Assignment of Claims Act or any similar law and (B) no Secured Party will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

Section 5.13. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain public corporate credit facility and public corporate family ratings in respect of Holdings from each of S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 5.14. Maintenance of Fiscal Year. The Borrower shall maintain its Fiscal Year-end as in effect on the Closing Date; provided that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year-end to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to (without requiring the consent of any other Person, including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 5.15. Further Assurances. Promptly upon reasonable request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a) The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties. For the avoidance of doubt, in no event shall any (x) Excluded Property or (y) property subject to a Sale and Lease-Back Transaction permitted hereunder be required to be made subject to the Collateral Documents.

(b) The Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation and perfection of the Liens created under the Collateral Documents.

Section 5.16. Conduct of Business. The Borrower and its Restricted Subsidiaries shall engage only in those material lines of business that consist of (a) the businesses engaged in by the Borrower or any Restricted Subsidiary on the Closing Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses or reasonable extensions, development or expansion (or proposed to be engaged) of such businesses (including entertainment and amusement media and content business in connection therewith) and (b) such other lines of business to which the Administrative Agent may consent.

Section 5.17. Annual Lender Call. Upon the request of the Administrative Agent following each delivery of financial statements pursuant to Section 5.01(b) (commencing with respect to the financial statements delivered for the Fiscal Year ending on or about June 30, 2018), the Borrower shall participate in a conference call with Lenders arranged by the Administrative Agent to provide discussion and analysis with respect to the financial condition and results of operations of the Borrower and its Restricted Subsidiaries at a time at which the Borrower and the Administrative Agent mutually agree.

Section 5.18. Post-Closing Actions. Take the actions set forth on Schedule 5.18 within the time periods specified thereon (or by such later time as the Administrative Agent may reasonably agree).

ARTICLE 6 NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, Holdings (solely with respect to Section 6.14) and the Borrower covenant and agree with the Lenders that:

Section 6.01. Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b) Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (or issued to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary); provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to a Loan Party, the making of the corresponding loan or advance shall have been permitted as an Investment pursuant to Section 6.06; provided, further, all such Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent;

(c) Indebtedness of any Joint Venture or Indebtedness of the Borrower or any Restricted Subsidiary incurred on behalf of any Joint Venture or any Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of $25,000,000 and 19% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services, including Indebtedness arising from the financing by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including Banking Services Obligations and incentive, supplier finance or similar programs;

(g) (i) Guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (ii) Indebtedness (A) incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (B) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees (including any co-issuance) by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any such Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing (or anticipated), on the Closing Date and, with respect to any such item of Indebtedness in an aggregate committed or principal amount in excess of $250,000, described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $25,000,000 and 19% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Borrower and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness (including mortgage financing, industrial revenue bond, industrial development bond or similar financings) or to finance the construction, purchase, repair, replacement or improvement of any fixed or capital asset, in an aggregate outstanding principal amount not to exceed the greater of $65,000,000 and 49% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (excluding, for the avoidance of doubt, the iStar Sale/Leaseback, the iStar Sale/Leaseback 2014, any Excluded Property Sale/Leaseback Transaction and iStar Exchanges);

(n) Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii) either (A) the Borrower is in compliance with the applicable ratio set forth in clause (e) of the definition of Incremental Cap based on whether such Indebtedness is secured by a pari passu lien on the Collateral or a junior Lien on the Collateral or is unsecured or secured by Liens on assets not constituting Collateral (and for such purpose, such Indebtedness shall be deemed to have been incurred to finance an acquisition or other Investment permitted hereunder), calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (B) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of $15,000,000 and 11% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any Permitted Payee to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p) the Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness extending, refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (c), (i), (j), (m), (n), (r), (u), (v), (w), (y), (z), (dd), (gg), (ll) and (mm) of this Section 6.01 (in any case, including any extending, refinancing, refunding or replacing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referred to in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02), (ii) in the case of Refinancing Indebtedness with respect to clauses (a) and (z) (other than (x) customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (ii) and (y) Refinancing Indebtedness having an aggregate principal amount outstanding not exceeding $20,000,000 (as selected by the Borrower)), such Refinancing Indebtedness has (A) a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Term Loan Maturity Date at the time of the incurrence of such Refinancing Indebtedness and (y) the final maturity of the Indebtedness being extended, refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than (x) the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, refunded or replaced or (y) the Weighted Average Life to Maturity of the outstanding Term Loans at the time of the incurrence of such Refinancing Indebtedness, (iii) with respect to any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount, the terms thereof (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, security) are not, taken as a whole (as determined by the Borrower in good faith), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being extended, refinanced, refunded or replaced (other than any covenants or any other terms or provisions (X) applicable only to periods after the Latest Maturity Date at the time of the incurrence of such Refinancing Indebtedness, (Y) that are then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (Z) solely in the case of Refinancing Indebtedness in respect of Indebtedness incurred in reliance on clauses (a) and/or (z) of this Section 6.01, terms or other provisions which are conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)), (iv) the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause of this Section 6.01 pursuant to which the Indebtedness being extended, refinanced, refunded or replaced was incurred (i.e., the incurrence of such Refinancing Indebtedness shall not create availability under such relevant clause), (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such extension, refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being extended, refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 (it being understood that Holdings may not be the primary obligor of the applicable Refinancing Indebtedness if Holdings was not the primary obligor on the relevant refinanced Indebtedness) and (C) if the Indebtedness being extended, refinanced, refunded or replaced was contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were contractually subordinated to such Liens on the Collateral securing the Secured Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the relevant Collateral securing the Secured Obligations) either (x) on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being extended, refinanced, refunded or replaced, taken as a whole or (y) pursuant to an Acceptable Intercreditor Agreement, (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, no payment or bankruptcy (with respect to the Borrower) Event of Default exists and (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if such Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral, (C) if such Refinancing Indebtedness is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement, it being understood and agreed that any such Refinancing Indebtedness may participate (x) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (y) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi);

(q) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(r) Indebtedness in respect of any Additional Letter of Credit Facility in an aggregate principal or face amount at any time outstanding not to exceed the greater of $40,000,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(s) Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) [reserved];

(u) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $60,000,000 and 45% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of any capital contributions or other proceeds received by the Borrower or any Restricted Subsidiary (i) from the issuance or sale of its Qualified Capital Stock or (ii) in the form of any cash contribution, plus the fair market value, as determined by the Borrower in good faith, of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary from the issuance and sale by it or any Parent Company of its or such Parent Company’s Qualified Capital Stock or a contribution to the Qualified Capital Stock of any Parent Company, Holdings, the Borrower or any Restricted Subsidiary (including through consolidation, amalgamation or merger), in each case after the Closing Date, and in each case other than (A) any proceeds received from the sale of Capital Stock to, or contributions from, the Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant proceeds have otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) Cure Amounts and/or any Available Excluded Contribution Amount;

(w) Indebtedness arising under a Qualified Receivables Facility in an aggregate principal amount not to exceed the greater of $20,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(x) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in respect of (i) any Second Lien Facility and any “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the Second Lien Credit Agreement or any equivalent term under any Second Lien Facility) in an aggregate outstanding principal amount that does not exceed $137,500,000 plus the aggregate outstanding principal amount of such “Incremental Loans” or “Incremental Equivalent Debt” so long as the sum of the aggregate outstanding principal amount of any such “Incremental Loans” or “Incremental Equivalent Debt” does not exceed the “Incremental Cap” (as applicable, and each as defined in the Second Lien Credit Agreement as in effect on the Closing Date, including after giving effect to Sections 1.04(d) and 1.04(e) thereof) and (ii) any refinancing, refunding or replacing of any Second Lien Facility or any such “Incremental Loans” or “Incremental Equivalent Debt” after the Closing Date so long as (A) the aggregate outstanding principal amount of such Indebtedness does not exceed an amount permitted to be incurred under the preceding clause (i), plus (1) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon, (2) the amount of any underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (3) an amount equal to any existing commitments unutilized thereunder and (4) any additional amounts permitted to be incurred pursuant to this Section 6.01 (with additional amounts incurred in reliance on this clause (4) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted), (B) such Indebtedness, if secured, is secured only by Liens permitted under Section 6.02(t), (C) except with respect to revolving Indebtedness, the Weighted Average Life to Maturity of such Indebtedness is equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced in reliance on this Section 6.01(x) at the time of such refinancing (without giving effect to any prepayment thereof), (D) the final maturity date of such Indebtedness is equal to or later than the final maturity date of the Indebtedness being refinanced in reliance on this Section 6.01(x) and (E) no such Indebtedness is (1) guaranteed by any Person which is not a Loan Party or (2) secured by any assets other than the Collateral;

(y) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z) Incremental Equivalent Debt; provided that the aggregate principal amount of Incremental Equivalent Debt incurred by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of $35,000,000 and 26% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in respect of workers’ compensation claims (or reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(bb) Indebtedness of the Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current and former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(cc) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, hereunder or under any Additional Letter of Credit Facility;

(dd) Indebtedness of the Borrower or any Restricted Subsidiary supported by any Letter of Credit issued hereunder or under any Additional Letter of Credit Facility or any other letters of credit or bank guarantees permitted hereunder;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary hereunder;

(gg) (i) to the extent constituting Indebtedness, obligations under the Acquisition Agreement and (ii) any Indebtedness permitted to remain outstanding after the Closing Date pursuant to the Acquisition Agreement (excluding any Indebtedness required to be refinanced pursuant to the Refinancing);

(hh) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(ii) [reserved];

(jj) (i) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (ii) the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(kk) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ll) Indebtedness in an aggregate principal amount outstanding at any time not to exceed the Available RP Capacity Amount;

(mm) Indebtedness in respect of any Excluded Property Transaction or any transactions under any iStar Sale/Leaseback Documents; and

(nn) Guarantee obligations incurred in the ordinary course of business under repurchase agreements in connection with the financing of Bowling Equipment sales.

For the avoidance of doubt, the accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall be deemed to be permitted Indebtedness for purposes of this Section.

Section 6.02. Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens created pursuant to the Loan Documents securing the Secured Obligations (including Cash collateralization of Letters of Credit as set forth in Section 2.05);

(b) Liens for Taxes or other governmental charges which are not overdue for a period of more than 45 days or, if more than 45 days overdue (i) are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c) statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 45 days, (ii) for amounts that are overdue by more than 45 days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations) (in each case, exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, covenants, conditions, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances and other minor defects or irregularities in title, in each case (x) which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or materially interfere with the use of the affected property for its intended purpose or (y) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect;

(f) Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub- licensor under any lease, license or similar arrangement of real estate or other property (including intellectual property) permitted hereunder, (ii) landlord lien permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Borrower or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(g) Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 6.06(b), (e), (f), (p), (q), (r), (u), (x), (y) or (dd) to be applied against the purchase price for such Investment or (iii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash or Cash Equivalents as part of an escrow or similar arrangement required in any Disposition permitted under Section 6.07;

(h) precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement under applicable Requirements of Law is required and/or (iii) the sale of Receivables Facility Assets and related assets in connection with any Qualified Receivables Facility;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted extension, refinancing, refunding or replacement of Indebtedness permitted pursuant to Sections 6.01(a), (c), (i), (j), (m), (n), (r), (u), (v), (w), (y), (z) and (gg)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that such extensions, refinancings, refundings or replacements of individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements in respect of Liens on Collateral, then any refinancing Indebtedness in respect thereof secured by Liens on Collateral shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(l) Liens existing on, or contractually committed or contemplated as of, the Closing Date and, with respect to each such Lien securing Indebtedness in an aggregate committed or principal amount in excess of $250,000, described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon, it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p) (i) Liens that are contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01 (or not prohibited under this Agreement);

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s) Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12 with respect to any Material Real Estate Asset, provided such Liens do not, in the aggregate, materially interfere with the use of such Material Real Estate Asset, and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(t) Liens securing Indebtedness incurred pursuant to Sections 6.01(x) and (z); provided that, if any such Lien is on Collateral, the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(u) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $60,000,000 and 45% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any cash deposits securing any settlement of litigation;

(w) (i) leases, licenses, subleases, sublicenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Borrower or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(x) Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01 or Section 6.09;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s), (ii) obligations of the type described in Section 6.01(f) and/or (iii) obligations of the type described in Section 6.01(r), which Liens (A) in each case under this Section 6.02(dd), may be (but are not required to be) secured by all of the Collateral so long as the Lien on the Collateral is subject to an Acceptable Intercreditor Agreement and (B) in the case of clause (iii) (to the extent not secured as provided in clause (A)), may consist of pledges of Cash collateral in an amount not to exceed the greater of $15,000,000 and 11% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ee) (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens permitted to remain outstanding following the Closing Date pursuant to the terms of the Acquisition Agreement (including liens on cash or Cash Equivalents backstopping any letters of credit existing on the Closing Date) and any replacements, refinancings or renewals thereof, so long as no such replacement, refinancings or renewal thereof increases the amount of such Lien except as otherwise permitted by this Section 6.02;

(hh) Liens on assets not constituting Collateral (x) securing obligations in an aggregate outstanding principal amount not to exceed the greater of $25,000,000 and 19% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period or (y) so long as the Obligations in respect of the Credit Facilities are secured on a ratable basis (without regard to the control of remedies) with or prior to the obligations so secured for so long as such obligations are so secured (which Liens, in the case of this clause (y), shall be subject to an Acceptable Intercreditor Agreement);

(ii) Liens on Receivables Facility Assets incurred in connection with a Receivables Facility;

(jj) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(kk) with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirement of Law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary;

(ll) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(mm) Liens that are customary in the business of the Borrower and its Restricted Subsidiaries and that do not secure debt for borrowed money;

(nn) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(oo) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(pp) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law;

(qq) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or any Restricted Subsidiary in the ordinary course of business;

(rr) Liens granted pursuant to a security agreement between the Borrower or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Restricted Subsidiary;

(ss) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of the Transactions, any Permitted Acquisition or other similar Investment;

(tt) Liens arising under the iStar Sale/Leaseback Documents, the iStar Sale/Leaseback 2014 Documents, the iStar Exchange Documents or the Excluded Property Transaction Documents, including options, whether or not then exercisable, to purchase Bowling Equipment of the Borrower and/or one or more of its Subsidiaries, and letters of credit to secure the obligations of the Borrower or any applicable Restricted Subsidiary thereunder;

(uu) Liens on (x) any Excluded Property or (y) any other real property acquired after the Closing Date and not subject (or required to be subject) to a Mortgage, provided that the aggregate amount of the obligations secured at any one time by such Liens pursuant to this clause (y) does not exceed $50,000,000; and

(vv) Liens deemed to exist in connection with repurchase obligations permitted to be incurred pursuant to Section 6.01(nn).

Section 6.03. No Further Negative Pledges. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries that are Loan Parties to, enter into any agreement prohibiting in any material respect the creation or assumption of any Lien upon any of its properties (other than Excluded Assets), whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a) restrictions relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition or other transfer, lease or license of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted by this Agreement;

(b) restrictions contained in the Loan Documents, any then extant Second Lien Facility, any Incremental Equivalent Debt, any Receivables Facility (limited to the assets securing the Indebtedness arising thereunder) or any Additional Letter of Credit Facility (limited to the assets securing the Indebtedness arising thereunder) (and clause (p) of Section 6.01 to the extent relating to any extension, refinancing, refunding or replacement of any of the foregoing);

(c) restrictions contained in any documentation governing any other Indebtedness permitted by Section 6.01 to the extent such restrictions (1)(x) are, taken as a whole, in the good-faith judgment of the Borrower, not materially more restrictive as concerning the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type or (y) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined by the Borrower in good faith) and (2) will not materially impair the Borrower’s obligation or ability to make any payments required hereunder (as determined by the Borrower in good faith);

(d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, asset sale agreements and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses, asset sale or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses, asset sale or other agreements, as the case may be);

(e) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrower or any of its Restricted Subsidiaries to Dispose of or encumber the assets subject to such Liens;

(f) provisions limiting the Disposition, distribution or encumbrance of assets or property in joint venture agreements, sale and lease-back agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement (or any “shell company” parent with respect thereto));

(g) any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created solely in connection with or in anticipation of such acquisition;

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” parent with respect thereto);

(i) restrictions on Cash or other deposits permitted under Section 6.02 and/or 6.06 and any net worth requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits or net worth requirements exist;

(j) restrictions (i) set forth in documents which exist on the Closing Date or (ii) which are contemplated as of the Closing Date and, in the case of this clause (ii), as set forth on Schedule 6.03;

(k) restrictions contained in documents governing Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted hereunder;

(l) [reserved];

(m) provisions restricting the granting of a security interest in IP Rights contained in licenses, sublicenses or cross-licenses by the Borrower and its Restricted Subsidiaries of such IP Rights, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(n) restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(o) restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(p) customary restrictions imposed in connection with any Receivables Facility or similar transaction permitted hereunder;

(q) restrictions contained in the iStar Sale/Leaseback Documents or the iStar Sale/Leaseback 2014 Documents as in effect on the date of this Agreement, and restrictions contained in any iStar Exchange Documents or Excluded Property Transaction Documents; and

(r) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general operating and compliance costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company), in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and/or its subsidiaries;

(B) to pay franchise, excise and similar Taxes, and other fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company;

(C) to pay customary salary, bonus, long-term incentive, severance and other benefits (including payment to certain service providers of the Borrower or its Subsidiaries pursuant to any equity plan (whether in the form of options, cash settled options or otherwise)) payable to Permitted Payees, as well as applicable employment, social security or similar taxes in connection therewith, to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(D) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and its subsidiaries;

(E) for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and its subsidiaries;

(F) to pay (x) fees and expenses related to any debt and/or equity offerings (including refinancings), investments and/or acquisitions permitted or not restricted by this Agreement (whether or not consummated, and including advisory, refinancing, subsequent transaction and exit fees of any Parent Company of the Borrower) and expenses and indemnities of any trustee, agent, arranger, underwriter or similar role and (y) after the consummation of an initial public offering or the issuance of debt securities, Public Company Costs; and

(G) to finance any Investment permitted under Section 6.06 as if such Parent Company were subject to Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(G) shall be made substantially concurrently with the closing or consummation of such Investment or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith and (y) the relevant Parent Company shall, promptly following the closing or consummation thereof or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary);

(ii) the Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any Permitted Payee:

(A) in accordance with the terms of promissory notes issued pursuant to Section 6.01(o), so long as the aggregate amount of all Cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this clause (ii) below, (1) does not exceed the greater of $5,500,000 and 4% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (which amount shall, following a Qualifying IPO, increase to the greater of $7,500,000 and 6% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period) in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years (until so applied)) minus (2) any utilization of the Available RP Capacity Amount in reliance on unused capacity under clause (D) below; plus

(B) with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of the Borrower or any Parent Company (to the extent such proceeds are contributed to the Borrower or any Restricted Subsidiary in respect of Qualified Capital Stock issued by the Borrower or such Restricted Subsidiary) (other than amounts constituting a Cure Amount or an Available Excluded Contribution Amount); plus

(C) with the net proceeds of any key-man life insurance policies; plus

(D) with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all cash payments made pursuant to sub-clause (A) of this clause (ii) in respect of promissory notes issued pursuant to Section 6.01(o), (1) the greater of $5,500,000 and 4% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (which amount shall, following a Qualifying IPO, increase to the greater of $7,500,000 and 6% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period) in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years (until so applied) minus (2) any utilization of the Available RP Capacity Amount in reliance on unused capacity under the immediately preceding clause (1); plus

(E) with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Capital Stock of the Borrower or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan;

(iii) the Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B) (plus, without duplication of amounts referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Sections 6.04(b)(vi) or 6.06(r));

(iv) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to (A) make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company, dividends, share splits, reverse share splits (or any combination thereof) and, mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments permitted hereunder and/or (B) honor any conversion request by a holder of convertible Indebtedness, make any cash payments in lieu of fractional shares in connection with any conversion and make payments on convertible Indebtedness in accordance with its terms and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (B) repurchases of Capital Stock in consideration of the payments described in sub clause (A) above, including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(v) the Borrower may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), or make Restricted Payments to any Parent Company to enable it to repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) the Borrower may make Restricted Payments the proceeds of which are applied (i) on the Closing Date, solely to effect the consummation of the Transactions, (ii) on and after the Closing Date, to satisfy any payment obligations owing, or as otherwise required, under the Acquisition Agreement (including payment of working capital and/or purchase price adjustments) and to pay Transaction Costs, in each case, with respect to the Transactions, (iii) to satisfy obligations to direct or indirect holders of Capital Stock of the Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of, any working capital and/or purchase price adjustments, in each case, with respect to the Transactions and (iv) to satisfy any settlement of claims or actions in connection with the Transactions or to satisfy indemnity or other similar obligations in connection with the Transactions;

(vii) following the consummation of the first Qualifying IPO, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount not to exceed (A) the greater of (x) an amount equal to 6.00% per annum of the net Cash proceeds received by or contributed to the Borrower from any Qualifying IPO and (y) an amount equal to 6.00% per annum of the Market Capitalization of the Borrower (or its direct or indirect Parent Company, as applicable) and its subsidiaries minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under immediately preceding clause (A);

(viii) the Borrower may make Restricted Payments to (i) redeem, repurchase, defease, discharge, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(x) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed (A) the greater of $20,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under immediately preceding clause (A);

(xi) the Borrower may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 6.04(a);

(xii) the Borrower may make any Restricted Payment constituting the distribution or payment of Receivables Fees;

(xiii) the Borrower may make additional Restricted Payments so long as, as measured at the time provided for in Section 1.04(e), (i) the Total Leverage Ratio would not exceed 4.00:1.00, calculated on a Pro Forma Basis and (ii) there shall exist no Event of Default hereunder or shall result therefrom;

(xiv) the Borrower may make additional Restricted Payments in an amount not to exceed the amount of proceeds received by the Borrower and/or any Restricted Subsidiary under the Representation and Warranty Insurance Policy during the term of this Agreement;

(xv) (A) for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), or for which the Borrower is a disregarded entity for U.S. federal income tax purposes wholly-owned by a corporate parent (a “Corporate Parent”), the Borrower and each of its Subsidiaries may make Restricted Payments (including pursuant to any Tax sharing agreement entered into by the Borrower and any of its Subsidiaries and Comcast Corporation, a Pennsylvania corporation or its Affiliates) the proceeds of which shall be used by such common parent to pay the portion of any consolidated, combined or similar U.S. federal, state or local income Taxes of such Tax Group, or by the Corporate Parent to pay the portion of the U.S. federal, state or local income Taxes of such Corporate Parent, or any franchise taxes imposed in lieu thereof, for such taxable period that are attributable to the income of the Borrower and/or its Subsidiaries, provided that such amount shall not be greater than the amount of such U.S. federal, state or local income taxes that would be paid (for such taxable period) by the Borrower and its Subsidiaries if the Borrower and/or such Subsidiaries had been a stand-alone corporate taxpayer (or stand-alone group of corporate taxpayers filing on a consolidated, combined or similar basis) for all taxable years ending after the Closing Date (taking into account any net operating loss carryforwards attributable to the Borrower and its Subsidiaries, as the case may be) and (B) without duplication of Restricted Payments made under Section 6.04(a)(xv)(A), for any taxable period for which the Borrower is treated as a partnership for U.S. federal and/or applicable state or local income tax purposes, the Borrower may make Restricted Payments to its equity owners at the times and in the amounts necessary to enable such owners (and their direct or indirect owners) to pay their Tax obligations attributable to their direct or indirect ownership interests in the Borrower in an aggregate amount equal to the product of (1) 50% (or such higher tax rate as shall be applicable to a resident of New York City or California that indirectly owns an interest in the Borrower, taking into account the character of the taxable income in question and the deductibility of state and local income taxes for U.S. federal income tax purposes) and (2) the taxable income of the Borrower for such taxable year, less any cumulative taxable losses from prior taxable years to the extent that such losses are of a character (ordinary or capital) that would permit such losses to be deducted by the direct or indirect owners of the Borrower against the current taxable income of the Borrower allocable to such owners and have not previously been taken into account in determining tax distributions;

(xvi) the Borrower may make additional Restricted Payments constituting any part of a Permitted Reorganization or IPO Reorganization Transaction;

(xvii) the Borrower may make a distribution, by dividend or otherwise, of the Capital Stock of, or debt owed to any Loan Party or any Restricted Subsidiary by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries); in each case, other than Unrestricted Subsidiaries, the primary assets of which are Cash and/or Cash Equivalents; provided that any such Capital Stock or debt that represents an Investment by the Borrower or any Restricted Subsidiary shall be deemed to continue to charge (as utilization) the respective clause under Section 6.06 pursuant to which such Investment was made;

(xviii) the Borrower may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) in respect thereof), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 6.07;

(xix) the Borrower may make a Restricted Payment in respect of payments made for the benefit of the Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Borrower or any Restricted Subsidiary because such payments (A) would not otherwise be Restricted Payments and (B) would be permitted by Section 6.09; and

(xx) the Borrower may make a Restricted Payment in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards.

(b) The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any prepayment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01 and/or any extension, refinancing, refunding or replacing Indebtedness permitted by Section 6.01(x);

(ii) payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled principal and interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv) additional Restricted Debt Payments in an aggregate amount not to exceed (A)(1) the greater of (x) $25,000,000 and (y) 19% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (2) any utilization of the Available RDP Capacity Amount in reliance on unused capacity under immediately preceding clause (A)(1) plus (B) the Available RP Capacity Amount;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrower and/or any Restricted Subsidiary or Parent Company and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B) (plus, without duplication of amounts previously referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed solely with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Sections 6.04(a)(iii) or 6.06(r));

(vii) additional Restricted Debt Payments so long as, as measured at the time provided for in Section 1.04(e), (i) the Total Leverage Ratio would not exceed 4.00:1.00, calculated on a Pro Forma Basis and (ii) there shall exist no Event of Default under Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g) or shall result therefrom; and

(viii) Restricted Debt Payments in respect of Restricted Debt permitted to be assumed pursuant to Section 6.01(n), provided that any such Restricted Debt Payment shall be deemed an Investment and shall only be permitted to the extent there exists the ability to make such Investment pursuant to Section 6.06 at such time.

Section 6.05. [Reserved].

Section 6.06. Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Investments in assets that are Cash or Cash Equivalents, or investments that were Cash or Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in any subsidiary and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06 and (ii) Investments made after the Closing Date among Holdings, the Borrower and/or one or more Restricted Subsidiaries or in any Person that will, upon such Investment, become a Restricted Subsidiary;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d) Investments in (i) any Unrestricted Subsidiary (including any Joint Venture that is an Unrestricted Subsidiary) in an aggregate outstanding amount not to exceed the greater of $25,000,000 and 19% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (ii) any Similar Business (including any Joint Venture engaged in a Similar Business) in an aggregate outstanding amount not to exceed the greater of $35,000,000 and 26% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that if any Investment pursuant to this clause (d)(ii) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b)(ii) above and shall cease to have been made under this clause (d);

(e) (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions;

(f) (i) Investments existing on, or contractually committed to or contemplated as of, the Closing Date and, with respect to any such Investment in excess of $250,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to Permitted Payees to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed the greater of $3,000,000 and 2% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at any one time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Borrower for the purchase of such Capital Stock or (iii) so long as no Cash or Cash Equivalents are advanced in connection with such loan or advance;

(i) Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (including guarantees thereof) (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a)(i) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier or licensee, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries)), the Borrower and/or any subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p) Investments made in connection with the Transactions and any Investments held by the Target or its Restricted Subsidiaries on the Closing Date and permitted to remain (or not prohibited from remaining) outstanding after the Closing Date pursuant to the terms of the Acquisition Agreement;

(q) Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) the greater of $50,000,000 and 37% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus

(ii) the Available RP Capacity Amount plus the Available RDP Capacity Amount, plus

(iii) in the event that (A) the Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r) Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) plus (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii) (plus, without duplication of amounts referred to in this clause (ii), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Sections 6.04(a)(iii) or 6.04(b)(iv));

(s) (i) Guarantees of leases or subleases (in each case other than Capital Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Hedge Agreements, solely to the extent such commodities related to the materials or products to be purchased by the Borrower or any Restricted Subsidiary;

(t) (i) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a) and (ii) Investments consisting of loans and advances to any Parent Company in connection with the reimbursement of expenses incurred on behalf of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u) Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment made by any Loan Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (ii) of Section 6.06(e));

(v) Investments in subsidiaries in connection with reorganizations and/or restructurings, including any Permitted Reorganization and/or any IPO Reorganization Transaction, and/or activities related to tax planning (including Investments in non-Cash or non-Cash Equivalents); provided that, after giving effect to any such reorganization, restructuring and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such reorganization, restructuring or tax planning activities no longer constituting Collateral) as a result of such reorganization, restructuring or tax planning activities;

(w) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments made (i) in Joint Ventures, (ii) in connection with the creation, formation and/or acquisition of any Joint Venture or (iii) in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount under this clause (x) not to exceed the greater of $35,000,000 and 26% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that if any Investment pursuant to this clause (x) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b)(ii) above and shall cease to have been made under this clause (x);

(y) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business;

(z) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(aa) Investments in Holdings, the Borrower and/or any subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary (but for the avoidance of doubt, after such subsidiary was designated as an Unrestricted Subsidiary) so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd) additional Investments so long as, as measured at the time provided for in Section 1.04(e), on a Pro Forma Basis, the Total Leverage Ratio does not exceed 4.25:1.00;

(ee) Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing, collaborations or other similar arrangements with other Persons;

(ff) Investments in or relating to any Receivables Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith (including Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Facility or any related Indebtedness);

(gg) the conversion to Qualified Capital Stock of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 6.01;

(hh) Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 5.12, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition or other Investment permitted by this Section 6.06, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any acquisition or Investment consideration contributed to it contemporaneously with the closing of such transaction, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.12 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(ii) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Restricted Subsidiaries;

(jj) Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Loan Parties;

(kk) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.06 and any other pledges or deposits permitted by Section 6.02;

(ll) Term Loans repurchased by Holdings, the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement and, to the extent permitted (or not prohibited) by Section 6.04(b), loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with the terms of any other Indebtedness;

(mm) Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(nn) purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business; and

(oo) Investments pursuant to, in connection with, or made with the proceeds of any Excluded Property Transaction and/or any iStar Exchange.

Section 6.07. Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of assets having a fair market value in excess of $5,000,000, in a single transaction or in a series of related transactions, and in excess of $10,000,000 in the aggregate for all such transactions in any Fiscal Year, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not the Borrower (any such Person after giving effect to such transaction or transactions, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (3) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (1) through (3) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and otherwise be made in compliance with Section 6.06;

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as determined by such Person in good faith) or (ii) treated as an Investment and otherwise be made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall otherwise be made in compliance with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06; and (iii) the Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral, taken as a whole;

(d) (x) Dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or are made in order to effectuate) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease-Back Transactions permitted by Section 6.08;

(h) Dispositions for fair market value; provided that with respect to (1) any single Disposition transaction with respect to assets having a fair market value in excess of the greater of $5,000,000 and 4% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period or (2) any other Disposition transactions with respect to assets having a fair market value in excess of the greater of $10,000,000 and 7% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, for all such transactions on an aggregate basis in any Fiscal Year, at least 75% of the consideration for such Disposition, shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Borrower) that are (i) assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (w) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (x) any Securities or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) and clause (C)(z) of the proviso to Section 6.08 that is at that time outstanding, not in excess of the greater of $10,000,000 and 7% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case shall be deemed to be Cash); provided, further, that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly (or within 180 days) applied to the purchase price of such replacement property;

(j) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding;

(l) Dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the Dispositions or terminations of which (i) do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, (ii) relate to closed facilities or the discontinuation of any product line or (iii) are made in the ordinary course of business;

(m) (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) the Transactions and any Dispositions in connection with the Transactions; (q) Dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment permitted hereunder, (x) which Disposition or sale is required to obtain the approval of any anti-trust authority or (y) which, within 120 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Borrower in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(s) Dispositions of assets that do not constitute Collateral having a fair market value of not more than, in any Fiscal Year, the greater of $10,000,000 and 7% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(t) (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of IP Rights or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use and (iii) Dispositions of any technology, intellectual property or other IP Rights of the Borrower or any Restricted Subsidiary involving their customers in the ordinary course of business;

(u) terminations or unwinds of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law;

(y) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z) Dispositions constituting any part of a Permitted Reorganization and/or an IPO Reorganization Transaction;

(aa) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(bb) other Dispositions involving assets having a fair market value of not more than, in any Fiscal Year, the greater of $15,000,000 and 11% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which amounts if not used in any Fiscal Year may be carried forward to the next succeeding Fiscal Year (with such carried over amount deemed first applied in such succeeding Fiscal Year), in any event not to exceed, in any Fiscal Year, the greater of $30,000,000 and 22% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(cc) Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto;

(dd) Dispositions or discounts of accounts receivable, or participations therein, or other rights to payment and related assets in connection with any Receivables Facility;

(ee) the Borrower and the Restricted Subsidiaries may issue, sell or dispose of Capital Stock to directors, officers, managers or employees for purposes of (i) satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law and (ii) satisfying applicable Requirements of Law with respect to Liquor License Subsidiaries;

(ff) the Borrower and the Restricted Subsidiaries may enter into any netting arrangement of accounts receivable between or among the Borrower and its Restricted Subsidiaries or among Restricted Subsidiaries of the Borrower made in the ordinary course of business;

(gg) [reserved];

(hh) any merger, consolidation, liquidation, wind-up or dissolution by one or more Restricted Subsidiaries in order to effectuate an iStar Exchange, Excluded Property Transaction or any Sale and Lease-Back Transaction permitted hereunder;

(ii) the sale, lease, transfer or other Disposition of any Excluded Property or consummation of any iStar Exchange by the Borrower or any Restricted Subsidiaries;

(jj) Dispositions of Bowling Equipment pursuant to the iStar Sale/Leaseback Documents and the iStar Sale/Leaseback 2014 Documents by the Borrower or any Restricted Subsidiaries;

(kk) Dispositions of the Closed Sites and Closed Centers (as defined in the iStar Sale/Leaseback Documents and the iStar Sale/Leaseback II Documents);

(ll) one or more Foreign Asset Dispositions;

(mm) Disposition of Site #288 known as Starlite Lanes and of any EAP (as defined in the iStar Sale/Leaseback Documents and the iStar Sale/Leaseback 2014 Documents);

(nn) (i) Dispositions in the ordinary course of business of Bowling Equipment, bowling products and other equipment used in the operation or maintenance of bowling centers and related accessories to Foreign Subsidiaries of the Borrower for use in bowling centers operated by such Foreign Subsidiaries and (ii) Dispositions of bowling products to Foreign Subsidiaries for resale by such Foreign Subsidiaries, in each case at a price at least equal to the cost to the Borrower or selling subsidiary of such Bowling Equipment, bowling products, equipment used in the operation or maintenance of bowling centers or related accessories; and

(oo) (i) Disposition, licenses or other transfers of patents and other IP Rights, together with the goodwill associated therewith, related solely to bowling products and the amusement products business, (ii) the granting of a royalty-free perpetual license to use certain “AMF” trademarks only in the field of bowling and amusement products, equipment and systems and certain services related to the foregoing and (iii) the granting of a license concerning the Pinspash trademark.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents (which Liens shall be automatically released upon the consummation of such Disposition) and the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower or otherwise deemed appropriate in order to effect the foregoing.

Section 6.08. Sale and Lease-Back Transactions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to any Person (other than the Borrower or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as either (A) the resulting Indebtedness, if any, is permitted by Section 6.01(m) or Section 6.01(z), (B) such Sale and Leaseback Transaction (i) was in existence on the Closing Date or (ii) is an iStar Sale/Leaseback (including pursuant to an iStar Exchange), iStar Sale/Leaseback 2014 or Excluded Property Sale/Leaseback Transaction or (C) (1) such Sale and Lease-Back Transaction is made in exchange for cash consideration (provided that for purposes of the foregoing cash consideration requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or, if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Borrower) that are (i) assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with the relevant Sale and Lease Back Transaction, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and clause (y) of the proviso to Section 6.07(h) that is at that time outstanding, not in excess of the greater of $10,000,000 and 7% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case shall be deemed to be Cash), (2) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (C) shall not exceed the greater of $65,000,000 and 49% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Section 6.09. Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of the greater of $5,000,000 and 4% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any individual transaction with any of their respective Affiliates on terms that are substantially less favorable to the Borrower or such Restricted Subsidiary, as the case may be (as determined by the Borrower in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(d) (i) transactions permitted by Sections 6.01(d), (o), (bb) and (ee), 6.04 and 6.06(h), (m), (o), (t), (v), (x), (y), (z), (aa), (bb), (cc), (ff), (gg), (ii), (jj), (kk), (ll) and (mm), (ii) any Permitted Reorganization or IPO Reorganization Transaction and (iii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement and payments pursuant thereto;

(e) the existence of, or performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any transaction or agreement in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) (i) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) (solely with respect to the Borrower in the case of Section 7.01(f) and (g)) then exists or would result therefrom, the payment of management, monitoring, consulting, advisory and similar fees to any Investor in an amount not to exceed in any Fiscal Year the greater of $3,000,000 and 1% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, it being understood that (x) during any such Event of Default, such fees may continue to accrue and become payable upon the waiver, termination or cure of such Event of Default and (y) any amount not paid in any Fiscal Year may be carried forward and paid in subsequent Fiscal Years without limitation as to amount, but otherwise subject to the requirements of this clause (f), (ii) customary termination fees payable to the Investors, (iii) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which are approved, or made pursuant to arrangements approved, by the majority of the members of the board of directors (or similar governing body) or a majority of disinterested members of the board of directors (or similar governing body) of the Borrower in good faith and (iv) the payment of any indemnification obligations and expenses (and similar amounts) owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (i), (ii), (iii) and (iv) whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs and payments required under the Acquisition Agreement;

(h) any transaction or transactions approved by a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower at such time;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) loans and other transactions among the Loan Parties and their Subsidiaries, in each case to the extent permitted under this Article 6;

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its subsidiaries;

(l) transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms not substantially less favorable to the Borrower and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement and the existence or performance by the Borrower or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(n) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) any intercompany loans made by Holdings to the Borrower or any Restricted Subsidiary;

(o) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are not substantially less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(p) (i) Investments by Affiliates in Securities or other Indebtedness of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of Securities or other Indebtedness of the Borrower or any Restricted Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such Securities or other Indebtedness;

(q) [reserved];

(r) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(s) any transaction in connection with the iStar Sale/Leaseback, the iStar Sale/Leaseback 2014, any Excluded Property Transaction and/or any iStar Exchange.

Section 6.10. [Reserved].

Section 6.11. [Reserved].

Section 6.12. Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.

Section 6.13. [Reserved].

Section 6.14. Permitted Activities of Holdings. Holdings shall not:

(a) incur any Indebtedness for borrowed money other than (i) the Indebtedness permitted to be incurred by Holdings under the Loan Documents and any Second Lien Facility or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are otherwise permitted hereunder, (iii) Indebtedness owed to the Borrower or any Restricted Subsidiary otherwise permitted hereunder and (iv) any Indebtedness or other obligations arising in respect of its Guarantee of the iStar Sale/Leaseback, iStar Sale/Leaseback 2014, any Excluded Property Transaction and any iStar Exchange;

(b) create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents and, subject to the Intercreditor Agreement, the collateral documents relating to any Second Lien Facility, in each case, to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money not referred to in clause (a)(i) of this Section 6.13); or

(c) engage in any material business activity or own any material assets other than (i) holding the Capital Stock of the Borrower and, indirectly, any other subsidiary of the Borrower (and/or any Joint Venture of any thereof); (ii) performing its obligations under the Loan Documents and any Second Lien Facility and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock permitted hereunder); (iv) filing Tax reports and paying Taxes, including Tax distributions made pursuant to Section 6.04(a)(xv) and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting any initial public offering of its Capital Stock; (viii) holding (A) Cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings pending the application thereof and (B) the proceeds of Indebtedness permitted by Section 6.01; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) making payments of the type permitted under Section 6.09(f) and the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or otherwise not prohibited under this Agreement; (xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); (xiii) [reserved]; (xiv) repurchases of Indebtedness through open market purchases and/or Dutch Auctions permitted hereunder; (xv) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and/or any Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments; (xvi) consummating the Holdings Reorganization Transaction, any Permitted Reorganization or any IPO Reorganization Transaction; (xvii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes related to such maintenance), (xviii) activities incidental or reasonably related to any of the foregoing and (xvii) any transaction expressly permitted pursuant to clauses (a), (b) and/or (d) of this Section 6.14; or

(d) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Event of Default exists or would result therefrom, (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its subsidiaries) so long as (i) Holdings is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings, (x) the successor Person expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (y) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (A)(ii) and (B) Holdings may (1) consummate the Holdings Reorganization Transaction and/or (2) otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its subsidiaries) so long as (x) no Change of Control results therefrom, (y) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (z) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (x) set forth in this clause (B); provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement, (2) it is understood and agreed that Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the Collateral pledged by Holdings, taken as a whole and (3) notwithstanding anything to the contrary in this Section 6.14, nothing herein shall preclude Holdings from consummating any Permitted Reorganization or IPO Reorganization Transaction.

Section 6.15. Financial Covenant.

(a) First Lien Leverage Ratio. On the last day of any Test Period ending on or after the last day of the first full Fiscal Quarter ending after the Closing Date on which the Revolving Facility Test Condition is then satisfied, the Borrower shall not permit the First Lien Leverage Ratio to be greater than 6.25:1.00, stepping-down to a First Lien Leverage Ratio of 6.00:1.00 for the Fiscal Quarter ended on or about September 30, 2020 and thereafter.

(b) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), if the Borrower reasonably expects to fail (or has failed) to comply with Section 6.15(a) above for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue equity (which shall be common equity, Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent)) for Cash or otherwise receive Cash contributions in respect of Qualified Capital Stock (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.15(a) shall be recalculated giving effect to the following pro forma adjustment: Consolidated Adjusted EBITDA shall be increased (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”), solely for the purpose of determining compliance with Section 6.15(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Cure Amount. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, except as expressly set forth below, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) would be satisfied, then the requirements of Section 6.15(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a) (or to be in pro forma compliance with any financial covenant with respect to any other Indebtedness that is being cured), (iv) upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments or any Additional Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents, in each case solely on the basis of the relevant Event of Default under Section 6.15(a), (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of Indebtedness (by netting or otherwise), except to the extent that the proceeds of such Cure Amount are actually applied to repay Indebtedness, such reduction may be credited in any subsequent Fiscal Quarter) for the purpose of determining compliance with Section 6.15(a) and (B) disregarded for all other purposes, including the purpose of determining whether any financial ratio-based condition has been satisfied, the Applicable Rate or the Commitment Fee Rate or the availability of any carve-out set forth in Article 6 of this Agreement and (vi) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit hereunder if an Event of Default under Section 6.15(a) exists during the 10 Business Day period during which the Borrower may exercise a Cure Right above unless and until the Cure Amount is actually received.

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan, any fee or other non-principal amount due hereunder within five Business Days after the date due.

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the applicable notice period and grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the applicable notice period and grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (x) with respect to any breach or default referred to in clause (ii) above with respect to a financial covenant in any such Indebtedness, such breach or default shall only constitute an Event of Default hereunder if such breach or default has resulted in the acceleration of such Indebtedness and the termination of commitments thereunder and (y) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i) (provided that subsequent delivery of a notice of Default or Event of Default shall cure such Event of Default for failure to provide notice, unless a Responsible Officer of Holdings or the Borrower had actual knowledge that such Default or Event of Default had occurred and was continuing and should have reasonably known in the course of his or her duties that failure to provide such notice would constitute an Event of Default), Section 5.02 (as it applies to the preservation of the existence of the Borrower), or Article 6; provided that, notwithstanding this clause (c), no breach or default by any Loan Party under Section 6.15(a) will constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have accelerated the Revolving Loans and any Additional Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand or acceleration (the “Financial Covenant Standstill”); it being understood and agreed that any breach of Section 6.15(a) (or any other financial covenant) is subject to cure as provided in Section 6.15(b), and no Event of Default shall arise under Section 6.15(a) until the 10th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Section 5.01(a) or (b), as applicable, and then only to the extent the Cure Amount has not been received on or prior to such date; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) (limited, on the Closing Date, solely to the Specified Representations and representations referred to in any officer’s certificate delivered on the Closing Date that specifically refers to this Section 7.01(d)), shall be untrue in any material respect as of the date made or deemed made and such untrue representation, warranty or certification shall remain untrue for a period of 30 days after notice from the Administrative Agent to the Borrower (which notice shall only be given at the direction of the Required Lenders); or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or in any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) (any such Person, a “Specified Person”) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local law, which relief is not stayed; or (ii) the commencement of an involuntary case against any Specified Person under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Specified Person, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Specified Person for all or a substantial part of its property, which remains, in any case under this clause (f), undismissed, unvacated, unbonded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against any Specified Person of an order for relief, the commencement by any Specified Person of a voluntary case under any Debtor Relief Law, or the consent by any Specified Person to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by any Specified Person to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; (ii) the making by any Specified Person of a general assignment for the benefit of creditors; or (iii) the admission by any Specified Person in writing of their inability to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party as to which the indemnifying party has been notified and not denied its indemnification obligations, self-insurance (if applicable) or insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (i) any material Loan Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared by a court of competent jurisdiction to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document or any Lien on a material portion of the Collateral ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared by a court of competent jurisdiction to be null and void or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, the contesting by any Loan Party of the validity or enforceability of any material provision of any Loan Document (or any Lien on a material portion of the Collateral purported to be created by the Collateral Documents) in writing or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k); or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Junior Indebtedness in excess of the Threshold Amount (in each case, to the extent required by such subordination provision) or any such subordination provision being invalidated by a court of competent jurisdiction or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; then, and in every such Event of Default (other than (x) an Event of Default with respect to the Borrower described in clause (f) or (g) of this Article or (y) any Event of Default arising under Section 6.15(a) ), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an Event of Default with respect to the Borrower described in clause (f) or (g) of this Article, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.15(a), after giving effect to the proviso to Section 7.01(c), (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder in respect of the Revolving Loans, shall become due and payable immediately, without presentment, demand, protest or other notice in respect thereof of any kind, all of which are hereby waived by the Borrower and (3) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account) and (Y) subject to the Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement and any other applicable intercreditor agreement, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8 THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, hereby irrevocably appoints JPM (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents or any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent (as collateral agent) to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Lenders agree that any such actions by the Administrative Agent shall bind such Secured Party.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof, provided, further that, the foregoing paragraph is solely for the benefit of the Administrative Agent and not any Lender.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, except as otherwise expressly limited herein, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including under Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC (or other applicable Debtor Relief Law), including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any new amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis. For the avoidance of doubt, nothing in this Article 8 shall limit any rights of Holdings or its Subsidiaries under Section 363(k) of the Bankruptcy Code (or the corresponding provisions of any other applicable Debtor Relief Law).

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized by the Secured Parties, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving thirty days’ written notice to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon thirty days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company or other Person reasonably acceptable to the Borrower with offices in the U.S.; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or (g), no consent of the Borrower shall be required. If no successor shall have been appointed as provided above and accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Any resignation or removal of the Administrative Agent hereunder shall also constitute its resignation as Issuing Bank and the Swingline Lender effective as of the date of effectiveness of its resignation or removal as Administrative Agent as provided above; it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time). In the event of any such resignation as an Issuing Bank or the Swingline Lender, the Borrower shall be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Issuing Bank or Swingline Lender hereunder. Upon the acceptance of any appointment as Issuing Bank or Swingline Lender hereunder by a successor Issuing Bank or Swingline Lender, as applicable, such successor Issuing Bank or Swingline Lender, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Issuing Bank or Swingline Lender, as applicable, and the resigning Issuing Bank and Swingline Lender, as applicable, shall be discharged from its duties and obligations in such capacity hereunder. In the event the Swingline Lender resigns, the Borrower shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as the Administrative Agent, an Issuing Bank or a Lender hereunder.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02) in accordance with Section 9.02;

(b) without limiting Section 9.22, release any Subsidiary Guarantor from its obligations under the Loan Guaranty (i) if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions or any event or other circumstance permitted hereunder); provided, that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type, after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity interest therein as estimated by the Borrower in good faith and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and/or (ii) upon the occurrence of the Termination Date;

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(c), 6.02(d), 6.02(e), 6.02(g), 6.02(l), 6.02(m), 6.02(n), 6.02(o), 6.02(q), 6.02(r), 6.02(u), 6.02(v)(ii), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(hh), 6.02(ii), 6.02(ll), 6.02(tt) and 6.02(uu) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); and

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements (and any amendments thereof) with respect to Indebtedness (including any Acceptable Intercreditor Agreement and any amendment thereto) that is (i) required or permitted to be subordinated hereunder or pari passu with the Liens securing the Obligations and/or (ii) secured by Liens, and which Indebtedness contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8. The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively as to any of the matters described in this Section 9.02 and Section 9.22 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent by the Loan Parties upon request.

The Administrative Agent is authorized to enter into the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder or pari passu with the Liens securing the Obligations and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”) and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness, and each Secured Party acknowledges that the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and any Additional Agreement is binding upon them. Each Secured Party hereby (a) acknowledges that it has received a copy of the Intercreditor Agreement and consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that it will be bound by, and will not take any action contrary to, the provisions of the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Additional Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement or any Additional Agreement (including any Acceptable Intercreditor Agreement) and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement, any Acceptable Intercreditor Agreement and/or any other Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with the terms of this Agreement, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

ARTICLE 9 MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of Holdings at:

Bowlmor AMF Corp.

222 West 44th Street

New York, New York 10036

Telephone: + 1 212 777-2622

Attention: Brett I. Parker

Email:

with a copy to (which shall not constitute notice to any Loan Party):

Atairos Group, Inc.

620 Fifth Avenue, Sixth Floor

New York, New York 10020

Telephone: +1 646 690-5223

Attention: Rachael A.Wagner

Email:

(ii) if to the Administrative Agent, at:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, Delaware 19713

Attention: Loan & Agency Services Group-Jonathan Martin

Telephone: +1 302-634-1964

Fax: +1 302 634-3301

Email:

with a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, Delaware 19713

Attention: Loan & Agency Services Group-William

Telephone: +1 302 634-1964

Fax: +1 302 634-3301

Email:

(iii) if to any Lender, to it at its address, facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, the Swingline Lender, each Issuing Bank and each Lender.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same is permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C), (D) and (E) of this Section 9.02(b) and Sections 9.02(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) except with the consent of each Lender directly and adversely affected thereby (but without requiring the consent of the Required Lenders), no such agreement shall;

(1) increase the Commitment or Additional Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an increase of any Commitment or Additional Commitment of such Lender;

(2) reduce or forgive the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date (other than, in each case, any waiver of, or consent to or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in (i) the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction or forgiveness of any principal amount due hereunder);

(3) (x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee, in each case payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent) (other than, in each case, any waiver of, or consent or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) shall constitute such an extension or postponement);

(4) reduce the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender; it being understood that no change in (i) the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction in any rate of interest or fee hereunder;

(5) extend the expiry date of such Lender’s Commitment or Additional Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an extension of any Commitment or Additional Commitment of any Lender; and

(6) waive, amend or modify the provisions of Section 2.18(b) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02); and

(B) no such agreement shall:

(1) change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof or pursuant to any Acceptable Intercreditor Agreement), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender;

(C) solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.15 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.15) or waive any Default or Event of Default in respect of Section 6.15 (other than as permitted under clause (y)), (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Additional Revolving Loan and/or (z) waive any Default or Event of Default that results from any representation made or deemed made by any Loan Party in any Loan Document in connection with any Credit Extension under the Revolving Facility being untrue in any material respect as of the date made or deemed made;

(D) solely with the consent of the relevant Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or (y) decrease the Letter of Credit Sublimit; and

(E) solely with the consent of the Borrower and applicable Class or Classes of Revolving Lenders and/or, if applicable, Issuing Banks, subject to the provisions of Section 1.10, this Agreement may be amended or otherwise modified to permit the availability of Revolving Loans and/or Letters of Credit denominated in a currency other than Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency;

provided, further, that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be and (y) amend or modify the provisions of Section 2.05 (as it applies to any Issuing Bank) or any letter of credit application or any bilateral agreement between the Borrower and any Issuing Bank regarding the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance (or deemed issuance) of Letters of Credit hereunder, without the prior written consent of, with respect to Section 2.05, the Administrative Agent, the Borrower and such Issuing Bank, or otherwise, the Borrower and such Issuing Bank . The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, incurrences of Additional Commitments or Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment, Additional Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)). Notwithstanding the foregoing, but without limiting the provisions of Section 2.22(g), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Initial Term Loans or any then-existing Additional Term Loans under any applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and plus (2) the amount of accrued interest, penalties and premium (including any tender premium) thereon, any committed but undrawn amount and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith),

(B) any Replacement Term Loans (other than customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (B)) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing, provided, that the foregoing limitation shall not apply to Replacement Term Loans having an aggregate principal amount outstanding not exceeding $20,000,000 (as selected by the Borrower),

(C) any Replacement Term Loans may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of the Initial Term Loans or Additional Term Loans (provided that if pari passu or junior as to payment or Collateral, such Replacement Term Loans shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Borrower, documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Term Loans are secured, such Replacement Term Loans may not be secured by any assets other than the Collateral,

(E) if any Replacement Term Loans are guaranteed, such Replacement Term Loans may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Term Loans that are pari passu with the Initial Term Loans in right of payment and security may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi),

(G) any Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), an amortization schedule, as the Borrower and the lenders providing such Replacement Term Loans may agree,

(H) [reserved],

(I) the covenants and events of default of any Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower in good faith) to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Term Loans (in each case, as of the date of incurrence of such Replacement Term Loans)), (ii) then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall thereafter be deemed satisfactory to the Administrative Agent), and

(ii) with the written consent of the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment or any Additional Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment or Additional Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus (x) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and plus (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B) no Replacement Revolving Facility (other than customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (B)) may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C) any Replacement Revolving Facility may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of the Revolving Credit Commitments or any Additional Revolving Credit Commitments (provided that if pari passu or junior as to payment or Collateral, such Replacement Revolving Facility shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Borrower, documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral,

(E) if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to clause (i) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G) any Replacement Revolving Facility shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrower and the lenders providing such Replacement Revolving Facility may agree,

(H) [reserved],

(I) the covenants and events of default of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower in good faith) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility), (ii) then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent); provided, that if any financial maintenance covenant is added to any such Replacement Revolving Facility and such financial maintenance covenant is more favorable to the lenders under such Replacement Revolving Facility than the Financial Covenant, either (x) such financial maintenance covenant shall only be applicable after the applicable Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any such financial maintenance covenant); and

(J) the commitments in respect of the Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees thereunder and payable in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented;

provided, further, that, in respect of each of clauses (i) and (ii) of this clause (c), (x) any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide any Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05 as if such Replacement Term Loans were Term Loans and (y) any Debt Fund Affiliate (but not any Non-Debt Fund Affiliate) may provide (without Administrative Agent consent) any Replacement Revolving Facility.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with any Requirements of Law or the advice of counsel or (y) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (A) effect the provisions of Sections 2.22, 2.23, 5.12, 5.14, 5.15, 5.16 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Incremental Equivalent Debt, any Replacement Term Loans, any Replacement Revolving Facility, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(z), that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment and/or a Refinancing Amendment), (iii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly without the input or consent of any Lender, (iv) the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify the Intercreditor Agreement or any Acceptable Intercreditor Agreement as provided therein or to give effect thereto or to carry out the purpose thereof without the input or consent of any Lender and (v) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

(e) Notwithstanding anything to the contrary contained in this Section 9.02, if the Revolving Lenders are to receive the benefit of any additional or modified financial maintenance covenant as a result of the application of the provisions set forth in clause (g) of the definition of “Incremental Equivalent Debt”, Section 2.22(a)(iv) or Section 9.02(c)(ii)(I), then the Administrative Agent and the Borrower shall be permitted, without the need for consent by any other Person, to effectuate such provisions by promptly entering into an amendment to this Agreement.

Section 9.03. Expenses; Indemnity.

(a) Subject to Section 9.05(f), the Borrower shall pay, upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower, (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrower shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest after the affected Person notifies the Borrower of such conflict, (x) one additional counsel to all similarly situated affected Indemnitees, taken as a whole, and (y) one additional local counsel in any relevant material jurisdiction to all similarly situated affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby (except for any Taxes, which shall be governed exclusively by Section 2.17), (ii) the use of the proceeds of the Loans or any Letter of Credit or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including any matters arising under Environmental Law), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Party or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such loss, claim, damage, or liability has resulted from such Person’s or a Related Party of such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c) The Borrower shall not be liable for any settlement or compromise of, or the consent to the ending of any judgment with respect to, any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is so settled, compromised or consented with the Borrower’s written consent, or if there is a final judgment entered against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04. Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07 and/or pursuant to any Permitted Reorganization, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any Successor Borrower permitted pursuant to a transaction referred to in clause (i) of the proviso above, shall thereafter be deemed to be and become the “Borrower” for all purposes hereunder, and such initial Borrower shall be released from its Obligations in respect of this Agreement and the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans (other than any such assignment to a Disqualified Institution or an affiliate thereof referred to in the last proviso of this clause (i) and identified to the Administrative Agent as such) if it has not responded to a written request for its consent from the Administrative Agent within 15 Business Days after receiving such written request; provided, further, that no consent of the Borrower shall be required (x) for any assignment of Initial Term Loans, Additional Term Loans, Initial Term Loan Commitments or Additional Term Loan Commitments to another Lender, an Affiliate of any Lender or an Approved Fund or (y) during the continuance of an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (solely with respect to the Borrower);

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund, or for any assignment to the Borrower and/or its Affiliates, which otherwise complies with the terms of this Section 9.05; and

(C) in the case of the Revolving Facility or any Additional Revolving Facility, each Issuing Bank and the Swingline Lender; provided, that notwithstanding the foregoing, the Borrower may withhold its consent to any assignment to any Person that is not expressly a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or commitments of any Class, the principal amount of Loans or commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Initial Term Loans, Additional Term Loans, Initial Term Loan Commitments and Additional Term Loan Commitments and (y) $5,000,000 in the case of Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Credit Commitments unless the Borrower and the Administrative Agent otherwise consent to a lesser amount, and in each case any assigned amount may exceed such minimum amount in an integral multiple of $1,000,000 in excess thereof;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that (x) such fee may be waived or reduced in the sole discretion of the Administrative Agent, (y) such fee shall not apply for any assignment to an Affiliated Lender or Debt Fund Affiliate and (z) only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent and the Borrower (irrespective of whether an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) exists) (1) an Administrative Questionnaire and (2) any form required under Section 2.17; and

(E) the assigning Lender shall, concurrently with its delivery of the same to the Administrative Agent, provide the Borrower with a copy of its request for such assignment, which shall include the name of the prospective assignee (irrespective of whether an Event of Default under Section 7.01(a) or Section 7.01(f) or Section 7.01(g) exists).

(iii) Except as otherwise provided in Section 9.05(g), subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee (and not a Disqualified Institution), legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Agreement, the Intercreditor Agreement and each other then-applicable Acceptable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution or an Affiliate thereof referred to in the last proviso of clause (b)(i) of this Section 9.05 and identified to the Administrative Agent as such, any Defaulting Lender or any natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (in its sole discretion) expressly acknowledging such Participant may receive a greater benefit. Any Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender and to deliver the tax forms required to claim an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document and then only to the extent of any amount to which such Lender would be entitled in the absence of any such participation (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution, Defaulting Lender or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii) No Lender may at any time enter into a total return swap, total rate of return swap, credit default swap or other Derivative Instrument under which any Loan or other Obligation hereunder is a reference obligation with any counterparty that is a Disqualified Institution, in each case unless the terms of such Derivative Transaction do not allow for such Lender to provide Confidential Information regarding Holdings or its subsidiaries to such counterparty and such Lender shall not agree to allow such counterparty (or its Affiliates) to direct the vote of such Lender with respect to any matter regarding the Facilities (including in any bankruptcy or other restructuring transaction).

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Disqualified Institution or Defaulting Lender. The making of any Loan by an SPC hereunder shall utilize the Commitment or Additional Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Section 2.15, 2.16 or 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) (i) Any assignment or participation by a Lender without the Borrower’s consent (A) to any Disqualified Institution or any Affiliate thereof or (B) to the extent the Borrower’s consent is required under this Section 9.05, to any other Person, shall be null and void, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation and/or specifically enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity; it being understood and agreed that Holdings, the Borrower and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any Affiliate thereof or any other Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity or pursuant to Section 9.05(f)(ii) below;

(ii) If any assignment or participation under this Section 9.05 is made to any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment Agreement reflecting such assignment within five Business Days of the date on which the Eligible Assignee executes and delivers such Assignment Agreement to such person, then such person shall be deemed to have executed and delivered such Assignment Agreement without any action on its part; provided that (I) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under Section 2.16 if any LIBO Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to Holdings, the Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (III) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(d). Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person;

(iii) Upon the request of any Lender, the Administrative Agent may and the Borrower will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) at the relevant time and such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Institution, in each case so long as such Lender and such potential assignee agree to keep the list of Disqualified Institutions confidential in accordance with the terms hereof;

(iv) The Borrower shall deliver the list of Disqualified Institutions and any updates, supplements or modifications thereto to JPMDQ_Contact@jpmorgan.com and any such updates, supplements or modifications thereto shall only become effective 3 days after such notice. In the event the list of Disqualified Institutions is not in accordance with the foregoing, it shall be deemed not received and not effective (except with respect to any delivery on or prior to the Closing Date); and

(v) Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Initial Term Loans or Additional Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions, or similar transactions pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 9.05(g), in each case open to all Lenders holding the relevant Initial Term Loans or such Additional Term Loans, as applicable, on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Initial Term Loans or Additional Term Loans acquired by Holdings, the Borrower or any of its subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans, as applicable, shall be deemed reduced by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so retired and cancelled, and each principal repayment installment with respect to the Initial Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Initial Term Loans so cancelled;

(ii) any Initial Term Loans or Additional Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Holdings, the Borrower or any of its subsidiaries or Parent Companies for purposes of cancelling such Indebtedness, and in exchange thereof such Affiliated Lender may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time, it being understood that (x) any such Initial Term Loans or Additional Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon such contribution and (y) any such contribution shall be treated as a capital contribution that builds the Available Amount pursuant to clause (iii) of the definition thereof by an amount equal to the fair market value (as determined by the Borrower in good faith) of the Initial Term Loans or Additional Term Loans so contributed; provided that if the fair market value of such Initial Term Loans or Additional Term Loans cannot be determined by the Borrower, the fair market value shall be deemed to be the purchase price of such Initial Term Loans or Additional Term Loans paid by such Affiliated Lender); provided that upon any such cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans, as applicable, shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Initial Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled;

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) after giving effect to such assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Initial Term Loans and Additional Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Initial Term Loans and Additional Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Initial Term Loans and Additional Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(v) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans or Additional Revolving Loans to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable;

(vi) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B) such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Initial Term Loans or Additional Term Loans required to be delivered to Lenders pursuant to Article 2); and

(vii) neither the Sponsor nor any Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g). Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Initial Term Loans, Additional Term Loans, Revolving Credit Commitments or Additional Revolving Credit Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Initial Term Loans, Additional Term Loans, Revolving Credit Commitments or Additional Revolving Credit Commitments (x) on a non-pro rata basis through Dutch Auctions or similar transactions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (g); provided that the Initial Term Loans, Additional Term Loans and unused commitments and other Loans of all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders or Required Revolving Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom or (B) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document. Any Initial Term Loans or Additional Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its subsidiaries or parent entities for purposes of cancelling such Indebtedness and in exchange thereof such Debt Fund Affiliate may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time (it being understood that (x) any Initial Term Loans or Additional Term Loans so contributed shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon contribution thereof and (y) any such contribution shall be treated as a capital contribution that builds the Available Amount pursuant to clause (iii) of the definition thereof by an amount equal to the fair market value (as determined by the Borrower in good faith) of the Initial Term Loans or Additional Term Loans so contributed; provided that if the fair market value of such Initial Term Loans or Additional Term Loans cannot be determined by the Borrower, the fair market value shall be deemed to be the purchase price of such Initial Term Loans or Additional Term Loans paid by such Debt Fund Affiliate)); provided that upon any such cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Initial Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled.

(h) Notwithstanding anything to the contrary herein, at the election of the Borrower, Revolving Loans and Revolving Credit Commitments held by a Defaulting Lender may be assigned to an Affiliated Lender without the need for the consent of any other Person, with the price of such assignment being the lower of (i) par plus accrued and unpaid interest and commitment fees thereon and (ii) such lower amount as agreed by the applicable Defaulting Lender and such Affiliated Lender; provided that Revolving Lenders that are not Defaulting Lenders shall have the right to repurchase such assigned Revolving Loans and Revolving Credit Commitments from such Affiliated Lender, with the price of such assignment being the lower of (i) par plus accrued and unpaid interest and commitment fees thereon and (ii) such lower amount as agreed by such Revolving Lender and such Affiliated Lender; provided further that the provisions of clause (g)(vi) above shall apply with respect to such Revolving Loans or Revolving Credit Commitments acquired and held by an Affiliated Lender, other than an Affiliated Lender that is a Debt Fund Affiliate, in which case only the limitation set forth in the final paragraph of Section 9.05(g) shall apply.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment or any Additional Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08. Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of the Borrower or any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF MERGER SUB 1 OR ITS APPLICABLE AFFILIATE HAS A RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY WHICH DOES NOT INVOLVE ANY CLAIMS AGAINST THE ARRANGERS, THE ISSUING BANKS, THE LENDERS OR ANY INDEMNIFIED PERSON, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE ACQUISITION AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a confidential, “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution, (b) upon the demand or request of any regulatory or governmental authority having jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by law, inform the Borrower promptly in advance thereof, (ii) ensure that any such information so disclosed is accorded confidential treatment and (iii) allow the Borrower a reasonable opportunity to object to such disclosure in such proceeding), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product under which payments are to be made by reference to the Borrower and its Obligations, (iv) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (v) subject to the Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its subsidiaries and their respective businesses, the Sponsor or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14. No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17. Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirements of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, the “Applicable Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Applicable Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Applicable Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Applicable Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

Section 9.20. Intercreditor Agreement. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER AND ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS “FIRST LIEN CREDIT AGREEMENT COLLATERAL AGENT” AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER AND ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SECOND LIEN CREDIT AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

Section 9.21. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding the Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding the Intercreditor Agreement), the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between the Intercreditor Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control.

Section 9.22. Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (included by merger or dissolution) or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; or (ii) upon the occurrence of the Termination Date, (b) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) by the Administrative Agent promptly following the request therefor by the Borrower and/or (c) the Person constituting Holdings immediately prior to the consummation of a Holdings Reorganization Transaction whereby the existing “Holdings” is not intended to remain as such shall be automatically released from its obligations hereunder (and its Loan Guaranty shall be automatically released) upon the consummation of such Holdings Reorganization Transaction; provided, that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type, after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity interest therein as estimated by the Borrower in good faith and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time. In connection with any such release, the Administrative Agent shall, subject to receipt of an officer’s certificate from the Borrower certifying that such transaction and release are permitted hereunder, promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent.

Section 9.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A-B MERGER SUB I INC.,
as Holdings,

By:	/s/ Rachael Wagner
Name:	Rachael Wagner
Title:	President

A-B MERGER SUB II LLC.,
as Borrower

By: A-B Merger Sub I Inc., its sole member

By:	/s/ Rachael Wagner
Name:	Rachael Wagner
Title:	President

Signature Page to First Lien Credit Agreement

After giving effect to the Merger Sub I Merger,
BOWLMOR AMF CORP.,
as Holdings,

By:	/s/ Brett I. Parker
Name:	Brett I. Parker
Title:	Chief Financial Officer

After giving effect to the Merger Sub II Merger,
KINGPIN INTERMEDIATED HOLDINGS LLC,
as Borrower

By:	/s/ Brett I. Parker
Name:	Brett I. Parker
Title:	Chief Financial Officer

Signature Page to First Lien Credit Agreement

JPMORGAN CHASE BANK, N. A., individually, as Administrative Agent, Term Lender, Revolving Lender, Swingline Lender and Issuing Bank

By:	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Managing Director

Signature Page to First Lien Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Revolving Lender and Existing Letter of Credit Issuer

By:	/s/ John D. Toronto
Name:	John D. Toronto
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

Signature Page to First Lien Credit Agreement

GOLDMAN SACHS BANK USA, as Revolving Lender

By:	/s/ Thomas M. Manning
Name:	Thomas M. Manning
Title:	Authorized Signatory

Signature Page to First Lien Credit Agreement

EXHIBIT A-1

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the First Lien Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the First Lien Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the First Lien Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the First Lien Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the First Lien Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the First Lien Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations hereunder and under Section 9.13 of the First Lien Credit Agreement. Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(v) of the First Lien Credit Agreement, (ii) without recourse to the Assignor and (iii) except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: [●]

2. Assignee: [●]

[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower: Kingpin Intermediate Holdings LLC

4. Administrative Agent: JPMorgan Chase Bank, N.A., as administrative agent under the First Lien Credit Agreement

[1]	Select as applicable.

A-I-1

5. First Lien Credit Agreement: That certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent for the Lenders and collateral agent for the Secured Parties.

6. Assigned Interest:

	Class of	Amount of	Percentage Assigned of
Aggregate Amount of Commitment/Loans	Loans Assigned	Commitment/Loans Assigned[2]	Commitment/Loans under Relevant Class[3]		CUSIP Number
$		$		%
$		$		%
$		$		%

Effective Date: [●][●], 20[●] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

7. THE PARTIES HERETO ACKNOWLEDGE THAT ANY ASSIGNMENT TO ANY DISQUALIFIED INSTITUTION WITHOUT OBTAINING THE REQUIRED CONSENT OF THE BORROWER OR, TO THE EXTENT THE BORROWER’S CONSENT IS REQUIRED UNDER SECTION 9.05 OF THE FIRST LIEN CREDIT AGREEMENT, TO ANY OTHER PERSON, SHALL BE NULL AND VOID, AND THE BORROWER SHALL BE ENTITLED TO PURSUE THE REMEDIES DESCRIBED IN SECTION 9.05 OF THE FIRST LIEN CREDIT AGREEMENT, INCLUDING THE RIGHT TO SEEK SPECIFIC PERFORMANCE TO UNWIND ANY SUCH ASSIGNMENT IN ADDITION TO INJUNCTIVE RELIEF OR ANY OTHER REMEDIES AVAILABLE TO THE BORROWER AT LAW OR IN EQUITY.

[Signature Page Follows]

[2]	Not to be less than (x) $1,000,000 in the case of Initial Term Loans, Additional Term Loans, Initial Term Commitments and Additional Term Commitments and (y) $5,000,000 in the case of Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Commitments unless the Borrower and the Administrative Agent otherwise consent.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-I-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

A-I-3

☐	ASSIGNEE HAS EXAMINED THE LIST OF DISQUALIFIED INSTITUTIONS AND REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY INSTITUTION IDENTIFIED ON SUCH LIST [(OTHER THAN, IN THE CASE OF THIS CLAUSE (B), A BONA FIDE DEBT FUND THAT IS AN AFFILIATE OF A COMPANY COMPETITOR OR ANY OTHER DISQUALIFIED INSTITUTION][4] [5].

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

[JPMORGAN CHASE BANK, N.A., as
Administrative Agent][6]

By:
Name:
Title:

[ISSUING BANK][7]

By:
Name:
Title:

[SWINGLINE LENDER, as Swingline Lender][8]

By:

[4]	Insert bracketed language if Assignee is a Bona Fide Debt Fund and not otherwise identified on the list of Disqualified Institutions.

[5]	To be completed by Assignee.

[6]	To be added only if the consent of the Administrative Agent is required.

[7]	To be added only with respect to an assignment under the Revolving Facility or any Additional Revolving Facility.

[8]	To be added only with respect to an assignment under the Revolving Facility or any Additional Revolving Facility.

A-I-4

[Consented to:][9]

[KINGPIN INTERMEDIATE HOLDINGS LLC,
as Borrower]

By:
Name:
Title:

[9]	To be added only if the consent of the Borrower is required by Section 9.05(b)(i)(A) of the First Lien Credit Agreement.

A-I-5

Annex I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the First Lien Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the First Lien Credit Agreement, (ii) it satisfies the requirements, if any, specified in the First Lien Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the First Lien Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the First Lien Credit Agreement and the Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it has examined the list of Disqualified Institutions and it is not (A) a Disqualified Institution or (B) an Affiliate of a Disqualified Institution [(other than, in the case of this Clause (B), a Bona Fide Debt Fund that is an affiliate of a Company Competitor but not an Affiliate of any other Disqualified Institution)]10 and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the First Lien Credit Agreement, duly completed and executed by the Assignee.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

[10]	Insert bracketed language if Assignee is a Bona Fide Debt Fund and not otherwise identified on the list of Disqualified Institutions or an Affiliate of a non-Company Competitor Disqualified Institution.

Annex I to Exhibit A-I-1

EXHIBIT A-2

[FORM OF]

AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Affiliated Lender] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the First Lien Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the First Lien Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Term Lender under the First Lien Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Term Lender) against any Person, whether known or unknown, arising under or in connection with the First Lien Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the First Lien Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the First Lien Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations hereunder and under Section 9.13 of the First Lien Credit Agreement. Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(v) of the First Lien Credit Agreement, (ii) without recourse to the Assignor and (iii) except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: [●]

2. Assignee: [●]

and is an Affiliated Lender [that is a Non-Debt Fund Affiliate / the Borrower or a subsidiary thereof].

3. Borrower: Kingpin Intermediate Holdings LLC

4. Administrative Agent: JPMorgan Chase Bank, N.A., as administrative agent under the First Lien Credit Agreement

5. First Lien Credit Agreement: That certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders.

A-2-1

6. Assigned Interest:

		Amount of	Percentage Assigned of
Aggregate Amount of Commitment/Loans	Class of Loans Assigned	Commitment/Loans Assigned[11]	Commitment/Loans under Relevant Class[12]		CUSIP Number
$		$		%

$		$		%

$		$		%

Effective Date: [●][●], 20[●] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[Signature Page Follows]

[11]	Not to be less than (x) $1,000,000 in the case of Initial Term Loans, Additional Term Loans, Initial Term Commitments and Additional Term Commitments and (y) $5,000,000 in the case of Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Commitments unless the Borrower and the Administrative Agent otherwise consent.

[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2-2

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

A-2-3

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to:][13]

[KINGPIN INTERMEDIATE HOLDINGS LLC], as Borrower

By:
Name:
Title:

[13]	To be added only if the consent of the Borrower is required by Section 9.05(b)(i)(A) of the First Lien Credit Agreement.

A-2-4

ANNEX I TO EXHIBIT A-2

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the First Lien Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Affiliated Lender Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the First Lien Credit Agreement, (ii) it satisfies the requirements, if any, specified in the First Lien Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the First Lien Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the First Lien Credit Agreement and the Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 4.01(c) or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to the Affiliated Lender Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the First Lien Credit Agreement, duly completed and executed by the Assignee, (vi) after giving effect to this Affiliated Lender Assignment and Assumption, the aggregate principal amount of all Term Loans and Additional Term Loans then held by all Affiliated Lenders does not exceed the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof) and (vii) in the case of Holdings or any of its subsidiaries, (1) no Indebtedness incurred under the Revolving Facility or any Additional Revolving Facility has been utilized to fund the purchase of the Assigned Interest and (2) no Default or Event of Default exists at the time of acceptance of bids for any Dutch Auction or the confirmation of any open market purchase; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the First Lien Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. In connection with any Dutch Auction, the Assignor has acknowledged and agreed that in connection with this Assignment and Assumption, (1) the applicable Affiliated Lender or its Affiliates may have, and later may come into possession of, MNPI, (2) the Assignor has independently, without reliance on the applicable Affiliated Lender, the Investors, Holdings, the Borrower, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding the Assignor’s lack of knowledge of the MNPI, (3) none of the applicable Affiliated Lenders, the Investors, Holdings, the Borrower, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims it may have against the applicable Affiliated Lender, the Investors, Holdings, the Borrower, each of their respective subsidiaries, the Administrative Agent, the Arrangers and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the MNPI and (4) the MNPI may not be available to the Administrative Agent, the Arrangers or the other Lenders. The Assignee agrees that, solely in its capacity as an Affiliated Lender, it will not be entitled to (a) attend (including by telephone) or participate in any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans or Additional Term Loans required to be delivered to Lenders pursuant to Article 2 of the First Lien Credit Agreement).

Annex I to Exhibit A-2-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. This Affiliated Lender Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

Annex I to Exhibit A-2-2

EXHIBIT B

[FORM OF]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group-Jonathan Martin

Tel: 302-634-1964

Fax:302-634-3301

Email:

With a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group-William

Tel: 302-634-1964

Fax: 302-634-3301

Email:

[●][●], 20[●]14

Ladies and Gentlemen:

Reference is hereby made to that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders. Terms defined in the First Lien Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.03 of the First Lien Credit Agreement that it requests the Borrowings under the First Lien Credit Agreement to be made on July 3, 2017, and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A) Borrower [Kingpin Intermediate Holdings LLC]15

[14]	The Administrative Agent must be notified in writing or by telephone (with such telephonic notification to be promptly confirmed in writing), which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 12:00 p.m. (i) three Business Days prior to the requested day of any Borrowing of LIBO Rate Loans (or 12:00 p.m. one Business Day in the case of any Borrowing of LIBO Rate Loans to be made on the Closing Date) and (ii) on the requested date of any Borrowing of ABR Loans (other than Swingline Loans) (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation (or such time as is acceptable to the Administrative Agent, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders.

(B)	Date of Borrowing (which shall be a Business Day)		[●]

(C)	Aggregate Amount of Borrowing[16]	$	[●]

(D)	Type of Borrowing[17]		[●]

(E)	Class of Borrowing		[●]

(F)	Interest Period[18] (in the case of a LIBO Rate Borrowing)		[●]

(G)	Amount, Account Number and Location

Wire Transfer Instructions:

Amount	$[●]
Bank:	[●]
ABA No.:	[●]
Account No.:	[●]
Account Name:	[●]

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing:

(A) The representations and warranties of the Loan Parties set forth in the First Lien Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that to the extent that any representation and warranty specifically refers to a given date or period, it is true and correct in all material respects as of such earlier date or for such period.

(B) At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing.]19

[Signature Page Follows]

[15]	For Borrowings made on the Closing Date, replace with A-B Merger Sub II, LLC.

[16]	Subject to Section 2.02(c) of First Lien Credit Agreement.
[17]	State whether a LIBO Rate Borrowing or ABR Borrowing. If no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

[18]	Must be a period contemplated by the definition of “Interest Period”. If no Interest Period is specified, then the Interest Period shall be of one-month’s duration.

[19]	Include bracketed language only for Borrowings after Closing Date.

[KINGPIN INTERMEDIATE HOLDINGS LLC][20]

By:
Name:
Title:

[20]	For Borrowings made on the Closing Date, use A-B Merger Sub II, LLC.

EXHIBIT C

[FORM OF]

COMPLIANCE OFFICER CERTIFICATE

[●][●], 20[●]

To: The Administrative Agent and each of the Lenders parties to the First Lien Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the First Lien Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, AS A RESPONSIBLE OFFICER OF THE BORROWER, IN SUCH CAPACITY AND NOT IN AN INDIVIDUAL CAPACITY, THAT:

1. I am the duly elected [●] of the Borrower and a Responsible Officer of the Borrower;

2. I have reviewed the terms of the First Lien Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Borrower and its Restricted Subsidiaries, on a consolidated basis, during the [Fiscal Quarter][Fiscal Year] covered by the attached financial statements;

3. [The attached financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of [Holdings] as at the dates indicated and its income and cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.]21

4. [Schedule 1 attached hereto sets forth reasonably detailed calculations of Excess Cash Flow for such Fiscal Year.]22

5. [Attached as Schedule 2 hereto is a list of the subsidiaries of the Borrower that identifies each subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date hereof.] [There is no change in the list of Restricted Subsidiaries and Unrestricted Subsidiaries since the date of the last Compliance Certificate.]23

[21]	Include to the extent the relevant Compliance Certificate is delivered in connection with unaudited quarterly financials.

[22]	Only required to the extent the relevant Compliance Certificate is delivered in connection with audited annual financialstatements (commencing with the Fiscal Year ending September 30, 2017).

[23]	Only required to provide in connection with Compliance Certificate delivered with annual audited financials.

6. [Attached as Schedule 3 hereto are (i) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the attached financial statements and (ii) if the attached financial statements relate to any Parent Company, consolidating financial information summarizing in reasonable detail the information related to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand.]24 25

7. [Attached hereto as Schedule 4 is the Narrative Report required to be delivered with the attached financial statements in accordance with Section 5.01(a) or (b) of the First Lien Credit Agreement, as applicable].26

8. Attached as Schedule 5 hereto are calculations in reasonable detail demonstrating compliance with the covenant set forth in Section 6.15(a) of the First Lien Credit Agreement.

[Signature Page Follows]

[24]	Only required if a subsidiary of the Borrower is or has been designated as an Unrestricted Subsidiary at the time of delivery of the applicable Compliance Certificate.

[25]	Only required to provide in connection with Compliance Certificate delivered with annual audited financials.

[26]	Applies to each delivery of annual and quarterly financial statements pursuant to Section 5.01(a) or (b) of the First Lien Credit Agreement.

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first written above. 27

[BOWLMOR AMF CORP.]

By:
Name:
Title:

[KINGPIN INTERMEDIATE HOLDINGS LLC]

By:
Name:
Title:

[27]	Please note the deadlines for satisfaction of the following requirements correspond with the delivery of each Compliance Certificate (unless otherwise indicated):

1.	The delivery of documents and deliverables required under Section 4.02(a) of the Security Agreement relating to any

(i) certificated Securities and/or (ii) Tangible Chattel Paper and/or Instruments having a face amount in excess of $5,000,000, in each case acquired during the Fiscal Quarter covered by the attached financial statements. NOTE: If any Loan Party acquires (i) certificated Securities and/or (ii) Tangible Chattel Paper and/or Instruments having a face amount in excess of $5,000,000 during the fourth Fiscal Quarter of any Fiscal Year, the documents and deliverables required under Section 4.02(a) of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

2.	The delivery of documents and deliverables required under Section 4.03(c) of the Security Agreement relating to any registration (or any application for registration of) any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, filed or acquired during the Fiscal Quarter covered by the attached financial statements. NOTE: If any Loan Party acquires any registration (or files any application for registration) of any Parent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, during the fourth Fiscal Quarter of any Fiscal Year, the documents and deliverables required under Section 4.03(c) of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

3.	To the extent the relevant Compliance Certificate is delivered in connection with audited annual financials and prior to a Qualifying IPO, delivery of the Financial Plan required by Section 5.01(h) of the First Lien Credit Agreement.

4.	The delivery of the documents required to be delivered under Section 5.12(a) of the First Lien Credit Agreement as a result of (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary rather than an Excluded Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (iii) any Restricted Subsidiary that is a Domestic Subsidiary (other than a Restricted Subsidiary that otherwise constitutes an Excluded Subsidiary) ceasing to be an Immaterial Subsidiary and/or (iv) any Restricted Subsidiary that is an Immaterial Subsidiary and a Domestic Subsidiary ceasing to be an Excluded Subsidiary, in each case during the Fiscal Quarter covered by the attached financial statements. NOTE: upon the taking of any action or the occurrence of any event described in clauses (i) through (iv) during the fourth Fiscal Quarter of any Fiscal Year, the documents required to be delivered under Section 5.12(a) of the First Lien Credit Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

SCHEDULE 1

Calculation of Excess Cash Flow

Schedule 1 to Exhibit C

SCHEDULE 2

List of Restricted Subsidiaries and Unrestricted Subsidiaries

Schedule 2 to Exhibit C

SCHEDULE 3

Summary of Pro Forma Adjustments/Consolidating Information

Schedule 3 to Exhibit C

SCHEDULE 4

[Narrative Report]

Schedule 4 to Exhibit C

SCHEDULE 5

[First Lien Leverage Ratio]

Schedule 5 to Exhibit C

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group-Jonathan Martin

Tel: 302-634-1964

Fax:302-634-3301

Email:

With a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group-William

Tel: 302-634-1964

Fax: 302-634-3301

Email:

[●][●], 20[●]28

Ladies and Gentlemen:

Reference is hereby made to that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders. Terms defined in the First Lien Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.08 of the First Lien Credit Agreement of an interest rate election, and in that connection sets forth below the terms thereof:

(A) [on [insert applicable date] (which is a Business Day), the undersigned will convert $[●]29 of the aggregate outstanding principal amount of the [Term][Revolving] Loans, bearing interest at the [ABR][LIBO] Rate, into a [LIBO][ABR] Loan [and, in the case of a LIBO Rate Loan, having an Interest Period of [●] month(s)]30[; and][.]]

[28]	The Administrative Agent must be notified in writing or by telephone (with such telephonic notification to be promptly confirmed in writing), which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 12:00 p.m. (i) three Business Days prior to the requested day of conversion or continuation of LIBO Rate Loans (or 12:00 p.m. one Business Day in the case of any conversion or continuation of LIBO Rate Loans on the Closing Date) and (ii) on the requested date of any conversion of any Borrowing to ABR Loans or any continuation of any Borrowing as ABR Loans (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request a conversion or continuation of LIBO Rate Loans with an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders.

[29]	Subject to Section 2.02(c) of the First Lien Credit Agreement.

[30]	Must be a period contemplated by the definition of “Interest Period”.

(B) [on [insert applicable date] (which is a Business Day), the undersigned will continue $[●] of the aggregate outstanding principal amount of the [Term][Revolving] Loans bearing interest at the LIBO Rate, as LIBO Rate Loans having an Interest Period of [●] month(s)31.]

[Signature Page Follows]

[31]	Must be a period contemplated by the definition of “Interest Period”.

[KINGPIN INTERMEDIATE HOLDINGS LLC]

By:
Name:
Title:

EXHIBIT E

FORM OF

PERFECTION CERTIFICATE

[See attached]

E-1

EXHIBIT F

[Reserved]

EXHIBIT G

[FORM OF]

PROMISSORY NOTE

$[●]	New York, New York
[●][●], 20[●]

FOR VALUE RECEIVED, the undersigned hereby promises to pay on demand to [●] (the “Lender”) or its registered permitted assign, at the office of JPMorgan Chase Bank, N.A. (“JPM”) at [●], [Term] [Revolving] [Swingline] Loans in the principal amount of $[●] or such lesser amount as is outstanding from time to time, on the dates and in the amounts set forth in the First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and JPM, in its capacities as an issuing bank, the swingline lender and as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacity, the “Administrative Agent”). The Borrower also promises to pay interest from the date of such Loans on the principal amount thereof from time to time outstanding, in like Dollars, at such office, in each case, in the manner and at the rate or rates per annum and payable on the dates provided in the First Lien Credit Agreement. Terms used but not defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement.

The Borrower promises to pay interest on any overdue principal and, to the extent permitted by Requirements of Law, overdue interest from the relevant due dates, in each case, in the manner, at the rate or rates and under the circumstances provided in the First Lien Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind to the extent possible under any Requirements of Law. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this promissory note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This promissory note is one of the promissory notes referred to in the First Lien Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the First Lien Credit Agreement, all upon the terms and conditions therein specified. This promissory note is entitled to the benefit of the First Lien Credit Agreement, and the obligations hereunder are guaranteed and secured as provided therein and in the other Loan Documents referred to in the First Lien Credit Agreement.

If any assignment by the Lender holding this Promissory Note occurs after the date of the issuance hereof, the Lender agrees that it shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender this Promissory Note to the Administrative Agent for cancellation

THE ASSIGNMENT OF THIS NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE FIRST LIEN CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING, THE REGISTER AND THE PARTICIPANT REGISTER.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[KINGPIN INTERMEDIATE HOLDINGS LLC], as the Borrower

By:
Name:
Title:

SCHEDULE A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to LIBO Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule A to Note

SCHEDULE B

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO RATE LOANS

Date	Amount of LIBO Rate Loans	Amount Converted to LIBO Rate Loans	Interest Period and LIBO Rate with Respect Thereto	Amount of Principal of LIBO Rate Loans Repaid	Amount of LIBO Rate Loans Converted to ABR Loans	Unpaid Principal Balance of LIBO Rate Loans	Notation Made By

Schedule B to Note

EXHIBIT H-1

[FORM OF]

FIRST LIEN TRADEMARK SECURITY AGREEMENT

This FIRST LIEN TRADEMARK SECURITY AGREEMENT is entered into as of [●][●], 20[●], (this “Agreement”), among [●] ([each, a][the] “Grantor”) and JPMorgan Chase Bank, N.A. (“JPM”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain First Lien Pledge and Security Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent. The First Lien Lenders (as defined below) have extended credit to A-B Merger Sub II LLC, a Delaware limited liability company (the “Borrower”) subject to the terms and conditions set forth in that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among Borrower, A-B Merger Sub I Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (collectively, the “First Lien Lenders”) and JPM, in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the First Lien Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of [such][the] Grantor and regardless of where located (collectively, the “Trademark Collateral”):

A. all Trademarks, including those Trademark registrations and registration applications in the United States Patent and Trademark Office listed on Schedule I hereto;

B. all goodwill associated with or symbolized by the Trademarks;

C. all assets, rights and interests that uniquely reflect or embody the Trademarks;

D. the right to sue third parties for past, present and future infringements, dilutions or violations of any Trademark; and

E. all proceeds of and rights associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

Notwithstanding anything to the contrary in (A) through (E) above, this Agreement shall not constitute a grant of a security interest in any Excluded Assets, including any “intent-to-use” Trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto.

H-1-1

SECTION 3. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

H-1-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●]

By:
Name: [●]
Title: [●]

H-1-3

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

H-1-4

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARKS APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

Schedule I

EXHIBIT A

[FORM OF]

FIRST LIEN TRADEMARK SECURITY AGREEMENT SUPPLEMENT

This FIRST LIEN TRADEMARK SECURITY AGREEMENT SUPPLEMENT is entered into as of [●][●], 20[●], this “Trademark Security Agreement Supplement”), among [●] ([each, a][the] “Grantor”) and JPMorgan Chase Bank, N.A. (“JPM”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain First Lien Pledge and Security Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent. The First Lien Lenders (as defined below) have extended credit to Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”) subject to the terms and conditions set forth in that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among Borrower, Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (collectively, the “First Lien Lenders”) and JPM, in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the First Lien Credit Agreement, the [Grantor][Grantors] and the Collateral Agent have entered into that certain First Lien Trademark Security Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Trademark Security Agreement”). Under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent for the benefit of the Secured Parties as security interest in the Additional Trademark Collateral (as defined below) and have agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Trademark Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Trademark Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of the [such][the] Grantor and regardless of where located (collectively, the “Additional Trademark Collateral”):

A. the Trademark registrations and registration applications in the United States Patent and Trademark Office listed on Schedule I hereto;

B. all goodwill associated with or symbolized by such Trademark registrations and registration applications;

C. all assets, rights and interests that uniquely reflect or embody such Trademark registrations and registration applications;

Exhibit A

D. the right to sue third parties for past, present and future infringements, dilutions or violations of such Trademark registrations and registration applications; and

E. all proceeds of and rights associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

Notwithstanding anything to the contrary in (A) through (E) above, this Trademark Security Agreement Supplement shall not constitute a grant of a security interest in any Excluded Assets, including any “intent-to-use” Trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto.

SECTION 3. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Additional Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Trademark Security Agreement Supplement and the Security Agreement, the terms of the US Security Agreement shall govern.

SECTION 4. Governing Law. This Trademark Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

Exhibit A

IN WITNESS WHEREOF, the parties hereto have duly executed this Trademark Security Agreement Supplement as of the day and year first above written.

[●]

By:
Name: [●]
Title: [●]

Exhibit A

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Exhibit A

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARKS APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

Schedule I

EXHIBIT H-2

[FORM OF]

FIRST LIEN PATENT SECURITY AGREEMENT

This FIRST LIEN PATENT SECURITY AGREEMENT is entered into as of [●][●], 20[●] (this “Agreement”), among [●] ([each, a][the] “Grantor”) and JPMorgan Chase Bank, N.A. (“JPM”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain First Lien Pledge and Security Agreement, July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent. The First Lien Lenders (as defined below) have extended credit to A-B Merger Sub II LLC, a Delaware limited liability company (the “Borrower”) subject to the terms and conditions set forth in that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among Borrower, A-B Merger Sub I Inc.., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (collectively, the “First Lien Lenders”) and JPM, in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the First Lien Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of [such][the] Grantor and regardless of where located (collectively, the “Patent Collateral”):

A. all Patents, including those Patent registrations and pending applications in the United States Patent and Trademark Office listed on Schedule I hereto;

B. the right to sue third parties for past, present and future infringements of any Patent; and

C. all proceeds of and any right associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

Notwithstanding anything to the contrary in (A) through (C) above, this Agreement shall not constitute a grant of a security interest in any Excluded Assets.

H-2-1

SECTION 3. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

H-2-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●]

By:
Name: [●]
Title: [●]

H-2-3

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENTS APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

Schedule I

EXHIBIT A

[FORM OF]

FIRST LIEN PATENT SECURITY AGREEMENT SUPPLEMENT

This FIRST LIEN PATENT SECURITY AGREEMENT SUPPLEMENT is entered into as of [●][●], 20[●] (this “Patent Security Agreement Supplement”), among [●] ([each, a][the] “Grantor”) and JPMorgan Chase Bank, N.A. (“JPM”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain First Lien Pledge and Security Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent. The First Lien Lenders (as defined below) have extended credit to Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”) subject to the terms and conditions set forth in that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, the Borrower, Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (collectively, the “First Lien Lenders”) and JPM, in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the First Lien Credit Agreement, the [Grantor][Grantors] and the Collateral Agent have entered into that certain First Lien Patent Security Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Patent Security Agreement”). Under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent for the benefit of the Secured Parties as security interest in the Additional Patent Collateral (as defined below) and have agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Patent Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Patent Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of [such][the] Grantor and regardless of where located (collectively, the “Additional Patent Collateral”):

A. the Patent registrations and pending applications in the United States Patent and Trademark Office listed on Schedule I hereto;

B. the right to sue third parties for past, present and future infringements of such Patent registrations and pending applications; and

C. all proceeds of and any right associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

Notwithstanding anything to the contrary in (A) through (C) above, this Patent Security Agreement Supplement shall not constitute a grant of a security interest in any Excluded Assets.

SECTION 3. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Additional Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Patent Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Patent Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

Exhibit A

IN WITNESS WHEREOF, the parties hereto have duly executed this Patent Security Agreement Supplement as of the day and year first above written.

[●]

By:
Name: [●]
Title: [●]

Exhibit A

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Exhibit A

SCHEDULE I

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENTS APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

Schedule I

EXHIBIT H-3

[FORM OF]

FIRST LIEN COPYRIGHT SECURITY AGREEMENT

This FIRST LIEN COPYRIGHT SECURITY AGREEMENT is entered into as of [●] [●],[●] (this “Agreement”), among [●] ([each, a][the] “Grantor”) and JPMorgan Chase Bank, N.A. (“JPM”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain First Lien Pledge and Security Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent. The First Lien Lenders (as defined below) have extended credit to A-B Merger Sub II LLC, a Delaware limited liability company (the “Borrower”) subject to the terms and conditions set forth in that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among the Borrower, A-B Merger Sub I Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (collectively, the “First Lien Lenders”) and JPM, in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the First Lien Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by [such][the] Grantor and regardless of where located (collectively, the “Copyright Collateral”):

A. all Copyrights, including those Copyright registrations and pending applications for registration in the United States Copyright Office listed on Schedule I;

B. the right to sue third parties for past, present and future infringements of any Copyright, and

C. all proceeds of and rights associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

Notwithstanding anything to the contrary in (A) through (C) above, this Agreement shall not constitute a grant of a security interest in any Excluded Assets.

SECTION 3. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

H-3-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●]

By:
Name: [●]
Title: [●]

H-3-2

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

H-3-3

SCHEDULE I

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

Schedule I

EXHIBIT A

[FORM OF]

FIRST LIEN COPYRIGHT SECURITY AGREEMENT SUPPLEMENT

This FIRST LIEN COPYRIGHT SECURITY AGREEMENT SUPPLEMENT is entered into as of [●][●], [●] (this “Copyright Security Agreement Supplement”), among [●] ([each, a][the] “Grantor”) and JPMorgan Chase Bank, N.A. (“JPM”), as Collateral Agent (the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain First Lien Pledge and Security Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent. The First Lien Lenders (as defined below) have extended credit to Kingpin Intermediate Holdings LLC, a Delaware limited liability company subject to the terms and conditions set forth in that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among Borrower, Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (collectively, the “First Lien Lenders”) and JPM, in its capacities as an issuing bank, the swingline lender for the First Lien Lenders and as administrative agent and collateral agent for the Secured Parties. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the First Lien Credit Agreement, the [Grantor][Grantors] and the Collateral Agent have entered into that certain First Lien Copyright Security Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Copyright Security Agreement”). Under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent for the benefit of the Secured Parties as security interest in the Additional Copyright Collateral (as defined below) and have agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Copyright Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Copyright Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by [such][the] Grantor and regardless of where located (collectively, the “Additional Copyright Collateral”):

A. the Copyright registrations and pending applications for registration in the United States Copyright Office listed on Schedule I hereto;

B. the right to sue third parties for past, present and future infringements of such Copyright registrations and pending applications for registration, and

C. all proceeds of and rights associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

Notwithstanding anything to the contrary in (A) through (C) above, this Copyright Security Agreement Supplement shall not constitute a grant of a security interest in any Excluded Assets.

SECTION 3. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Additional Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Copyright Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Copyright Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

Exhibit A

IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement Supplement as of the day and year first above written.

[●]

By:
Name: [●]
Title: [●]

Exhibit A

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Exhibit A

SCHEDULE I

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

Schedule I

EXHIBIT I

FORM OF

 GUARANTY AGREEMENT

[See attached]

I-1

EXECUTION VERSION

FIRST LIEN LOAN GUARANTY

THIS FIRST LIEN LOAN GUARANTY (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Loan Guaranty”) is entered into as of July 3, 2017 by and among A-B Merger Sub I Inc., a Delaware corporation, and after giving effect to the Merger Sub I Merger, Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the Subsidiary Parties (as defined below) from time to time party hereto (Holdings and the Subsidiary Parties, collectively, the “Loan Guarantors”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent for the lenders party the First Lien Credit Agreement referred to below (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENT

Reference is hereby made to that certain First Lien Credit Agreement dated as of July 3 , 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among, inter alios, Holdings, the Borrower (as defined below), the First Lien Lenders (as defined below) and the Administrative Agent.

The Loan Guarantors are entering into this Loan Guaranty in order to induce the First Lien Lenders to enter into and extend credit to the Borrower under the First Lien Credit Agreement and to guarantee the Secured Obligations.

Each Loan Guarantor will obtain benefits from the incurrence of Loans by the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower and its subsidiaries and the incurrence by the Loan Parties of Secured Hedging Obligations and Banking Services Obligations.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions of Certain Terms Used Herein. As used in this Loan Guaranty, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:

“Accommodation Payment” has the meaning assigned to such term in Section 2.09.

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Article” means a numbered article of this Loan Guaranty, unless another document is specifically referenced.

“Borrower” means the “Borrower” under and as defined in the First Lien Credit Agreement.

“Exhibit” refers to a specific exhibit to this Loan Guaranty, unless another document is specifically referenced.

“First Lien Credit Agreement” has the meaning assigned to such term in the Preliminary Statement.

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“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2.01.

“Guarantor Percentage” has the meaning assigned to such term in Section 2.09(a).

“Guaranty Supplement” has the meaning assigned to such term in Section 3.04.

“Holdings” has the meaning set forth in the preamble, or, as applicable, means New Holdings.

“Loan Guarantors” has the meaning assigned to such term in the preamble.

“Loan Guaranty” has the meaning assigned to such term in the preamble.

“Maximum Liability” has the meaning assigned to such term in Section 2.09(a).

“Non-ECP Guarantor” means each Loan Guarantor other than a Qualified ECP Guarantor.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 2.09(a).

“Obligated Party” has the meaning assigned to such term in Section 2.02.

“Paying Guarantor” has the meaning assigned to such term in Section 2.09(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Guarantor that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Section” means a numbered section of this Loan Guaranty, unless another document is specifically referenced.

“subsidiary” has the meaning assigned to such term in the First Lien Credit Agreement.

“Subsidiary Parties” means (a) the Restricted Subsidiaries of the Borrower identified on Exhibit A hereto and (b) each other Restricted Subsidiary that becomes a party to this Loan Guaranty as a Subsidiary Party after the date hereof, in accordance with Section 3.04 herein and Section 5.12 of the First Lien Credit Agreement.

“UFCA” has the meaning assigned to such term in Section 2.09(a).

“UFTA” has the meaning assigned to such term in Section 2.09(a).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Capitalized terms used in this Loan Guaranty and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement.

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ARTICLE 2

LOAN GUARANTY

Section 2.01. Guaranty. Except as otherwise provided for herein (including under Section 3.15), each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Administrative Agent (acting as agent for the Secured Parties, pursuant to Article 8 of the First Lien Credit Agreement) for the ratable benefit of the Secured Parties, the full and prompt payment, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (excluding, for the avoidance of doubt, any Excluded Swap Obligations), together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Guaranteed Obligations that are reimbursable in accordance with Section 9.03 of the First Lien Credit Agreement (collectively, the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Loan Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Secured Parties, on demand. Each Loan Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence of any of the Events of Default specified in Sections 7.01(f) or (g) of the First Lien Credit Agreement and thereafter irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Secured Parties. This Loan Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

Section 2.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any First Lien Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each of the Borrower, each Loan Guarantor, each other guarantor or such other Person, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Administrative Agent may enforce this Loan Guaranty at any time when an Event of Default has occurred and is continuing.

Section 2.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein (including under Section 3.15), the obligations of each Loan Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason, including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any Obligated Party; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any First Lien Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by the Borrower or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrower or (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Loan Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

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(b) Except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 3.15, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any Requirements of Law purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity, in each case, other than as set forth in Section 3.15.

Section 2.04. Defenses Waived. To the fullest extent permitted by applicable law, and except for termination of a Loan Guarantor’s obligations hereunder or as otherwise provided for herein (including under Section 3.15), each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Loan Guarantor or arising out of the disability of the Borrower or any other Loan Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Guarantor. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by applicable law, any notice not provided for herein or in any other Loan Document, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Loan Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as may be required by applicable law and to the extent the relevant requirement cannot be waived) to require the Administrative Agent to (i) proceed against the Borrower, any other Loan Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Loan Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s power whatsoever. The Administrative Agent may, at its election and in accordance with the terms of the applicable Loan Documents, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except as otherwise provided in Section 3.15. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though such election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

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Section 2.05. Authorization. Each Loan Guarantor authorizes the Administrative Agent without notice or demand (except as may be required by applicable law and to the extent the relevant requirement cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 3.15), from time to time, subject to the Intercreditor Agreement and the terms of the referenced Loan Documents, to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Loan Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(d) release or substitute any endorser, any guarantor, the Borrower, any other Loan Party and/or any other obligor;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Secured Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Parties regardless of what liability or liabilities of the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Loan Guaranty, the First Lien Credit Agreement, any other Loan Document, any Hedge Agreement with respect to any Secured Hedging Obligation, any instrument or agreement relating to Banking Services Obligations or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Loan Guaranty, the First Lien Credit Agreement, any other Loan Document, any Hedge Agreement with respect to any Secured Hedging Obligation, any instrument or agreement relating to Banking Services Obligations or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Loan Guarantors from their respective liabilities under this Loan Guaranty.

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Section 2.06. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this Loan Guaranty until the occurrence of the Termination Date; provided that if any amount shall be paid to such Loan Guarantor on account of such subrogation rights at any time prior to the Termination Date, then unless such Loan Guarantor has already discharged its liabilities under this Loan Guaranty in an amount equal to such Loan Guarantor’s Maximum Liability as of such date, such amount shall be held by the recipient Loan Guarantor in trust for the benefit of the Secured Parties and shall forthwith be paid by the recipient Loan Guarantor to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with Section 2.18(b) of the First Lien Credit Agreement.

Section 2.07. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Loan Guarantors forthwith on demand by the Administrative Agent.

Section 2.08. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any First Lien Lender or any other Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 2.09. Contribution; Subordination; Maximum Liability.

(a) In the event any Loan Guarantor (a “Paying Guarantor”) makes any payment or payments under this Loan Guaranty or suffers any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty (each such payment or loss, an “Accommodation Payment”), each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such Accommodation Payments by such Paying Guarantor. For purposes of this Article 2, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such Accommodation Payments by a Paying Guarantor shall be determined as of the date on which such Accommodation Payment was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability (as defined below) as of such date to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date. As of any date of determination, the “Maximum Liability” of each Loan Guarantor shall be equal to the maximum amount of liability which could be asserted against such Loan Guarantor hereunder and under the First Lien Credit Agreement without (i) rendering such Loan Guarantor “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraud Conveyance Act (“UFCA”), (ii) leaving such Loan Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Loan Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA. Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Secured Obligations until the Termination Date. If, prior to the Termination Date, any such contribution payments are received by a Paying Guarantor at any time when an Event of Default has occurred and is continuing, such contribution payments shall be collected, enforced and received by such Loan Guarantor as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Secured Obligations, but without affecting or impairing in any manner the liability of such Loan Guarantor under the other provisions of this Loan Guaranty. This provision is for the benefit of the Administrative Agent, the First Lien Lenders and the other Secured Parties.

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(b) It is the desire and intent of the Loan Guarantors and the Secured Parties that this Loan Guaranty shall be enforced against the Loan Guarantors to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to such Loan Guarantor’s Maximum Liability. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of such Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 2.10. Representations and Warranties. On the date hereof, and to the extent required in accordance with the terms of the First Lien Credit Agreement, each Loan Guarantor hereby makes each applicable representation and warranty made in the Loan Documents by the Borrower with respect to such Loan Guarantor, and each Loan Guarantor hereby further acknowledges and agrees with respect to such Loan Guarantor that such Loan Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Guaranty and each other Loan Document to which it is or is to be a party, and such Loan Guarantor has established adequate means of obtaining from each other Loan Guarantor on a continuing basis information pertaining to the business, condition (financial or otherwise), operations, performance, properties and prospects of each other Loan Guarantor.

Section 2.11. Covenants. Each Loan Guarantor covenants and agrees that until the Termination Date, such Loan Guarantor will perform and observe, and cause each of its respective Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents that the Borrower has agreed to cause such Loan Guarantor or such Restricted Subsidiaries to perform or observe.

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ARTICLE 3

GENERAL PROVISIONS

Section 3.01. Liability Cumulative. The liability of each Loan Guarantor under this Loan Guaranty is in addition to and shall be cumulative with all liabilities of such Loan Guarantor to the Administrative Agent and the First Lien Lenders under the First Lien Credit Agreement and the other Loan Documents to which such Loan Guarantor is a party or in respect of any obligations or liabilities of the other Loan Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 3.02. No Waiver; Amendments. No delay or omission of the Administrative Agent to exercise any right or remedy granted under this Loan Guaranty shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Loan Guaranty whatsoever shall be valid unless in writing signed by the Loan Guarantors and the Administrative Agent in accordance with Section 9.02 of the First Lien Credit Agreement and then only to the extent specifically set forth in such writing.

Section 3.03. Severability of Provisions. To the extent permitted by applicable law, any provision of this Loan Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Loan Guaranty; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 3.04. Additional Subsidiaries. Certain Restricted Subsidiaries of the Borrower may be required to enter into this Loan Guaranty as a Subsidiary Party pursuant to and in accordance with Section 5.12 of the First Lien Credit Agreement. Upon execution and delivery by any such Restricted Subsidiary of an instrument in substantially the form of Exhibit B hereto (each, a “Guaranty Supplement”), such Restricted Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Guarantor hereunder or any other Person. The rights and obligations of each Loan Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Guarantor as a party to this Loan Guaranty.

Section 3.05. Headings. The titles of and section headings in this Loan Guaranty are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Loan Guaranty.

Section 3.06. Entire Agreement. This Loan Guaranty and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 3.07. CHOICE OF LAW. THIS LOAN GUARANTY AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS LOAN GUARANTY, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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Section 3.08. CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN GUARANTY AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01 OF THE FIRST LIEN CREDIT AGREEMENT. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS LOAN GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY TO THIS LOAN GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 3.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 3.10. Indemnity. Each Loan Guarantor hereby agrees to indemnify the Administrative Agent and the other Indemnitees, as set forth in Section 9.03 of the First Lien Credit Agreement.

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Section 3.11. Counterparts. This Loan Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Loan Guaranty by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Loan Guaranty.

Section 3.12. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE GUARANTEE OF THE GUARANTEED OBLIGATIONS GRANTED TO THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS LOAN GUARANTY AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND ANY OTHER ACCEPTABLE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OR ANY OTHER ACCEPTABLE INTERCREDITOR AGREEMENT, ON THE ONE HAND, AND THIS LOAN GUARANTY, ON THE OTHER HAND, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT OR OTHER ACCEPTABLE INTERCREDITOR AGREEMENT, AS APPLICABLE, SHALL GOVERN AND CONTROL.

Section 3.13. Successors and Assigns. Whenever in this Loan Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Loan Guarantor or the Administrative Agent that are contained in this Loan Guaranty shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction permitted under the First Lien Credit Agreement (including a transaction resulting in a Successor Borrower or New Holdings), no Loan Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 3.14. Survival of Agreement. Without limitation of any provision of the First Lien Credit Agreement or Section 3.10 hereof, all covenants, agreements, indemnities, representations and warranties made by the Loan Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Loan Guaranty or any other Loan Document shall be considered to have been relied upon by the First Lien Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such First Lien Lender or on its behalf and notwithstanding that the Administrative Agent or any First Lien Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the First Lien Credit Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Loan Guarantor until such Loan Guarantor is otherwise released from its obligations under this Loan Guaranty in accordance with Section 3.15.

Section 3.15. Release of Loan Guarantors. A Subsidiary Party shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released in the circumstances described in Article 8 and Section 9.22 of the First Lien Credit Agreement. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Loan Guarantor, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 3.15 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

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Section 3.16. Payments. All payments made by any Loan Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 2.17 and 2.18 of the First Lien Credit Agreement.

Section 3.17. Notice, etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(a) if to any Loan Guarantor, addressed to it in care of the Borrower at its address specified in Section 9.01 of the First Lien Credit Agreement;

(b) if to the Administrative Agent or any First Lien Lender, at its address specified in Section 9.01 of the First Lien Credit Agreement;

(c) if to any Secured Party in respect of any Secured Hedging Obligations, at its address specified in the Hedge Agreement to which it is a party; or

(d) if to any Secured Party in respect of any Banking Services Obligations, at its address specified in the relevant documentation to which it is a party.

Section 3.18. Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, while an Event of Default has occurred and is continuing, the Administrative Agent, each First Lien Lender, each Issuing Bank and each of their respective Affiliates shall be entitled to rights of setoff to the extent provided in Section 9.09 of the First Lien Credit Agreement.

Section 3.19. Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Loan Guarantors nor the Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Guaranty or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnitee against any of the Loan Guarantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 3.10.

Section 3.20. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Guarantor to honor all of its obligations under this Loan Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.20 for the maximum amount of such liability that can be hereby incurred, without rendering its obligations under this Section 3.20, or otherwise under this Loan Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 3.20 constitute, and this Section 3.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Loan Guarantor and the Administrative Agent have executed this Loan Guaranty as of the date first above written.

A-B MERGER SUB I INC.
as Holdings

By:
Name:
Title:

BOWLMOR AMF CORP.,
as Holdings

By:
Name:
Title:

Signature Page to First Lien Loan Guaranty

Kingpin Intermediate LLC
Strike Holdings LLC
Bowlmor Lanes LLC
Bowlmor Times Square, LLC
Westwood Lanes, LLC
Strike Miami, LLC
Strike Cupertino VFP, LLC
Strike Tustin TDTL, LLC
Strike Consulting, LLC
Strike Long Island, LLC
Bowlero Jupiter Lanes, LLC
Leiserv, LLC
Brunswick Recreation LLC
Brunswick Zone XL Colorado Springs, LLC
Brunswick Zone XL Rockford LLC
Bowlero Scottsdale, LLC
Bowlero Leesburg, LLC
Bowlero Dania, LLC
AMF Worldwide Bowling Centers Holdings Inc.
AMF Bowling Centers Holdings Inc.
AMF Bowling Centers, Inc.
Texas Operations Holding Company, Inc.
AMF Bowling Worldwide, Inc.
Goode Bowling Corp.

By:
Name:	Brett I. Parker
Title:	Chief Financial Officer

Signature Page to First Lien Loan Guaranty

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to First Lien Loan Guaranty

EXHIBIT B

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [●], 20[●], is entered into among [●], a [●] (the “New Subsidiary”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) pursuant to that certain First Lien Loan Guaranty, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Loan Guaranty”), by and among A-B Merger Sub I Inc., a Delaware corporation (“Holdings”), the Subsidiary Parties from time to time party thereto (Holdings and the Subsidiary Parties, collectively, the “Loan Guarantors”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent for the lenders party the First Lien Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the First Lien Loan Guaranty.

[Each] [The] New Subsidiary and the Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:

1. [Each] [The] New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, [each] [the] New Subsidiary will be deemed to be a Loan Guarantor under the First Lien Loan Guaranty and a Loan Guarantor for all purposes of the First Lien Credit Agreement and shall have all of the rights, benefits, duties and obligations of a Loan Guarantor thereunder as if it had executed the First Lien Loan Guaranty. [Each] [The] New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the First Lien Loan Guaranty. Without limiting the generality of the foregoing terms of this paragraph 1, [each] [the] New Subsidiary hereby absolutely and unconditionally guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Secured Parties, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with the First Lien Loan Guaranty.

2. [Each] [The] New Subsidiary hereby waives acceptance by the Administrative Agent and the Secured Parties of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

3. [Each] [The] New Subsidiary hereby (x) makes, as of the date hereof, each representation and warranty set forth in Section 2.10 of the First Lien Loan Guaranty, except as set forth on Schedule A hereto] and (y) agrees to perform and observe, and to cause each of its Restricted Subsidiaries to perform and observe, the covenants set forth in Section 2.11 of the First Lien Loan Guaranty.

4. From and after the execution and delivery hereof by the parties hereto, this Agreement shall constitute a “Loan Document” for all purposes of the First Lien Credit Agreement and the other Loan Documents.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

B-1

IN WITNESS WHEREOF, [each] [the] New Subsidiary has caused this Agreement to be duly executed by its authorized officer and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

[Signature Page to Joinder Agreement to First Lien Loan Guaranty]

B-2

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Joinder Agreement to First Lien Loan Guaranty]

[SCHEDULE A

CERTAIN EXCEPTIONS]

EXHIBIT J

FORM OF

SECURITY AGREEMENT

[See attached]

J-1

EXECUTION VERSION

FIRST LIEN PLEDGE AND SECURITY AGREEMENT

THIS FIRST LIEN PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of July 3, 2017 by and among A-B Merger Sub II LLC, a Delaware limited liability company, and after giving effect to the Merger Sub 2 Merger, Kingpin Intermediate (the “Borrower”), A-B Merger Sub I Inc., a Delaware corporation, and after giving effect to the Merger Sub I Merger, Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the Subsidiary Parties and the other Grantors from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPM”), in its capacity as administrative agent and collateral agent for the Secured Parties (together with its successors and assigns, in such capacities, the “Agent”).

PRELIMINARY STATEMENT

Holdings, the Borrower, the First Lien Lenders (as defined below) and others are entering into that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”). The Grantors are entering into this Security Agreement in order to induce the First Lien Lenders to enter into and extend credit to the Borrower under the First Lien Credit Agreement and to secure the Secured Obligations, including their obligations under the Loan Guaranty.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Terms Defined in First Lien Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the First Lien Credit Agreement.

Section 1.02. Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the First Lien Credit Agreement are used herein as defined in Articles 8 or 9 of the UCC, as the context may require (including without limitation, as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Deposit Accounts,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” “Securities Entitlement,” “Supporting Obligation” and “Tangible Chattel Paper”).

Section 1.03. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:

“Agent” has the meaning set forth in the preamble.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Borrower” has the meaning set forth in the preamble, or, as applicable, means any Successor Borrower.

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“Collateral” has the meaning set forth in Article 2.

“Contract Rights” means all rights of any Grantor under any Contract, including, without limitation, (i) any and all rights to receive and demand payments under such Contract, (ii) any and all rights to receive and compel performance under such Contract and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with such Contract.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedge Agreement, licensing agreement and any partnership agreement, joint venture agreement and/or limited liability company agreement).

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Grantor, all Copyrights owned by such Grantor.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“First Lien Credit Agreement” has the meaning set forth in the Preliminary Statement.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement.

“Grantors” means Holdings, the Borrower and each of the Subsidiary Parties party hereto, and any other Person added as a “New Grantor” hereunder, pursuant to Section 7.10.

“Holdings” has the meaning set forth in the preamble, or, as applicable, means New Holdings.

“Intellectual Property Security Agreement Supplements” means (a) a Trademark Security Agreement Supplement, (b) a Patent Security Agreement Supplement or (c) a Copyright Security Agreement Supplement, in each case, substantially in the form of Exhibit A to the relevant Intellectual Property Security Agreement, as applicable.

“JPM” has the meaning set forth in the preamble.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements (whether as licensor or licensee) in and to its owned Patents, Copyrights, Trademarks, Trade Secrets or Software, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof and (c) all rights to sue for past, present, and future breaches thereof.

“Money” has the meaning set forth in Article 1 of the UCC.

“Patents” means, with respect to any Grantor, all Patents owned by such Grantor.

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“Permits” means, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Pledged Collateral” means all Pledged Stock, including all stock certificates, options or rights of any nature whatsoever in respect of the Pledged Stock that may be issued or granted to, or held by, any Grantor while this Security Agreement is in effect, all Instruments, Securities and other Investment Property owned by any Grantor, whether or not physically delivered to the Agent pursuant to this Security Agreement, whether now owned or hereafter acquired by such Grantor and any and all Proceeds thereof, excluding any items constituting Excluded Assets.

“Pledged Stock” means, with respect to any Grantor, the shares of Capital Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor, together with any other shares of Capital Stock required to be pledged by such Grantor pursuant to the terms hereof or Section 5.12 of the First Lien Credit Agreement, excluding any items constituting Excluded Assets.

“Proceeds” has the meaning assigned in Article 9 of the UCC and, in any event, shall also include but not be limited to (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (iii) any and all Stock Rights and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means any Account, Chattel Paper, Document, Investment Property, Instrument and/or any General Intangible, in each case, that is a right or claim to receive money, but in any case, excluding any item constituting an Excluded Asset.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security Agreement” has the meaning set forth in the preamble.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Capital Stock.

“Subsidiary Parties” means (a) the Subsidiaries of the Borrower party hereto on the Closing Date and (b) each Restricted Subsidiary that becomes a party to this Security Agreement after the date hereof in accordance with Section 7.10 hereof and Section 5.12 of the First Lien Credit Agreement.

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“Trade Secrets” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to the following: (a) all confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, and data collections; (b) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future infringements thereof; (c) all rights to sue for past, present and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing.

“Trademarks” means, with respect to any Grantor, all Trademarks owned by such Grantor.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE 2

GRANT OF SECURITY INTEREST

Section 2.01. Grant of Security Interest. (a) As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, collaterally assigns, mortgages, transfers and grants to the Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor, and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii) all Copyrights, Patents, Trademarks and Trade Secrets;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) all Inventory;

(xi) all Investment Property, Pledged Stock and other Pledged Collateral;

(xii) all Money, cash and cash equivalents;

(xiii) all letters of credit and Letter-of-Credit Rights;

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(xiv) all Deposit Accounts, Securities Accounts, Commodities Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any bank or other financial institution and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(xv) all Securities Entitlements in any or all of the foregoing;

(xvi) all Permits;

(xvii) all Software and all recorded data of any kind or nature, regardless of the medium of recording;

(xviii) all Domain Names;

(xix) all Contracts, together with all Contract Rights arising thereunder;

(xx) all Licenses;

(xxi) all Supporting Obligations; and

(xxii) all accessions to, substitutions and replacements for and Proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b) Notwithstanding the foregoing, the term “Collateral” (and any component definition thereof) shall not include any Excluded Asset. Notwithstanding anything to the contrary contained herein, immediately upon the ineffectiveness, lapse or termination of any restriction or condition set forth in the definition of “Excluded Assets” in the First Lien Credit Agreement that prevented the grant of a security interest in any right, interest or other asset that would have, but for such restriction or condition, constituted Collateral, the Collateral shall include, and the relevant Grantor shall be deemed to have granted a security in, such previously restricted or conditioned rights, interests or other assets, as the case may be, as if such restriction or condition had never been in effect. For the avoidance of doubt, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Agent on the date and to the extent required pursuant to Section 4.01 and 4.02 of the First Lien Credit Agreement, for the benefit of the Secured Parties, that:

Section 3.01. Title, Perfection and Priority; Filing Collateral. This Security Agreement is effective to create a legal, valid and, subject to the Legal Reservations, enforceable Lien on and security interest in the Collateral, in which a security interest may be created under the UCC in favor of the Agent for the benefit of the Secured Parties and, subject to the terms of the last paragraph of Section 4.01 of the First Lien Credit Agreement and the satisfaction of the Perfection Requirements, the Agent will have a fully perfected Lien (with the priority set forth in the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any) on the Collateral securing the Secured Obligations to the extent required hereby.

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Section 3.02. Intellectual Property.

(a) Upon filing of appropriate financing statements with the Secretary of State (or equivalent office) of the state of organization of such Grantor and the filing of the applicable Intellectual Property Security Agreement with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Agent shall have a fully perfected Lien (with the priority set forth in the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any) subject to no other Liens (other than Permitted Liens) on the Collateral constituting such Grantor’s United States registered Patents, Trademarks and Copyrights under the UCC (and applications therefor) and the laws of the United States for the benefit of the Secured Parties, and such perfected security interests shall be enforceable as such against any and all creditors of and purchasers from the Grantors, subject to the Legal Reservations.

(b) No Grantor is aware of any written third-party claim (i) that any of its owned Patent, Trademark or Copyright registrations or applications that constitute Collateral is invalid or unenforceable, or (ii) challenging such Grantor’s rights to such registrations and applications, other than, in each case, to the extent any such third-party claims would not reasonably be expected to have a Material Adverse Effect.

Section 3.03. Pledged Collateral; Instruments and Chattel Paper.

(a) (i) All Pledged Stock has been duly authorized and validly issued (to the extent such concepts are relevant with respect to such Pledged Collateral) by the issuer thereof and is fully paid and non-assessable, (ii) as of the Closing Date, each Grantor is the direct owner, beneficially and of record, of the Pledged Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor and (iii) as of the Closing Date, each Grantor holds the Pledged Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor free and clear of all Liens (other than Permitted Liens).

Section 3.04. Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the certifications set forth therein are true, complete and correct in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the date hereof.

Section 3.05. Recourse. This Security Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein and in the Loan Documents.

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ARTICLE 4

COVENANTS

From the date hereof, and thereafter until the Termination Date:

Section 4.01. General.

(a) Authorization to File Financing Statements; Ratification. Each Grantor hereby authorizes the Agent to file all financing statements with respect to the Collateral naming such Grantor as debtor and the Agent as secured party, in form appropriate for filing under the UCC of the relevant jurisdiction and filings with the United States Patent and Trademark Office and the United States Copyright Office in favor of the Agent and, subject in each case to the limitations set forth in this Security Agreement and the other Loan Documents, each Grantor agrees to file or shall authorize the Agent to file such other documents and to take such other actions as may from time to time be reasonably requested by the Agent in order to establish and maintain a valid, enforceable (subject to the Legal Reservations) and perfected security interest (with the priority set forth in the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any) in and subject, in the case of Pledged Collateral, to the extent required pursuant to Section 4.02 hereof, Control of, the Collateral. Each Grantor shall pay any applicable filing fees, recordation fees and related expenses relating to its Collateral in accordance with Section 9.03(a) of the First Lien Credit Agreement. Any financing statement filed by the Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate the Collateral (A) as all assets of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) in each case to the extent applicable, whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the relevant real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Agent promptly upon request.

(b) Further Assurances. Each Grantor agrees, at its own expense, to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Persons holding Permitted Liens on such Collateral that have priority over the Agent’s Lien) and to defend the security interest of the Agent in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Change of Name, Etc. Following delivery of any notice required by Section 5.01(i) of the First Lien Credit Agreement, the relevant Grantor shall promptly make all filings required under the UCC or other applicable law and take all other actions reasonably requested by the Agent and deemed by the Agent to be necessary or reasonable and appropriate to ensure that the Agent shall continue at all times following such change to have a valid, legal, enforceable (subject to the Legal Reservations and other limitations set forth herein) and perfected security interest (with the priority set forth in the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any) subject to no other Liens (other than Permitted Liens) in such Collateral for its benefit and the benefit of the other Secured Parties.

Section 4.02. Pledged Collateral.

(a) Delivery of Certificated Securities, Tangible Chattel Paper, Instruments and Documents. Each Grantor will, subject to the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, after the Closing Date, hold in trust for the Agent upon receipt and, (x) if the event giving rise to the obligation under this Section 4.02(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the First Lien Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (y) if the event giving rise to the obligation under this Section 4.02(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in each of the cases of clauses (x) and (y), such longer period as the Agent may reasonably agree), deliver to the Agent for the benefit of the Secured Parties any (1) certificated Securities representing or evidencing Pledged Collateral and (2) Tangible Chattel Paper and Instruments (A) in each case under this clause (2), having an outstanding balance in excess of $5,000,000 and (B) in each case under clauses (1) and (2), constituting Collateral received after the date hereof, accompanied by undated instruments of transfer or assignment duly executed in blank.

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(b) Uncertificated Securities and Pledged Collateral. With respect to any partnership interest or limited liability company interest owned by any Grantor that is required to be pledged to the Agent pursuant to the terms hereof (other than a partnership interest or limited liability company interest held by a Clearing Corporation, Securities Intermediary or other financial intermediary of any kind) which is not represented by a certificate and which is not a Security for purposes of the UCC, such Grantor shall not permit any issuer of such partnership interests or limited liability company interests to (i) enter into any agreement with any Person, other than the Agent or any holder of a Permitted Lien, subject to an applicable intercreditor agreement, whereby such issuer effectively delivers “control” of such partnership interests or limited liability company interests (as applicable) under the UCC to such Person or (ii) allow such partnership interests or limited liability company interests (as applicable) to become Securities unless such Grantor complies with the procedures set forth in Section 4.02(a) within the time period prescribed therein. Each Grantor which is an issuer of any uncertificated Pledged Collateral described in this Section 4.02(b) hereby agrees to comply with all instructions from the Agent without such Grantor’s further consent, in each case subject to the notice requirements set forth in Section 5.01(a)(iv) hereof.

(c) Registration in Nominee Name; Denominations. Subject to the terms of the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, the Agent, on behalf of the Secured Parties, shall hold certificated Pledged Collateral required to be delivered to the Agent under clause (a) above in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Agent, but at any time when an Event of Default has occurred and is continuing and upon at least three Business Days’ prior notice to the Borrower, the Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub-agent). Subject to the terms of the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, at any time when an Event of Default has occurred and is continuing, the Agent shall have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(d) Exercise of Rights in Pledged Collateral. Subject, in each case, to the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, it is agreed that:

(i) without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for any purpose that does not violate this Security Agreement, the First Lien Credit Agreement or any other Loan Document;

(ii) each Grantor will permit the Agent or its nominee at any time when an Event of Default has occurred and is continuing to exercise the rights and remedies provided under Section 5.01(a)(iv) (subject to the notice requirements set forth therein); and

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(iii) subject to Section 5.01(a)(iv), each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral; provided that any non-cash dividends or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall, to the extent constituting Collateral, be and become part of the Pledged Collateral, and, if received by any Grantor, shall be delivered to the Agent as and to the extent required by clause (a) above.

(e) Return of Pledged Collateral. So long as no Event of Default has occurred and is continuing, the Agent shall promptly deliver to the applicable Grantor (without recourse and without any representation or warranty) any Pledged Collateral in its possession if requested to be delivered to the issuer thereof in connection with any redemption, exchange or disposition (other than a Loan Party) of such Pledged Collateral that is permitted by the First Lien Credit Agreement.

Section 4.03. Intellectual Property. (a) At any time when an Event of Default has occurred and is continuing and upon the written request of the Agent, each Grantor will (i) use its commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Agent of any License held by such Grantor in the U.S. that constitutes Collateral to enable the Agent to enforce the security interests granted hereunder and (ii) to the extent required pursuant to any material License in the U.S. that constitutes Collateral under which such Grantor is the licensee, deliver to the licensor thereunder any notice of the grant of security interest hereunder or such other notices required to be delivered thereunder in order to permit the security interest created or permitted to be created hereunder pursuant to the terms of such License.

(b) Each Grantor shall notify the Agent promptly if it knows or reasonably expects that any application for, or registration of, any Patent, Trademark, or Copyright (now or hereafter existing) that constitutes Collateral may become abandoned or dedicated to the public, or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) that may result in abandoning such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same, except, in each case, to the extent the same is permitted or not restricted by the First Lien Credit Agreement or where the same, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) In the event that any Grantor files an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, or acquires any such application or registration by purchase or assignment, in each case, after the Closing Date and to the extent the same constitutes Collateral (and other than as a result of an application that is then subject to an Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement becoming registered or issued, as applicable), it shall, (i) if the event giving rise to the obligation under this Section 4.03(c) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the First Lien Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (ii) if the event giving rise to the obligation under this Section 4.03(c) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(b) of the Credit Agreement for the Fiscal Year in which the relevant event occurred (or, in the case of each of clauses (i) and (ii), such longer period to which the Agent may reasonably agree), notify the Agent and execute and deliver to the Agent, at such Grantor’s expense, any Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement, as applicable, or other similar instrument as the Agent may reasonably request and require to evidence the Agent’s security interest in such registered Patent, Trademark or Copyright (or application therefor), and the General Intangibles of such Grantor relating thereto or represented thereby.

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(d) Each Grantor shall take all commercially reasonable actions necessary or reasonably requested by the Agent to maintain and pursue each application for, and to obtain and maintain the registration of, each Patent, Trademark, Domain Name and Copyright that constitutes Collateral (now or hereafter existing), including by, subject to such Grantor’s business judgment, filing applications for renewal, affidavits of use, affidavits of noncontestability and, by initiating opposition and interference and cancellation proceedings against third parties, except, in each case, where failure to do so (i) could not reasonably be expected to result in a Material Adverse Effect or (ii) is otherwise permitted (or not restricted) under the First Lien Credit Agreement.

(e) Each Grantor shall promptly notify the Agent of any material infringement or misappropriation of such Grantor’s Patents, Trademarks, Copyrights or Trade Secrets that constitute Collateral of which it becomes aware and shall take such actions as it determines in its reasonable business judgment are reasonable and appropriate under the circumstances to protect such Patent, Trademark, Copyright or Trade Secret, except where such infringement or misappropriation could not reasonably be expected to cause a Material Adverse Effect.

Section 4.04. [Reserved].

Section 4.05. Insurance. Subject to the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, and except to the extent otherwise permitted to be retained by any Grantor or applied by any Grantor pursuant to the terms of the Loan Documents, the Agent shall, at the time any proceeds of any insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 5.04 hereof. Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it, and the liability of such Grantor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

Section 4.06. Grantors Remain Liable Under Contracts. Each Grantor (rather than the Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under any Contract relating to the Collateral, all in accordance with the terms and conditions thereof. Neither the Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Security Agreement or the receipt by the Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or sufficiency of any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

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Section 4.07. Grantors Remain Liable Under Accounts. Notwithstanding anything herein to the contrary, the Grantors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

ARTICLE 5

REMEDIES

Section 5.01. Remedies. (a) Each Grantor agrees that, at any time when an Event of Default has occurred and is continuing, the Agent may exercise any or all of the following rights and remedies (in addition to the rights and remedies existing under applicable law):

(i) the rights and remedies provided in this Security Agreement, the First Lien Credit Agreement, or any other Loan Document; provided that this Section 5.01(a) shall not limit any rights available to the Agent prior to an Event of Default;

(ii) the rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii) without notice (except as specifically provided in Section 7.01 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, personally, or by agents or attorneys, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at one or more public or private sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Agent may deem commercially reasonable;

(iv) upon at least three Business Days’ prior written notice to the Borrower, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exercise the voting and all other rights as a holder with respect thereto to the exclusion of the Borrower, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Agent was (and, to the extent received by a Grantor shall be held in trust for the Administrative Agent and the other Secured Parties and further, turned over to the Administrative Agent in the same form received (with necessary endorsements)) the outright owner thereof; and

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(v) to take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Agent at any reasonable place or places designated by the Agent, in which event such Grantor shall at its own expense:

(1) forthwith cause the same to be moved to the place or places so designated by the Agent and there delivered to the Agent;

(2) store and keep any Collateral so delivered to the Agent at such place or places pending further action by the Agent; and

(3) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition.

(b) Each Grantor acknowledges and agrees that compliance by the Agent, on behalf of the Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Agent shall have the right in any public sale and, to the extent permitted by applicable law, in any private sale, to purchase for the benefit of the Agent and the Secured Parties, all or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d) Until the Agent is able to effect a sale, lease, transfer or other disposition of any particular Collateral under this Section 5.01, the Agent shall have the right to hold or use such Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving such Collateral or the value of such Collateral, or for any other purpose deemed reasonably appropriate by the Agent. At any time when an Event of Default has occurred and is continuing, the Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, the Agent shall not be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of any Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so.

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(g) Notwithstanding the foregoing, any rights and remedies provided in this Section 5.01 shall be subject to the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, and (ii) with respect to any Pledged Collateral that constitutes membership interests in any limited liability company or any partnership interests in any partnership, which limited liability company or partnership (as applicable) is not wholly-owned by the Borrower and/or any other Grantors, the transfer restrictions set forth in the relevant partnership agreement or limited liability company operating agreement (as applicable).

Section 5.02. Grantors’ Obligations Upon Default. Upon the request of the Agent at any time when an Event of Default has occurred and is continuing, each Grantor will:

(a) at its own cost and expense (i) assemble and make available to the Agent, the Collateral and all books and records relating thereto at any place or places reasonably specified by the Agent that is reasonably convenient to both parties, whether at such Grantor’s premises or elsewhere, (ii) deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor) and (iii) if the Agent so directs and in a form and in a manner reasonably satisfactory to the Agent, legend the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Agent and that the Agent has a security interest therein; and

(b) permit the Agent and/or its representatives and/or agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy, in each case, for a reasonable period of time in order to effectuate its rights and remedies hereunder or under applicable law, provided that the Agent shall provide the applicable Grantor with reasonable notice thereof prior to or promptly after such occupancy.

Section 5.03. Intellectual Property Remedies. (a) For the purpose of enabling the Agent to exercise the rights and remedies under this Article 5 at any time when an Event of Default has occurred and is continuing and at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Agent a power of attorney, effective during the continuance of an Event of Default, to sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office or similar registrar in order to effect an absolute assignment of all of such Grantor’s right, title and interest in each registered Patent, Trademark, Domain Name and Copyright and each application for any such registration, in each case, that constitutes Collateral and record the same. At any time when an Event of Default has occurred and is continuing, the Agent may (i) declare the entire right, title and interest of such Grantor in and to each Patent, Trademark, Domain Name, Copyright or Trade Secret in each case, that constitutes Collateral to be vested in the Agent for the benefit of the Secured Parties, in which event such right, title and interest shall immediately vest in the Agent for the benefit of the Secured Parties, and the Agent shall be entitled to exercise the power of attorney referred to in this Section 5.03 to execute, cause to be acknowledged and notarized and record such absolute assignment with the applicable agency or registrar; (ii) sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Agent’s rights under this Security Agreement and subject to any restrictions contained in applicable third party licenses entered into by such Grantor, sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Copyright owned by or licensed to any Grantor, and the Agent may finish any work in process and affix any relevant Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein; (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using any such Patent, Trademark, Domain Name, Copyright, and Trade Secret, in each case, that constitutes Collateral in any manner whatsoever, directly or indirectly; and (iv) assign or sell any such Patent, Trademark, Copyright, Domain Name, and/or Trade Secret, in each case, that constitutes Collateral as well as the goodwill of such Grantor’s business symbolized by any such Trademark and the right to carry on the business and use the assets of such Grantor in connection with which any such Trademark or Domain Name has been used.

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(b) Subject to the terms and conditions set forth herein and in the other Loan Documents, each Grantor hereby grants to the Agent an irrevocable (until the Termination Date, at which time such license shall automatically and immediately terminate), nonexclusive license to its right to use, license or sublicense any Patent, Trademark, Copyright, Domain Name and/or Trade Secret now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and (to the extent not prohibited by any applicable license) to all computer software and programs used for compilation or printout thereof, but, in each case (x) only to the extent such Grantor has the right to grant such license and such license is permitted under applicable law, and (y) subject to the terms and conditions of, and only to the extent permitted under, any applicable Contract. The use of the license granted to the Agent pursuant to the preceding sentence may be exercised, at the option of the Agent, only when an Event of Default has occurred and is continuing and shall be subject to (i) any license granted by any Grantor in compliance with (or not in violation of) the provisions of this Security Agreement prior to the occurrence of such Event of Default, (ii) in the case of Trademarks, sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation and to preserve the value of such Trademarks and (iii) in the case of Trade Secrets, the requirement that the secret status of such Trade Secrets be maintained and reasonable steps are taken to ensure they are maintained.

Section 5.04. Application of Proceeds. (a) Subject to the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, the Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, as well as any Collateral consisting of Cash, as set forth in Section 2.18(b) of the First Lien Credit Agreement.

(b) Except as otherwise provided herein or in any other Loan Document, the Agent shall have absolute discretion as to the time of application of any such proceeds, money or balance in accordance with this Security Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), a receipt by the Agent or of the officer making the sale of such proceeds, moneys or balances shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof. It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

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ARTICLE 6

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.01. Account Verification. The Agent may at any time and from time to time when an Event of Default has occurred and is continuing, in the Agent’s own name, in the name of a nominee of the Agent, or in the name of any Grantor, communicate (by mail, telephone, facsimile or otherwise) with the Account debtors of such Grantor, parties to Contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Contracts, Instruments, Chattel Paper, payment intangibles and/or other Receivables that constitute Collateral.

Section 6.02. Authorization for the Agent to Take Certain Action. (a) Each Grantor hereby irrevocably authorizes the Agent and appoints the Agent (and all officers, employees or agents designated by the Agent) as its true and lawful attorney in fact for the purpose of carrying out the provisions of this Security Agreement (i) at any time and from time to time in its sole discretion (A) to execute (to the extent necessary under the law of the applicable jurisdiction) on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral and (B) to file a carbon, photographic or other reproduction of this Security Agreement as a financing statement and to file any amendment of a financing statement with respect to the Collateral (which would not add new collateral or add a debtor, except as otherwise provided for herein or in any other Loan Document) in such offices as the Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral; (ii) at any time when an Event of Default has occurred and is continuing, in the sole discretion of the Agent (in the name of such Grantor or otherwise), subject to the terms of the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, (A) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided herein or in the First Lien Credit Agreement or any other Loan Document, subject to the terms of the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, (B) to demand payment or enforce payment of any Receivable in the name of the Agent or such Grantor and to endorse any check, draft and/or any other instrument for the payment of money relating to any such Receivable, (C) to sign such Grantor’s name on any invoice or bill of lading relating to any Receivable, any draft against any Account debtor of such Grantor, and/or any assignment and/or verification of any Receivable, (D) to exercise all of any Grantor’s rights and remedies with respect to the collection of any Receivable and any other Collateral, (E) to settle, adjust, compromise, extend or renew any Receivable, (F) to settle, adjust or compromise any legal proceedings brought to collect any Receivable, (G) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account debtor of such Grantor, (H) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any Receivable, (I) to change the address for delivery of mail addressed to such Grantor to such address as the Agent may designate and to receive, open and dispose of all mail addressed to such Grantor (provided copies of such mail are provided to such Grantor), (J) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens), (K) to make, settle and adjust claims in respect of Collateral under policies of insurance and endorse the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (L) to make all determinations and decisions with respect thereto and (M) to obtain or maintain the policies of insurance of the types referred to in Section 5.05 of the First Lien Credit Agreement or to pay any premium in whole or in part relating thereto; and (iii) subject to the terms of the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any, to do all other acts and things or institute any proceedings which the Agent may reasonably deem to be necessary or advisable (pursuant to this Security Agreement and the other Loan Documents and in accordance with applicable law) to carry out the terms of this Security Agreement and to protect the interests of the Secured Parties; and, when and to the extent required pursuant to Section 9.03(a) of the First Lien Credit Agreement, such Grantor agrees to reimburse the Agent for any payment made in connection with this paragraph or any expense (including expenses of one outside counsel (and, if necessary, of one local counsel in any relevant jurisdiction), court costs and related expenses) and other charges related thereto incurred by the Agent in connection with any of the foregoing (it being understood that any such sums shall constitute additional Secured Obligations); provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the First Lien Credit Agreement.

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(b) All acts of such attorney or designee are hereby ratified and approved by each Grantor. The powers conferred on the Agent, for the benefit of the Agent and Secured Parties, under this Section 6.02 are solely to protect the Agent’s interests in the Collateral and shall not impose any duty upon the Agent or any Secured Party to exercise any such powers.

Section 6.03. PROXY. EACH GRANTOR HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE) CONSTITUTES AND APPOINTS THE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.02 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), IN EACH CASE ONLY WHEN AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING AND UPON THREE BUSINESS DAYS’ PRIOR WRITTEN NOTICE TO THE BORROWER.

Section 6.04. NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE 6 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.12. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE DECISION SUBJECT TO SECTION 7.20 HEREOF; PROVIDED, THAT THE FOREGOING EXCEPTION SHALL NOT BE CONSTRUED TO OBLIGATE THE AGENT TO TAKE OR REFRAIN FROM TAKING ANY ACTION WITH RESPECT TO THE COLLATERAL.

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ARTICLE 7

GENERAL PROVISIONS

Section 7.01. Waivers. To the maximum extent permitted by applicable law, each Grantor hereby waives notice of the time and place of any judicial hearing in connection with the Agent’s taking possession of the Collateral or of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made, including without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to any Grantor, addressed as set forth in Article 8, at least 10 days prior to (a) the date of any such public sale or (b) the time after which any such private Disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Agent arising out of the repossession, retention or sale of the Collateral, except those arising out of the gross negligence or willful misconduct of the Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent, any valuation, stay (other than an automatic stay under any applicable Debtor Relief Law), appraisal, extension, moratorium, redemption or similar law and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest, any notice (to the maximum extent permitted by applicable law) of any kind or all other requirements as to the time, place and terms of sale in connection with this Security Agreement or any Collateral.

Section 7.02. Limitation on Agent’s Duty with Respect to the Collateral. The Agent shall not have any obligation to clean or otherwise prepare the Collateral for sale. The Agent shall use reasonable care with respect to the Collateral in its possession; provided that the Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to which it accords its own property. The Agent shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Agent (a) to fail to incur expenses to prepare Collateral for Disposition or otherwise to transform raw material or work in process into finished goods or other finished products for Disposition, (b) to fail to obtain third party consents for access to Collateral to be Disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or Disposed of, (c) to fail to exercise collection remedies against Account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to Dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to Dispose of assets in wholesale rather than retail markets, (j) to disclaim Disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure the Agent against risks of loss in connection with any collection or Disposition of Collateral or to provide to the Agent a guaranteed return from the collection or Disposition of Collateral or (l) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or Disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.02 is to provide non-exhaustive indications of what actions or omissions by the Agent would be commercially reasonable in the Agent’s exercise of remedies with respect to the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.02. Without limitation upon the foregoing, nothing contained in this Section 7.02 shall be construed to grant any rights to any Grantor or to impose any duties on the Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.02.

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Section 7.03. Compromises and Collection of Collateral. Each Grantor and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to any Receivable. In view of the foregoing, each Grantor agrees that the Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.04. Agent Performance of Debtor Obligations. Without having any obligation to do so, the Agent may, at any time when an Event of Default has occurred and is continuing, upon prior notice to the Borrower, perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and which obligation is due and unpaid and not being contested by such Grantor in good faith, and such Grantor shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 7.04. Each Grantor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable in accordance with Section 9.03(a) of the First Lien Credit Agreement.

Section 7.05. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Agent (subject to the provisions of Article 8 of the First Lien Credit Agreement) to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Borrower and the Agent with the concurrence or at the direction of the First Lien Lenders to the extent required under Section 9.02 of the First Lien Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or afforded by law shall be cumulative and all shall be available to the Agent until the Termination Date.

Section 7.06. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law, and all of the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that such provisions do not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. To the extent permitted by applicable provisions of law, any provision of this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Security Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 7.07. Security Interest Absolute. All rights of the Agent hereunder, the security interests granted hereunder and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the First Lien Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the First Lien Credit Agreement, any other Loan Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or nonperfection of any Lien on any Collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Secured Obligations, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor, (e) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Security Agreement or any other Loan Document or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Security Agreement (other than a termination of any Lien contemplated by Section 7.12 or the occurrence of the Termination Date).

Section 7.08. Benefit of Security Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement). No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Agent hereunder for the benefit of the Agent and the Secured Parties.

Section 7.09. Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement until the Termination Date.

Section 7.10. Additional Subsidiaries. Upon the execution and delivery by the Agent and any New Holdings, Successor Borrower or Restricted Subsidiary of an instrument in the form of Exhibit A in accordance with Section 5.12(a) of the First Lien Credit Agreement, such New Holdings, successor Borrower or Restricted Subsidiary, as applicable, shall become a Grantor hereunder with the same force and effect as if such New Holdings, successor Borrower or Restricted Subsidiary was originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantors or other Person hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new party to the Credit Agreement as a party to this Security Agreement.

Section 7.11. Headings. The titles of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 7.12. Termination or Release. (a) This Security Agreement shall continue in effect until the Termination Date, and the Liens granted hereunder shall automatically be released in the circumstances described in Article 8 of the First Lien Credit Agreement.

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(b) In connection with any termination or release pursuant to paragraph (a) above, the Agent shall promptly execute (if applicable) and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence and/or effectuate such termination or release. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Agent or any Secured Party. The Borrower shall reimburse the Agent for all reasonable and documented costs and expenses, including any fees and expenses of one outside counsel (and, if necessary, of one local counsel in any relevant jurisdiction), incurred by it in connection with any action contemplated by this Section 7.12 pursuant to and to the extent required by Section 9.03(a) of the First Lien Credit Agreement.

(c) At any time that any Grantor desires that the Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 7.12(a), such Grantor shall deliver to the Agent a certificate signed by a Responsible Officer of such Grantor (or the Borrower on behalf of such Grantor) stating that the release of the respective Collateral is permitted pursuant to such Section 7.12(a) and the terms of the First Lien Credit Agreement. At any time that any Grantor desires that the Agent take any action to acknowledge or give effect to any release of a Grantor hereunder, it shall deliver to the Agent a certificate signed by a Responsible Officer of such Grantor (or the Borrower on behalf of such Grantor) stating that the release of such Grantor (and its Collateral) is permitted pursuant to such Section 7.12(a) and the terms of the First Lien Credit Agreement.

(d) The Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Agent in good faith believes to be in accordance with) the terms of this Section 7.12.

Section 7.13. Entire Agreement. This Security Agreement, together with the other Loan Documents (including the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement then in effect, if any), embodies the entire agreement and understanding between each Grantor and the Agent relating to the Collateral and supersedes all prior agreements and understandings between any Grantor and the Agent relating to the Collateral.

Section 7.14. CHOICE OF LAW. THIS SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECURITY AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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Section 7.15. CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND AGREES THAT ALL CLAIMS, CONTROVERSIES OR DISPUTES IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT THE AGENT AND FIRST LIEN LENDERS RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS IN RESPECT OF THE COLLATERAL UNDER THIS SECURITY AGREEMENT.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01 OF THE FIRST LIEN CREDIT AGREEMENT. EACH PARTY TO THIS SECURITY AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS SECURITY AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.17. Indemnity. Each Grantor hereby agrees to indemnify the Indemnitees, as, and to the extent, set forth in Section 9.03 of the First Lien Credit Agreement.

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Section 7.18. Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or by email as a “.pdf” or “.tif” attachment or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.19. INTERCREDITOR AGREEMENT GOVERNS.

(a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OR ANY OTHER APPLICABLE ACCEPTABLE INTERCREDITOR AGREEMENT THEN IN EFFECT, IF ANY, ON THE ONE HAND, AND THIS SECURITY AGREEMENT, ON THE OTHER HAND, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT OR OTHER APPLICABLE ACCEPTABLE INTERCREDITOR AGREEMENT, SHALL GOVERN AND CONTROL.

Section 7.20. Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Grantors or Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Security Agreement or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnitee against any of the Grantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 7.17.

Section 7.21. Mortgages. In the case of a conflict between this Security Agreement and any Mortgage with respect to any Material Real Estate Asset that is also subject to a valid and enforceable Lien under the terms of such Mortgage (including Fixtures), the terms of such Mortgage shall govern.

Section 7.22. Successors and Assigns. Whenever in this Security Agreement any party hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Agent in this Security Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction expressly permitted under the First Lien Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Agent.

Section 7.23. Survival of Agreement. Without limiting any provision of the First Lien Credit Agreement or Section 7.17 hereof, all covenants, agreements, indemnities, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Security Agreement or any other Loan Document shall be considered to have been relied upon by the First Lien Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such First Lien Lender or on its behalf and notwithstanding that the Agent or any First Lien Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the First Lien Credit Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Security Agreement in accordance with the terms hereof.

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ARTICLE 8

NOTICES

Section 8.01. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be delivered in accordance with Section 9.01 of the First Lien Credit Agreement (it being understood and agreed that references in such Section to “herein”, “hereunder” and other similar terms shall be deemed to be references to this Security Agreement).

ARTICLE 9

THE AGENT

JPM has been appointed Agent for the First Lien Lenders hereunder pursuant to Article 8 of the First Lien Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the First Lien Lenders to the Agent pursuant to the First Lien Credit Agreement, and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Article 8. Any successor Agent appointed pursuant to Article 8 of the First Lien Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

By accepting the benefits of this Security Agreement and each other Loan Document, each Secured Party expressly acknowledges and agrees that this Security Agreement and each other Loan Document may be enforced only by the action of the Agent, and that such Secured Party shall not have any right individually to seek to enforce or to enforce this Security Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Agent for the benefit of the Secured Parties upon the terms of this Security Agreement and the other Loan Documents.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each Grantor and the Agent have executed this Security Agreement as of the date first above written.

A-B Merger Sub II LLC, a Delaware limited liability
company,
as Borrower

By:
Name:
Title:

A-B Merger Sub I Inc., a Delaware corporation,
as Holdings

By:
Name:
Title:

Signature Page to First Lien Pledge and Security Agreement

Kingpin Intermediate LLC
Strike Holdings LLC
Bowlmor Lanes LLC
Bowlmor Times Square, LLC
Westwood Lanes, LLC
Strike Miami, LLC
Strike Cupertino VFP, LLC
Strike Tustin TDTL, LLC
Strike Consulting, LLC
Strike Long Island, LLC
Bowlero Jupiter Lanes, LLC
Leiserv, LLC
Brunswick Recreation LLC
Brunswick Zone XL Colorado Springs, LLC
Brunswick Zone XL Rockford LLC
Bowlero Scottsdale, LLC
Bowlero Leesburg, LLC
Bowlero Dania, LLC
AMF Worldwide Bowling Centers Holdings Inc.
AMF Bowling Centers Holdings Inc.
AMF Bowling Centers, Inc.
Texas Operations Holding Company, Inc.
AMF Bowling Worldwide, Inc.
Goode Bowling Corp.

By:
Name:	Brett I. Parker
Title:	Chief Financial Officer

Signature Page to First Lien Pledge and Security Agreement

JPMORGAN CHASE BANK, N.A.,
as Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to First Lien Pledge and Security Agreement

EXHIBIT A

[FORM OF] FIRST LIEN SECURITY AGREEMENT JOINDER

A. SUPPLEMENT NO. [●] dated as of [●] (this “Supplement”), to the First Lien Pledge and Security Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among A-B Merger Sub II LLC, a Delaware limited liability company (the “Borrower”), A-B Merger Sub I Inc., a Delaware corporation (“Holdings”), the Subsidiary Parties from time to time party thereto (the foregoing, collectively, the “Loan Parties”) and JPMorgan Chase Bank, N.A. (“JPM”), in its capacity as administrative agent and collateral agent for the Secured Parties (in such capacities, the “Agent”).

B. Reference is made to the First Lien Credit Agreement dated as of July 3, 2017, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among, inter alios, Holdings, the Borrower, the First Lien Lenders and the Agent.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement or the Security Agreement, as applicable.

D. The Grantors have entered into the Security Agreement in order to induce the First Lien Lenders to make Loans. Section 7.10 of the Security Agreement and Section 5.12 of the First Lien Credit Agreement provide that [additional Restricted Subsidiaries of the Borrower may become Subsidiary Parties and Grantors under the Security Agreement] [New Holdings / Successor Borrower may become a Grantor under the Security Agreement] by executing and delivering an instrument in the form of this Supplement. [Each] [The] undersigned Restricted Subsidiary [New Holdings / Successor Borrower] ([each] [the] “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement to become a [Subsidiary Party and] a Grantor under the Security Agreement in order to induce the First Lien Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Agent and [each] [the] New Grantor agree as follows:

SECTION 1. In accordance with Section 7.10 of the Security Agreement, [each] [the] New Grantor by its signature below becomes a [Subsidiary Party and a] Grantor under the Security Agreement with the same force and effect as if originally named therein as a [Subsidiary Party and a] Grantor, and [each] [the] New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as [a Subsidiary Party and] Grantor thereunder and (b) makes the representations and warranties applicable to it as a Grantor under the Security Agreement[, subject to Schedule A hereto,]1 on and as of the date hereof; it being understood and agreed that any representation or warranty that expressly relates to an earlier date shall be deemed to refer to the date hereof. In furtherance of the foregoing, [each] [the] New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and Lien on all of [each] [the] New Grantor’s right, title and interest in and to the Collateral of [each] [the] New Grantor. Each reference to a “Grantor” [and “Subsidiary Party”] in the Security Agreement shall be deemed to include [each] [the] New Grantor. The Security Agreement is hereby incorporated herein by reference.

[1]	Delete if Schedule A would be blank.

SECTION 2. [Each] [The] New Grantor represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable (subject to the Legal Reservations) against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of [each] [the] New Grantor and the Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Attached hereto is a duly prepared, completed and executed Perfection Certificate with respect to [each] [the] New Grantor, and [each] [the] New Grantor hereby represents and warrants that the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The Borrower and the Agent hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Security Agreement.

SECTION 9. [Each] [The] New Grantor agrees to reimburse the Agent for its expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel in accordance with Section 9.03(a) of the First Lien Credit Agreement.

SECTION 10. This Supplement shall constitute a Loan Document, under and as defined in, the First Lien Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, [each] [the] New Grantor has duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

[Signature Page to First Lien Security Agreement Joinder]

[SCHEDULE A

CERTAIN EXCEPTIONS]

EXHIBIT K

[FORM OF]

LETTER OF CREDIT REQUEST

[Issuing Bank],32

as Issuing Bank

Attention:	[Name]
[Address]
Fax: [●]

with a copy to: JPMorgan Chase Bank, N.A.,

as Administrative Agent for the Lenders referred to below

Attention:	Loan & Agency Services Group-William
Tel: 302-634-1964
Fax: 302-634-3301
Email:

[[●][●], 20[●]]33

Ladies and Gentlemen:

We hereby request that [●]34, as an Issuing Bank, in its individual capacity, [issue, amend, renew, extend][a/an] [existing] [Standby] [Commercial] Letter of Credit on [●]35 (the “Date of Issuance”), which Letter of Credit shall be in the aggregate amount of [●]36 and shall be for the account of [●]37. The beneficiary of the requested Letter of Credit is [●]38, and such Letter of Credit will be in support of [●]39 and will have a stated expiration date of [●]40. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders.

[32]	Insert name and address of the applicable Issuing Bank.

[33]	Must be delivered to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance, amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank).

[34]	Insert name of the applicable Issuing Bank.

[35]	Insert date of issuance, which must be a Business Day.

[36]	Insert aggregate initial amount of Letter of Credit.

[37]	Insert name of account party.

[38]	Insert name and address of beneficiary.

[39]	Insert brief description of obligations(s) to be supported by the Letter of Credit.

[40]	Date may not be later than the date referred to in Section 2.05(c) of the First Lien Credit Agreement.

[We hereby certify that:

(A)	The representations and warranties of the Loan Parties set forth in the First Lien Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Date of Issuance with the same effect as though such representations and warranties had been made on and as of the Date of Issuance; provided that to the extent that a representation and warranty specifically refers to a given date or period, it is true and correct in all material respects as of such date or for such period.

(B)	As of the Date of Issuance and immediately after giving effect to the requested Letter of Credit, no Default or Event of Default shall have occurred and be continuing.][41]

[Signature Page Follows]

[41]	Include bracketed language only for issuances of Letters of Credit after Closing Date.

[KINGPIN INTERMEDIATE HOLDINGS LLC, as the Borrower]

By:
Name:
Title:

EXHIBIT L-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17(f)(ii)(B)(3) of the First Lien Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Promissory Notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly executed certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (as appropriate). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each of the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the First Lien Credit Agreement and used herein shall have the meanings given to them in the First Lien Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [●][●], 20[●]

L-1-1

EXHIBIT L-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17(f)(ii)(B)(4) of the First Lien Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Administrative Agent with a duly executed certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (as appropriate). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the First Lien Credit Agreement and used herein shall have the meanings given to them in the First Lien Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [●][●], 20[●]

L-2-1

EXHIBIT L-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17(f)(ii)(B)(4) of the First Lien Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Administrative Agent with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as appropriate) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as appropriate) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Administrative Agent and (2) the undersigned shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the First Lien Credit Agreement and used herein shall have the meanings given to them in the First Lien Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [●][●], 20[●]

L-3-1

EXHIBIT L-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17(f)(ii)(B)(4) of the First Lien Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this First Lien Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as appropriate) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as appropriate) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the First Lien Credit Agreement and used herein shall have the meanings given to them in the First Lien Credit Agreement.

[Signature Page Follows]

L-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: [●][●], 20[●]

L-4-2

EXHIBIT M

[FORM OF]

SOLVENCY CERTIFICATE

July 3, 2017

This Solvency Certificate (this “Solvency Certificate”) is being executed and delivered pursuant to Section 4.01(j) of that certain First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Kingpin Intermediate Holdings LLC, a Delaware limited liability company (the “Borrower”), Bowlmor AMF Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and JPM, in its capacities as an issuing bank, the swingline lender and as administrative agent for the First Lien Lenders and collateral agent for the Secured Parties (in such capacity, the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement.

I, [●], certify that I am the duly appointed, qualified and acting chief financial officer (or other officer with reasonably equivalent duties) of Holdings, and, in such capacity and not in my individual capacity (and without personal liability), certify that based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof):

On the date hereof, after giving effect to the Transactions and the related transactions contemplated by the Loan Documents, Holdings and its subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

The undersigned is familiar with the business and financial position of Holdings and its subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after consummation of the transactions contemplated by the Loan Documents.

[Signature Page Follows]

M-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first above written.

BOWLMOR AMF CORP.

By:
Name:
Title:

[Signature Page To First Lien Solvency Certificate]

EXHIBIT N

[FORM OF]

INTERCREDITOR AGREEMENT

[See attached]

N-1

EXECUTION VERSION

 INTERCREDITOR AGREEMENT

dated as of July 3, 2017

among

A-B MERGER SUB II LLC (to be merged with and into KINGPIN INTERMEDIATE HOLDINGS LLC),

as the Borrower,

A-B MERGER SUB I INC. (to be merged with and into BOWLMOR AMF CORP.),

as Holdings,

EACH OF THE OTHER OBLIGORS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as First Lien Collateral Agent,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Second Lien Collateral Agent

-i-

SECTION 6. Insolvency or Liquidation Proceedings.		36

6.1	Finance and Sale Issues	36

6.2	Relief from the Automatic Stay	37

6.3	Adequate Protection	37

6.4	No Waiver	38

6.5	Reinstatement	38

6.6	Reorganization Securities	39

6.7	Post-Petition Interest	39

6.8	Waiver	40

6.9	Separate Grants of Security and Separate Classification	40

6.10	Effectiveness in Insolvency or Liquidation Proceedings	40

SECTION 7. Reliance; Waivers; Etc.		41

7.1	Reliance	41

7.2	No Warranties or Liability	41

7.3	No Waiver of Lien Priorities	41

7.4	Waiver of Liability; Indemnity	43

7.5	Obligations Unconditional	44

SECTION 8. Miscellaneous.		44

8.1	Conflicts	44

8.2	Effectiveness; Continuing Nature of this Agreement; Severability	44

8.3	Amendments; Waivers	45

8.4	Information Concerning Financial Condition of the Obligors and its Subsidiaries	45

8.5	Subrogation	46

8.6	Application of Payments	46

8.7	SUBMISSION TO JURISDICTION; WAIVERS	46

8.8	Notices	47

8.9	Further Assurances	47

8.10	CHOICE OF LAW	48

8.11	Binding on Successors and Assigns	48

8.12	Headings	48

8.13	Counterparts	48

8.14	Authorization; Binding Effect on Claimholders	48

8.15	Exclusive Means of Exercising Rights under this Agreement	48

8.16	No Third Party Beneficiaries; Provisions Solely to Define Relative Rights	49

-ii-

8.17	No Indirect Actions	49

8.18	Obligors; Additional Obligors	49

8.19	Right of First Lien Collateral Agent to Continue	50

8.20	Second Lien Claimholders	50

8.21	Additional Lien Obligations	50

8.22	Additional Intercreditor Agreements	51

-iii-

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is dated as of July 3, 2017, and entered into by and among JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the holders of the First Lien Obligations (as defined below) (in such capacity, the “First Lien Credit Agreement Collateral Agent”), and Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent for the holders of the Second Lien Obligations (as defined below) (in such capacity, the “Second Lien Credit Agreement Collateral Agent”), and acknowledged and agreed to by A-B Merger Sub II LLC, a Delaware limited liability company (the “Borrower”), A-B Merger Sub I Inc., a Delaware corporation (“Holdings”) and the other Obligors (as defined below) from time to time party hereto. Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

Holdings, the Borrower, the financial institutions party thereto from time to time and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent and collateral agent (in such capacities, the “First Lien Credit Agreement Administrative Agent”), have entered into the First Lien Credit Agreement dated as of July 3, 2017 (as Refinanced from time to time in accordance with the terms of this Agreement, the “First Lien Credit Agreement”);

Holdings, the Borrower, the financial institutions party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent (in such capacities, the “Second Lien Credit Agreement Administrative Agent”), have entered into the Second Lien Credit Agreement dated as of July 3, 2017 (as Refinanced from time to time in accordance with the terms of this Agreement, the “Second Lien Credit Agreement”);

The obligations of each First Lien Obligor under (i) the First Lien Financing Documents, (ii) any First Lien Hedging Agreements and (iii) any Banking Services Agreements will be secured on a first priority basis by Liens on certain assets of each First Lien Obligor pursuant to the terms of the First Lien Collateral Documents;

The obligations of each Second Lien Obligor under the Second Lien Financing Documents will be secured on a second priority basis by Liens on certain assets of each Second Lien Obligor pursuant to the terms of the Second Lien Collateral Documents;

The First Lien Financing Documents and the Second Lien Financing Documents require, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral;

The Obligors may, from time to time, to the extent permitted by this Agreement, the First Lien Financing Documents and the Second Lien Financing Documents then in effect, incur additional secured debt which the Obligors and the lenders thereunder may elect, subject to the terms and conditions hereof, to be secured by the Collateral on a first priority basis or a second priority basis;

In order to induce the First Lien Collateral Agent and the First Lien Claimholders to consent to the Obligors incurring the Second Lien Obligations and to induce the First Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the First Lien Obligors, the Second Lien Collateral Agent on behalf of the Second Lien Claimholders (and each Second Lien Claimholder by its acceptance of the Second Lien Collateral Documents) has agreed to the intercreditor and other provisions set forth in this Agreement; and

In order to induce the Second Lien Collateral Agent and the Second Lien Claimholders to consent to the Obligors incurring the First Lien Obligations and to induce the Second Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Second Lien Obligors, the First Lien Collateral Agent on behalf of the First Lien Claimholders (and each First Lien Claimholder by its acceptance of the First Lien Collateral Documents) has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the First Lien Credit Agreement and/or Second Lien Credit Agreement, as the context may require:

“Additional First Lien Obligations” means obligations with respect to Indebtedness of the Borrower or any other applicable Obligor issued, guaranteed or incurred following the date of this Agreement and documented in an agreement other than any agreement governing any then-existing First Lien Obligations (which, for the absence of doubt, may include any First Lien Incremental Facility, First Lien Replacement Term Loan and/or First Lien Replacement Revolving Facility) to the extent (a) such Indebtedness is not expressly prohibited by the terms of the then extant First Lien Credit Agreement, the Second Lien Credit Agreement and each then extant Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement from being secured by Liens on the Collateral ranking pari passu with the Liens securing the First Lien Obligations, (b) the Obligors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness, (c) the Additional First Lien Obligations Agent, for the holders of such Indebtedness, has entered into a joinder agreement on behalf of the holders of such Indebtedness pursuant to Section 8.21(b) acknowledging that such holders shall be bound by the terms hereof applicable to First Lien Claimholders and (d) an amendment to this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated pursuant to Section 8.21(c).

“Additional First Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of the applicable Additional First Lien Obligations pursuant to any Additional First Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual holder of the relevant Additional First Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative on its own behalf, in which case, such trustee, agent or similar representative shall be such “Additional First Liens Obligations Agent”).

“Additional First Lien Obligations Agreement” means (i) the indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional First Lien Obligations that are designated as Additional First Lien Obligations pursuant to Section 8.21, (ii) any other “Loan Documents” or “Financing Documents” (or similar term) as may be defined in the agreements and documents referred to in the foregoing clause (i) and (iii) other agreements, documents and instruments executed in connection with the foregoing, in each case, as Refinanced from time to time in accordance with the terms thereof and hereof.

“Additional First Lien Obligations Claimholders” means, at any relevant time, the lenders, noteholders, creditors and secured parties under any Additional First Lien Obligations Agreements, any Additional First Lien Obligations Agent and the other agents under such Additional First Lien Obligations Agreements, in each case, in their capacities as such.

“Additional Lien Obligations” means, collectively, the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Lien Obligations Agent” means the Additional First Lien Obligations Agent and/or the Additional Second Lien Obligations Agent, as applicable.

“Additional Lien Obligations Agreements” means, collectively, the Additional First Lien Obligations Agreements and the Additional Second Lien Obligations Agreements.

“Additional Second Lien Obligations” means obligations with respect to Indebtedness of the Borrower or any other applicable Obligor issued, guaranteed or incurred following the date of this Agreement and documented in an agreement other than any agreement governing any then-existing Second Lien Obligations (which, for the absence of doubt, may include any Second Lien Incremental Facility and/or Second Lien Replacement Term Loan) to the extent (a) such Indebtedness is not expressly prohibited by the terms of the then extant First Lien Credit Agreement, the Second Lien Credit Agreement and each then extant Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement from being secured by Liens on the Collateral ranking pari passu in right of security with the Liens securing the Second Lien Obligations, (b) the Obligors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness, (c) the Additional Second Lien Obligations Agent, for the holders of such Indebtedness, has entered into a joinder agreement on behalf of the holders of such Indebtedness pursuant to Section 8.21(b) acknowledging that such holders shall be bound by the terms hereof applicable to Second Lien Claimholders and (d) an amendment to this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated pursuant to Section 8.21(c).

“Additional Second Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of the applicable Additional Second Lien Obligations pursuant to any Additional Second Lien Obligations Agreement (including, in the case of any Additional Second Lien Obligations evidenced or governed by a bilateral agreement, the actual holder of such Additional Second Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative on its own behalf, in which case, such trustee, agent or similar representative shall be such “Additional Second Lien Obligations Agent”).

“Additional Second Lien Obligations Agreement” means (i) the indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional Second Lien Obligations that are designated as Additional Second Lien Obligations pursuant to Section 8.21, (ii) any other “Loan Documents” or “Financing Documents” (or similar term) as may be defined in the agreements or documents referred to in the foregoing clause (i) and (iii) other agreements, documents and instruments executed in connection with the foregoing, in each case, as Refinanced from time to time in accordance with the terms thereof and hereof.

“Additional Second Lien Obligations Claimholders” means, at any relevant time, the lenders, noteholders, creditors and secured parties under any Additional Second Lien Obligations Agreements, any Additional Second Lien Obligations Agent and the other agents under such Additional Second Lien Obligations Agreements, in each case, in their capacities as such.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Banking Services” means each and any of the following bank services provided to any First Lien Obligor: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Banking Services Agreement” means any documentation governing any Banking Services Obligations.

“Banking Services Obligations” means any and all obligations of any First Lien Obligors, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the date of the First Lien Credit Agreement between any First Lien Obligors and a counterparty that is (or is an Affiliate of) the First Lien Credit Agreement Administrative Agent, any First Lien Lender or any arranger under any First Lien Financing Document as of the date of the First Lien Credit Agreement or (b) under any arrangement that is entered into after the date of the First Lien Credit Agreement by any First Lien Obligors with any counterparty that is (or is an Affiliate of) the First Lien Credit Agreement Administrative Agent, a First Lien Lender or any arranger under any First Lien Financing Document at the time such arrangement is entered into or any similar term in any Additional First Lien Obligations Agreement (or in any Refinancing of any of the foregoing), in each case, in connection with Banking Services, in each case, that has been designated to the First Lien Credit Agreement Administrative Agent in writing by the Borrower as being Banking Services Obligations for purposes of the First Lien Documents.

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.).

“Borrower” has the meaning set forth in the Preamble to this Agreement, or as applicable, means any Successor Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cap Amount” means, as of any date of determination, the sum of (a) the product of (i) (x) $635,000,000, plus (y) such additional amounts permitted to be incurred by the Borrower and/or other Obligors under or pursuant to all “Incremental Facilities” and “Incremental Equivalent Debt” (each as defined in the First Lien Credit Agreement (as in effect on the date hereof)) or pursuant to any similar terms in any Additional First Lien Obligations Agreement and any corresponding provisions in any Refinancing thereof to the extent such similar or corresponding provisions do not permit an aggregate principal amount of Indebtedness in excess of an amount equal to the “Incremental Cap” (as defined in the First Lien Credit Agreement on the date hereof) multiplied by (ii) 125%, and (b) any accrued and unpaid interest, penalties and premiums (including tender premiums) payable on account of the First Lien Credit Agreement or any Additional First Lien Obligations in connection therewith, and (c) any underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities paid or payable in connection with any Permitted Refinancing thereof that constitutes Additional First Lien Obligations. It is understood and agreed that any portion of the Cap Amount that is calculated in connection with the incurrence of Additional First Lien Obligations in reliance on a financial ratio or financial test shall, subject to Section 1.04(e) of the First Lien Credit Agreement (or any similar provision in any First Lien Financing Document), be calculated at the time of the incurrence thereof and the Cap Amount shall not thereafter be deemed to be exceeded solely as a result of a subsequent change in any financial ratio or financial test occurring after such Additional First Lien Obligations are incurred or the applicable calculation with respect to such incurrence is made. For the avoidance of doubt, Banking Services Obligations and Secured Hedging Obligations shall not be subject to the Cap Amount.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral” has the meaning assigned to that term in Section 6.1(a).

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any First Lien Lender or Second Lien Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75,000,000; (f) Indebtedness or “Preferred Capital Stock” (as defined in the First Lien Credit Agreement) issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating organization) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) solely with respect to any “Captive Insurance Subsidiary” (as defined in the First Lien Credit Agreement), any investment that such “Captive Insurance Subsidiary” is not prohibited to make in accordance with applicable law; and (i) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (h) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) foreign currencies (in addition to Canadian dollars, Euros, Pound Sterling, Mexican Pesos, any national currency of any member state of the European Union and any other currency held by the Borrower or any “Restricted Subsidiary” (as defined in the First Lien Credit Agreement) in the ordinary course of business); provided that such amounts, if received by the Borrower or any “Restricted Subsidiary”, are converted into Dollars, Canadian dollars, Euros, Pound Sterling, Mexican Pesos, any national currency of any member state of the European Union or any other currency held by the Borrower or any “Restricted Subsidiary” in the ordinary course of business as promptly as practicable (and in any event within ten Business Days following receipt thereof), (y) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (i) and in this paragraph.

“Claimholders” means each of the First Lien Claimholders and the Second Lien Claimholders.

“Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, that constitute (or are required to constitute) both First Lien Collateral and Second Lien Collateral, including any property subject to Liens granted pursuant to Section 6 to secure both First Lien Obligations and Second Lien Obligations, in each case other than any Excluded Cash Collateral.

“Collateral Agent” means each of the First Lien Collateral Agent and/or the Second Lien Collateral Agent (as applicable).

“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, the Second Lien Financing Document (if any) that creates (or purports to create) a Lien on the same Collateral, granted by the same Obligor (as the same may be Refinanced from time to time in accordance with the terms hereof or thereof).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Suisse” has the meaning assigned to that term in the Recitals to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its subsidiaries shall constitute a Derivative Transaction.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Directing First Lien Collateral Agent” means (a) the First Lien Credit Agreement Collateral Agent unless (and until) the Discharge of First Lien Obligations has occurred solely with respect to the First Lien Obligations under the First Lien Credit Agreement and the First Lien Financing Documents with respect thereto and (b) thereafter, the First Lien Collateral Agent designated in writing by the Required First Lien Claimholders from time to time to act as Directing First Lien Collateral Agent hereunder.

“Directing Second Lien Collateral Agent” means (a) the Second Lien Credit Agreement Collateral Agent unless (and until) the Discharge of Second Lien Obligations has occurred solely with respect to the Second Lien Obligations under the Second Lien Credit Agreement and the Second Lien Financing Documents with respect thereto and (b) thereafter, the Second Lien Collateral Agent designated in writing by the holders of a majority of the Second Lien Obligations constituting principal from time to time to act as Directing Second Lien Collateral Agent hereunder.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.6:

(a) payment in full in cash of the outstanding principal of, reimbursement obligations in respect of drawn and unreimbursed First Lien Letters of Credit and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the First Lien Documents and constituting First Lien Obligations (other than undrawn letters of credit and any Other Obligations);

(b) except as otherwise provided in clause (d) below, payment in full in cash of all other First Lien Obligations (or, in the case of any Other Obligations, the cash collateralization or backstopping of such Other Obligations on terms reasonably satisfactory to the applicable lender or counterparty, as applicable) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification or expense reimbursement obligations or any other obligations that by the terms of any First Lien Document expressly survive termination of such First Lien Document, in each case for which no claim or demand for payment, whether oral or written, has been made at such time);

(c) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations;

(d) termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to the applicable First Lien Issuing Banks, but in no event greater than 100% of the aggregate undrawn face amount) of all First Lien Letters of Credit issued under the First Lien Documents and constituting First Lien Obligations; and

(e) adequate provision has been made for any contingent or unliquidated First Lien Obligations related to claims, causes of action or liabilities that have been asserted against the First Lien Claimholders for which indemnification is required under the First Lien Documents;

provided that the Discharge of First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First Lien Obligations that constitute an exchange or replacement for or a Refinancing of such First Lien Obligations.

Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any First Lien Obligations, the applicable First Lien Collateral Agent agrees to promptly deliver to the other First Lien Collateral Agents and the Second Lien Collateral Agents written notice of the same.

“Discharge of Second Lien Obligations” means, with respect to any Second Lien Obligations:

(a) payment in full in cash of the outstanding principal of and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the Second Lien Financing Documents and constituting Second Lien Obligations;

(b) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification or expense reimbursement obligations or any other obligations that by the terms of any Second Lien Financing Document expressly survive termination of such Second Lien Financing Document, in each case for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c) adequate provision has been made for any contingent or unliquidated Second Lien Obligations related to claims, causes of action or liabilities that have been asserted against the Second Lien Claimholders or for which indemnification is required under the Second Lien Financing Documents;

provided that the Discharge of Second Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Second Lien Obligations that constitute an exchange or replacement for or a Refinancing of such Second Lien Obligations.

Upon the satisfaction of the conditions set forth in clauses (a) through (c) with respect to any Second Lien Obligation, the applicable Second Lien Collateral Agent agrees to promptly deliver to the other Second Lien Collateral Agents and the First Lien Collateral Agents written notice of the same.

“Disposition” has the meaning assigned to that term in Section 5.1(b) and “Dispose” shall have a corresponding meaning.

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, appropriate, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Documents or the Second Lien Financing Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, to conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral;

(c) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby or enter into any cooperation, compromise or similar arrangement with any Obligor;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Documents or the Second Lien Financing Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in any of the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral); or

(e) Dispose of Collateral by any Obligor after the occurrence and during the continuation of an “event of default” under the First Lien Documents or the Second Lien Financing Documents with the consent of First Lien Collateral Agent or Second Lien Collateral Agent, as applicable (in either case, to the extent that such consent is required).

“Excess First Lien Obligations” means any Obligations that would constitute First Lien Obligations but for the exclusion therefrom pursuant to clause (c) of the definition of First Lien Obligations. If any Excess First Lien Obligations exist, the portion of obligations outstanding under the First Lien Documents constituting Excess First Lien Obligations shall be (x) determined as agreed in writing among the First Lien Claimholder or (y) if no such agreement applies, the latest principal amounts advanced (it being agreed for such purposes that principal advanced pursuant to a revolving credit commitment or delayed draw commitment shall be deemed advanced on the date such commitment first became binding on the applicable creditors).

“Excluded Cash Collateral” means cash or Cash Equivalents pledged as collateral in respect of First Lien Letters of Credit and other letters of credit issued under or pursuant to any First Lien Document in an amount not exceeding 100% of the aggregate undrawn face amount thereof or cash or Cash Equivalents otherwise specifically pledged to any First Lien Claimholder or group of First Lien Claimholders that secures only the First Lien Obligations owing to such First Lien Claimholders.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders, the First Lien Collateral Agent, the other agents under the First Lien Credit Agreement and any Additional First Lien Obligations Claimholders.

“First Lien Collateral” means (i) the “Collateral”, as such term is defined in the First Lien Credit Agreement and/or, as applicable, any other First Lien Financing Document and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any First Lien Obligations (including any Excluded Cash Collateral).

“First Lien Collateral Agent” means the First Lien Credit Agreement Collateral Agent and any Additional First Lien Obligations Agent.

“First Lien Collateral Documents” means the “Collateral Documents” (as defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“First Lien Credit Agreement Administrative Agent” has the meaning set forth in the Recitals to this Agreement.

“First Lien Credit Agreement Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“First Lien Documents” means (i) the First Lien Financing Documents, (ii) the First Lien Hedging Agreements and (iii) the Banking Services Agreements, in each case, as Refinanced or replaced from time to time in accordance with the terms thereof and hereof.

“First Lien Financing Documents” means the First Lien Credit Agreement, the First Lien Collateral Documents, the other “Loan Documents” (as defined in the First Lien Credit Agreement), any Additional First Lien Obligations Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation (other than any Other Obligation), and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations (other than any Other Obligations), including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the provisions of this Agreement.

“First Lien Hedging Agreements” means any Hedge Agreement entered into with respect to any Secured Hedging Obligations.

“First Lien Incremental Facility” means any “Incremental Facility” and/or any “Incremental Equivalent Debt” under and as defined in the First Lien Credit Agreement, or any facility or debt incurred pursuant to any similar terms in any Additional First Lien Obligations Agreement and any corresponding provision applicable to any Refinancing of any of the foregoing.

“First Lien Issuing Bank” means (i) each “Issuing Bank” under, and as defined in, the First Lien Credit Agreement and (ii) each other issuing bank in respect of a First Lien Letter of Credit.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement (or any similar term in any Additional First Lien Obligations Agreement or in any Refinancing of any of the foregoing) and also shall include all First Lien Issuing Banks and each swingline lender under any First Lien Financing Document.

“First Lien Letters of Credit” means any letters of credit issued (or deemed issued) from time to time under the First Lien Credit Agreement or any other First Lien Financing Document.

“First Lien Obligations” means, subject to clause (c) hereof and without duplication, the following:

(a) (i) all obligations of the Borrower and the other First Lien Obligors from time to time arising under or in respect of the due and punctual payment of (A) the principal of, and interest (including any Post-Petition Interest) and premium, if any, on, the loans made pursuant to and under the First Lien Financing Documents, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by the Borrower and the other First Lien Obligors under the First Lien Financing Documents in respect of any First Lien Letter of Credit, when and as due, including (without duplication) payments in connection with unreimbursed disbursements in respect of First Lien Letters of Credit, interest thereon (including any Post-Petition Interest) and obligations to provide cash collateral and (C) all other monetary obligations, including fees, costs, expenses and indemnities (including any Post-Petition Interest), whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency or Liquidation Proceeding), of the Borrower and the other First Lien Obligors under the First Lien Financing Documents; and (ii) the due and punctual payment and performance of all Other Obligations (in each case, including any Post-Petition Interest) of the Borrower and the other First Lien Obligors, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding;

(b) to the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance, fraudulent transfer or a preference in any respect, set aside or required to be paid to a debtor in possession or trustee, any Second Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Claimholders and the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including interest accruing at the default rate and Post-Petition Interest) to be paid pursuant to the First Lien Financing Documents, the First Lien Hedging Agreements or the Banking Services Agreements are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including default interest and Post-Petition Interest) shall, as between the First Lien Claimholders and the Second Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Lien Obligations”; and

(c) notwithstanding the foregoing, if the sum of: (i) Indebtedness for borrowed money constituting principal outstanding under the First Lien Credit Agreement and the other First Lien Financing Documents (but excluding, for the avoidance of doubt, any First Lien Hedging Agreements or Banking Services Agreements); plus (ii) the aggregate face amount of any First Lien Letters of Credit issued (or deemed issued) but not reimbursed under the First Lien Financing Documents is in excess of the Cap Amount, then only that portion of such Indebtedness and such aggregate face amount of First Lien Letters of Credit not in excess of the Cap Amount shall be deemed to be First Lien Obligations and interest and reimbursement obligations with respect to such Indebtedness and First Lien Letters of Credit shall only constitute First Lien Obligations to the extent related to Indebtedness and face amounts of First Lien Letters of Credit deemed to be included in the First Lien Obligations.

“First Lien Obligors” means, collectively, the “Loan Parties” under and as defined in the First Lien Credit Agreement or any similar term in any other First Lien Document or in any Refinancing of any of the foregoing.

“First Lien Replacement Revolving Facility” means a “Replacement Revolving Facility” under and as defined in the First Lien Credit Agreement or any similar term in any other First Lien Document or in any Refinancing of any of the foregoing.

“First Lien Replacement Term Loan” means a “Replacement Term Loan” under and as defined in the First Lien Credit Agreement or any similar term in any other First Lien Document or in any Refinancing of any of the foregoing.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any First Lien Obligor or any “Restricted Subsidiary” (as defined in the First Lien Credit Agreement or any similar term in any other First Lien Document or in any Refinancing thereof) and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Hedging Termination Value” means, in respect of any one or more First Lien Hedging Agreements, after taking into account the effect of any netting agreements relating to such First Lien Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency or Liquidation Proceedings against the applicable counterparty Obligor thereunder), (a) for any date on or after the date such First Lien Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such First Lien Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such First Lien Hedging Agreements (which may include a First Lien Lender or any Affiliate of a First Lien Lender).

“Holdings” has the meaning set forth in the Preamble to this Agreement, or as applicable, means New Holdings.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable; for the avoidance of doubt “Indebtedness” shall not include Hedging Obligations and/or Banking Services Obligations.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Laws with respect to any Obligor, (b) the appointment of a receiver, interim receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee or other custodian for, or the taking of possession by any of the foregoing of, all or a substantial part of the property of any Obligor, (c) except as expressly permitted under the First Lien Documents, any liquidation, administration (or appointment of an administrator), dissolution, reorganization or winding up of any Obligor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any general assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.

“JPMCB” has the meaning assigned to that term in the Recitals to this Agreement.

“Legal Requirements” means, as to any Person, the organizational documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Moody’s” means Moody’s Investors Service, Inc.

“New First Lien Agent” has the meaning assigned to that term in Section 5.6.

“New First Lien Debt Notice” has the meaning assigned to that term in Section 5.6.

“New Holdings” has the meaning assigned to that term in the First Lien Credit Agreement.

“Obligations” means all obligations of every nature of each Obligor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates under the First Lien Documents or the Second Lien Financing Documents, whether for principal, premium, interest or payments for early termination of any First Lien Hedging Agreement or fees, expenses, indemnification or otherwise and all guaranties of any of the foregoing and including any Post-Petition Interest, in each case, whether outstanding on the date of this Agreement or incurred or arising from time to time after the date of this Agreement and whether primary, secondary, direct, contingent, fixed or otherwise.

“Obligors” means each First Lien Obligor and each Second Lien Obligor and each other Person that has executed and delivered, or may from time to time hereafter execute and deliver, a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Other Obligations” means the Banking Services Obligations and the Secured Hedging Obligations.

“Pay-Over Amount” has the meaning assigned to that term in Section 6.3(b).

“Permitted Refinancing” means, with respect to any Indebtedness under the First Lien Documents or the Second Lien Financing Documents, the Refinancing of such Indebtedness in accordance with the requirements of Section 5.3(a) or 5.3(b), as the case may be.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5(a).

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Documents or the Second Lien Financing Documents, as the case may be, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Debtor Relief Law or other applicable Legal Requirements or in any such Insolvency or Liquidation Proceeding.

“Priority Lien” has the meaning assigned to that term in Section 5.1(e).

“Purchase Price” has the meaning assigned to that term in Section 5.7.

“Recovery” has the meaning assigned to that term in Section 6.5.

“Refinance” means, in respect of any Indebtedness and any agreement governing any such Indebtedness, to refinance, extend, increase, renew, defease, amend, restate, amend and restate, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for or refinancing of, such Indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, obligors and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated. “Refinanced” and “Refinancing” shall have correlative meanings.

“Required First Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of First Lien Obligations (other than the Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of First Lien Obligations (including outstanding First Lien Letters of Credit that have been issued but not reimbursed and excluding the Other Obligations) plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute First Lien Obligations under the First Lien Documents (other than First Lien Documents with respect to Other Obligations), and (b) at all times following the occurrence of the Discharge of First Lien Obligations (other than the Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the then outstanding Secured Hedging Obligations plus (ii) the then outstanding Banking Services Obligations (determined by the First Lien Collateral Agent in such reasonable manner as is acceptable to it).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Second Lien Adequate Protection Payments” has the meaning assigned to that term in Section 6.3(b).

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Lenders, the Second Lien Collateral Agent, the other agents under the Second Lien Credit Agreement and any Additional Second Lien Obligations Claimholders.

“Second Lien Collateral” means (i) the “Collateral”, as such term is defined in the Second Lien Credit Agreement and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Second Lien Obligations.

“Second Lien Collateral Agent” means the Second Lien Credit Agreement Collateral Agent and any Additional Second Lien Obligations Agent.

“Second Lien Collateral Documents” means the “Collateral Documents” (as defined in the Second Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Second Lien Credit Agreement Administrative Agent” has the meaning set forth in the Recitals to this Agreement.

“Second Lien Credit Agreement Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Second Lien Financing Documents” means the Second Lien Credit Agreement, the Second Lien Collateral Documents, the other “Loan Documents” (as defined in the Second Lien Credit Agreement), any Additional Second Lien Obligations Agreement, and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations, to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the provisions of this Agreement and the First Lien Credit Agreement.

“Second Lien Incremental Facility” means any “Incremental Facility” and/or any “Incremental Equivalent Debt” under and as defined in the Second Lien Credit Agreement, or any facility or debt incurred pursuant to any similar terms in any Additional Second Lien Obligations Agreement and any corresponding provision applicable to any Refinancing of any of the foregoing.

“Second Lien Lenders” means the “Lenders” under and as defined in the Second Lien Credit Agreement or any similar term in any Additional Second Lien Obligations Agreement or in any Refinancing of any of the foregoing.

“Second Lien Obligations” means the following:

(a)	all obligations of the Borrower and the other Second Lien Obligors from time to time arising under or in respect of the due and punctual payment of (A) the principal of, and interest (including any Post-Petition Interest) and premium, if any, on, the loans made pursuant to and under the Second Lien Financing Documents, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (B) all other monetary obligations, including fees, costs, expenses and indemnities (including any Post-Petition Interest), whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency or Liquidation Proceeding), of the Borrower and the other Second Lien Obligors under the Second Lien Financing Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding;

(b)	to the extent any payment with respect to any Second Lien Obligation (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance, fraudulent transfer or a preference in any respect, set aside or required to be paid to a debtor in possession or trustee, any receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Claimholders and the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including interest accruing at the default rate or any Post-Petition Interest) to be paid pursuant to the Second Lien Financing Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including default interest and Post-Petition Interest) shall, as between the First Lien Claimholders and the Second Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Second Lien Obligations”; and

(c)	as set forth in Section 2.7 of this Agreement, to the extent remaining outstanding after the Discharge of First Lien Obligations (other than Other Obligations) has occurred, at the election of the Borrower, Other Obligations that were First Lien Obligations immediately prior to such Discharge of First Lien Obligations.

“Second Lien Obligors” means, collectively, the “Loan Parties” under and as defined in the Second Lien Credit Agreement or any similar term in any other Second Lien Financing Document or in any Refinancing of any of the foregoing.

“Second Lien Replacement Term Loan” means a “Replacement Term Loan” under and as defined in the Second Lien Credit Agreement or any similar term in any other Second Lien Financing Document or in any Refinancing of any of the foregoing.

“Secured Hedging Obligations” means all Hedging Obligations (other than any “Excluded Swap Obligation” (as defined in the First Lien Credit Agreement or any similar term in any other First Lien Document or in any Refinancing of any of the foregoing)) under each Hedge Agreement that (a) is in effect on the date of the First Lien Credit Agreement between any First Lien Obligor and a counterparty that is (or is an Affiliate of) the First Lien Credit Agreement Administrative Agent, any First Lien Lender or any arranger under any First Lien Financing Document as of the date of the First Lien Credit Agreement or (b) is entered into after the date of the First Lien Credit Agreement between any First Lien Obligor and any counterparty that is (or is an Affiliate of) the First Lien Credit Agreement Administrative Agent, any First Lien Lender or any arranger under any First Lien Financing Document at the time such Hedge Agreement is entered into, for which the relevant First Lien Obligor agrees to provide security, in each case that has been designated to the First Lien Credit Agreement Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the First Lien Documents.

“Shared Collateral Document” means any Collateral Document that itself is both a First Lien Collateral Document and a Second Lien Collateral Document.

“Short Fall” has the meaning assigned to that term in Section 6.3(b).

“Standstill Period” has the meaning assigned to that term in Section 3.1(a)(i).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that the Borrower may at any time in its discretion, with respect to any joint venture in which the Borrower, directly or indirectly, maintains any “Investment” (as defined in the First Lien Credit Agreement), designate in a writing delivered to the First Lien Credit Agreement Administrative Agent that such joint venture shall not be deemed to be a subsidiary for any purpose under the First Lien Credit Agreement, and, accordingly, such joint venture shall not be deemed to be a subsidiary for any purpose under this Agreement. Unless otherwise specified, “subsidiary” shall mean any subsidiary of Holdings.

“Successor Borrower” has the meaning assigned to that term in the First Lien Credit Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time permitted to be Refinanced or replaced in accordance with the terms hereof;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections, clauses or paragraphs shall be construed to refer to Sections, clauses or paragraphs of this Agreement, unless otherwise specified;

(e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing, interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Cap Amount. For the avoidance of doubt, it is understood and agreed that any increase in the aggregate Indebtedness for borrowed money constituting principal outstanding under the First Lien Credit Agreement and the other First Lien Documents (in each case, including in any Refinancing thereof) after the date of the original incurrence or issuance of such Indebtedness solely as a result of a fluctuation in the exchange rate of the currency in which such Indebtedness is denominated shall be ignored for purposes of determining compliance with the Cap Amount, and any such incremental Indebtedness attributable to any such currency fluctuation shall be deemed to be a First Lien Obligation for all purposes hereof.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment, recordation or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC or any other applicable law or the Second Lien Financing Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance, fraudulent transfer, preference or otherwise of, the Liens securing the First Lien Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees that:

(a) any Lien on the Collateral securing or purporting to secure any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing or purporting to secure any of the Second Lien Obligations;

(b) any Lien on the Collateral securing or purporting to secure any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing or purporting to secure any of the First Lien Obligations;

(c) all Liens on the Collateral securing or purporting to secure any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing or purporting to secure any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Obligors or any other Person; and

(d) the parties hereto acknowledge and agree that it is their intent that the First Lien Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the Second Lien Obligations (and the security therefor).

2.2 Prohibition on Contesting Liens; No Marshalling. Each Second Lien Collateral Agent, for itself and on behalf of each Second Lien Claimholder, and each First Lien Collateral Agent, for itself and on behalf of each First Lien Claimholder, agrees that it will not (and hereby waives any right to) directly or indirectly contest or challenge, or support any other Person in contesting or challenging, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any Collateral Document or any Obligation thereunder, (ii) the existence, validity, perfection, priority or enforceability of the Liens and security interests granted pursuant to the Collateral Documents, or the allowability of any claims asserted, with respect to the First Lien Obligations and the Second Lien Obligations, or (iii) the relative rights and duties of the holders of the First Lien Obligations and the Second Lien Obligations granted and/or established in this Agreement or any Collateral Document with respect to such Liens and security interests; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Collateral Agent or any First Lien Claimholder to enforce this Agreement or to exercise any of its remedies or rights hereunder, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1. Until the Discharge of First Lien Obligations, neither the Second Lien Collateral Agent nor any Second Lien Claimholder will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, the parties hereto agree that if any Second Lien Claimholder shall acquire or hold any Lien on any assets of any Obligor securing any Second Lien Obligation which assets are not also subject to the first priority Lien of the First Lien Claimholders under the First Lien Collateral Documents, then without limiting any other rights and remedies available to the First Lien Collateral Agent and/or the First Lien Claimholders, the applicable Second Lien Collateral Agent, on behalf of itself and the other Second Lien Claimholders, and each other Second Lien Claimholder (by its acceptance of the benefits of the Second Lien Financing Documents) agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.2 hereof.

2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the Second Lien Collateral shall not be more expansive than the First Lien Collateral. In furtherance of the foregoing and of Section 8.9 hereof, each Second Lien Collateral Agent and the other Second Lien Claimholders agree, subject to the other provisions of this Agreement:

(a) upon request by the Directing First Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Second Lien Financing Documents; and

(b) that the documents, agreements or instruments creating or evidencing the First Lien Collateral and the Second Lien Collateral and guaranties for the First Lien Obligations and the Second Lien Obligations, subject to Section 5.3(c), shall be in all material respects the same forms of documents, agreements or instruments, other than with respect to Excluded Cash Collateral, the first Lien and the second Lien nature of the Obligations thereunder, the identity of the secured parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

2.5 Nature of Obligations. The priorities of the Liens provided in Section 2.1 shall not be altered or otherwise affected by (a) any Permitted Refinancing of the First Lien Obligations or the Second Lien Obligations, nor (b) any action or inaction which any of the First Lien Claimholders or Second Lien Claimholders may take or fail to take in respect of the Collateral. Each Second Lien Collateral Agent, for itself and on behalf of its related Second Lien Claimholders, agrees and acknowledges that a portion of the First Lien Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed.

2.6 Additional Lien Obligations. The parties hereto agree and acknowledge that the Borrower and other Obligors may incur Additional First Lien Obligations, additional Hedging Obligations, additional Banking Services Obligations and Additional Second Lien Obligations from time to time without notice to any other party hereto except as expressly provided herein and, in any event, on and subject to the terms and conditions of this Agreement (including limitations imposed by the Cap Amount, to the extent applicable) and of the First Lien Documents and Second Lien Financing Documents as in effect at the applicable time.

2.7 Banking Services Obligations/Secured Hedging Obligations. The parties hereto agree that, at the election of the Borrower following the otherwise complete Discharge of First Lien Obligations, any Other Obligations outstanding may continue to be subject to this Agreement and shall be deemed to be (and shall be) Second Lien Obligations for all purposes hereunder; provided that, if such an election is made by the Borrower then, at the time of the Discharge of First Lien Obligations, the Collateral Agents shall be directed and authorized to make amendments to this Agreement (without requiring the consent of any other Person) to the extent reasonably necessary to reflect the nature of such Other Obligations as “Second Lien Obligations” hereunder, to provide that the documents governing such Other Obligations shall be “Second Lien Financing Documents”, and to make other conforming changes consistent with the foregoing.

SECTION 3. Enforcement.

3.1 Exercise of Remedies. (a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, the Second Lien Collateral Agents and the Second Lien Claimholders hereby agree that they:

(1) will not exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second Lien Collateral Agent or any Second Lien Claimholder is a party) or institute or commence, or join with any Person in instituting or commencing, any Enforcement Action or any other action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency or Liquidation Proceeding); provided that the Directing Second Lien Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the Directing First Lien Collateral Agent shall have received notice from the Directing Second Lien Collateral Agent with respect to any of the following (and requesting that enforcement action be taken with respect to the Collateral) and so long as the respective payment default shall not have been cured or waived (and the respective acceleration shall not have been rescinded): (i) a payment default exists with respect to the Second Lien Obligations following the final maturity of the Second Lien Obligations or (ii) after the acceleration by the relevant Second Lien Claimholders of the maturity of all then outstanding Second Lien Obligations (the “Standstill Period”); provided further that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Agents or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral or institute or commence, or join with any Person in instituting or commencing, any Enforcement Action or any action or proceeding with relation to such rights or remedies, if, notwithstanding the expiration of the Standstill Period, the Directing First Lien Collateral Agent or the First Lien Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies (unless stayed from taking or pursuing such actions pursuant to Debtor Relief Law) or any Obligor is then a debtor in any Insolvency or Liquidation Proceeding;

(2) will not contest, protest or object to any Enforcement Action or any other foreclosure proceeding or action brought by the Directing First Lien Collateral Agent or any First Lien Claimholder or any other exercise by the Directing First Lien Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise; and

(3) subject to their rights under clause (a)(1) above, will not object to the forbearance by the Directing First Lien Collateral Agent or the First Lien Claimholders from bringing or pursuing any Enforcement Action or any other foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the Directing First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any First Lien Obligor, subject to Section 3.1(a)(1), the Directing First Lien Collateral Agent (acting at the instructions of the Required First Lien Claimholders) and the First Lien Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to “credit bid” their debt, except that the Second Lien Collateral Agents shall have the “credit bid” rights set forth in Section 3.1(c)(6)), to make determinations regarding the release, disposition or restrictions with respect to the Collateral without any consultation with or the consent of any Second Lien Collateral Agent or any Second Lien Claimholder; provided that any proceeds received by the Directing First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the Directing First Lien Collateral Agent (acting at the instructions of the Required First Lien Claimholders) and the First Lien Claimholders may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Second Lien Collateral Agent or any Second Lien Claimholder and regardless of whether any such exercise is adverse to the interest of any Second Lien Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC or other applicable law and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, each Second Lien Collateral Agent and any Second Lien Claimholder may:

(1) file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any of the Second Lien Obligors;

(2) take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on the Collateral, to the extent not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof;

(3) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions with respect to the Second Lien Obligations and the Collateral that are, in each case, in accordance with the terms of this Agreement (including Section 6.6(b)); provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Second Lien Collateral Agent or any Second Lien Claimholder may be inconsistent with or in contravention of the provisions of this Agreement;

(5) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); and

(6) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the Directing First Lien Collateral Agent or any First Lien Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations.

Each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with any Enforcement Action or any other exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral or in any Insolvency or Liquidation Proceeding in its capacity as a creditor, in each case unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent that such Second Lien Collateral Agent and the related Second Lien Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.1 of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of each Second Lien Collateral Agent and the related Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d)	Subject to Sections 3.1(a) and (c) and Section 6.3(b):

(1) each Second Lien Collateral Agent, for itself and on behalf of the related Second Lien Claimholders, agrees that each Second Lien Collateral Agent and the related Second Lien Claimholders will not take any action that would hinder, delay, limit or prohibit any exercise of rights or remedies under the First Lien Documents or is otherwise prohibited hereunder, including any collection, sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien securing any First Lien Obligations or any First Lien Collateral Document or subordinate the priority of the First Lien Obligations to the Second Lien Obligations or grant Liens securing the Second Lien Obligations equal ranking to the Liens securing the First Lien Obligations;

(2) each Second Lien Collateral Agent, for itself and on behalf of the related Second Lien Claimholders, hereby waives any and all rights it or the related Second Lien Claimholders may have as a junior Lien creditor or otherwise (whether arising under the UCC or under any other law) to object to the manner in which any First Lien Collateral Agent or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any First Lien Collateral Agent or First Lien Claimholders is adverse to the interest of any Second Lien Claimholders; and

(3) each Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Financing Document shall be deemed to restrict in any way the rights and remedies of any First Lien Collateral Agent or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Documents.

(e) Except as otherwise set forth in this Agreement, the Second Lien Collateral Agents and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Obligors that have guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Financing Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding); provided that (i) any such exercise shall not be permitted to be inconsistent with, or otherwise in contravention of, the terms of this Agreement (including Sections 2.2 and 6) and (ii) in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f) Each Second Lien Collateral Agent, for itself and on behalf of the related Second Lien Claimholders, and each other Second Lien Claimholder (by its acceptance of the benefits of the Second Lien Financing Documents) agrees that each Second Lien Collateral Agent and the other Second Lien Claimholders will not, without the prior written consent of the Required First Lien Claimholders (or the applicable First Lien Collateral Agent at their direction or with their consent), issue any payment blockage or similar notice with respect to any First Lien Obligations before the Discharge of First Lien Obligations has occurred.

3.2 Actions Upon Breach; Specific Performance. If any Second Lien Claimholder, in contravention of the terms of this Agreement, in any way takes or attempts to or threatens to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrefutable presumption and admission by such Second Lien Claimholder that relief against such Second Lien Claimholder by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Claimholders, it being understood and agreed by each Second Lien Collateral Agent on behalf of each related Second Lien Claimholder that (i) the First Lien Claimholders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Lien Claimholder waives any defense that the First Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. The Directing First Lien Collateral Agent may demand specific performance of this Agreement to give effect to this Section 3.2 and each of the Directing First Lien Collateral Agent, as with respect to any Second Lien Collateral Agent or Second Lien Claimholder, and the Directing Second Lien Collateral Agent, as with respect to any First Lien Collateral Agent or First Lien Claimholder, may demand specific performance of this Agreement. Each First Lien Collateral Agent, on behalf of itself and the related First Lien Claimholders, and each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Collateral Agent or the First Lien Claimholders or any Second Lien Collateral Agent or the Second Lien Claimholders, as the case may be. No provision of this Agreement shall constitute or be deemed to constitute a waiver by any First Lien Collateral Agent on behalf of itself and the related First Lien Claimholders or any Second Lien Collateral Agent on behalf of itself and the related Second Lien Claimholders of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement. Agreement Among First Lien Claimholders to Coordinate Enforcement. Each First Lien Claimholder, solely as among themselves in such capacity and solely for their mutual benefit, hereby agrees that the First Lien Collateral Agent designated as the Directing First Lien Collateral Agent shall have the sole right and power, as among the First Lien Collateral Agents and the First Lien Claimholders, to take and direct any right or remedy with respect to Collateral in accordance with the terms of this Agreement and the relevant First Lien Collateral Documents.

Each First Lien Collateral Agent and each First Lien Claimholder further agrees:

(a) The Directing First Lien Collateral Agent will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other First Lien Collateral Documents. The Directing First Lien Collateral Agent will not be required to take any action that is contrary to applicable Legal Requirements or any provision of this Agreement or the other First Lien Collateral Documents.

(b) The Directing First Lien Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

(c) The Directing First Lien Collateral Agent has accepted and is bound by the First Lien Collateral Documents executed by the Directing First Lien Collateral Agent as of the date of this Agreement and, as contemplated under such First Lien Collateral Documents or the First Lien Credit Agreement, the Directing First Lien Collateral Agent shall execute additional First Lien Collateral Documents delivered to it after the date of this Agreement; provided, however, that such additional First Lien Collateral Documents do not adversely affect the rights, privileges, benefits and immunities of the Directing First Lien Collateral Agent. The Directing First Lien Collateral Agent will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing First Lien Obligations (other than this Agreement and the other First Lien Financing Documents to which it is a party).

(d) The Directing First Lien Collateral Agent may at any time solicit written instructions from the Required First Lien Claimholders as to any action that it may be requested to take, or that it may propose to take, in the performance of any of its rights or obligations under this Agreement or the other First Lien Collateral Documents. No written direction given to the Directing First Lien Collateral Agent that in the sole judgment of the Directing First Lien Collateral Agent imposes, is inconsistent with other written direction it has received or purports to impose or could reasonably be expected to impose upon the Directing First Lien Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the other First Lien Collateral Documents will be binding upon the Directing First Lien Collateral Agent unless the Directing First Lien Collateral Agent elects, at its sole option, to accept such direction. So long as the Discharge of First Lien Obligations has not occurred, the Directing First Lien Collateral Agent shall not be obligated to take instructions from any Persons other than the Required First Lien Claimholders. The Directing First Lien Collateral Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that it is requested to exercise in writing by the Required First Lien Claimholders. The Directing First Lien Collateral Agent shall not be required to take any action that in its opinion, or in the opinion of its counsel, may expose the Directing First Lien Collateral Agent to any liability or that is contrary to any First Lien Financing Document or any applicable Legal Requirements.

(e) The Directing First Lien Collateral Agent will not be responsible or liable to any Claimholder for any action taken or omitted to be taken by it hereunder or under any other First Lien Collateral Document, except for its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(f) The Directing First Lien Collateral Agent may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by any Obligor in compliance with the provisions of this Agreement or delivered to it by any First Lien Claimholders for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Directing First Lien Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other First Lien Collateral Documents has been duly authorized to do so. To the extent an officers’ certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Directing First Lien Collateral Agent in respect of any matter, the Directing First Lien Collateral Agent may rely conclusively on the officers’ certificate or opinion of counsel as to such matter and such officers’ certificate or opinion of counsel shall be full warranty and protection to the Directing First Lien Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other First Lien Collateral Documents.

(g) The Directing First Lien Collateral Agent will not be required to inquire as to the occurrence or absence of any “Event of Default” (or like term) as defined in any First Lien Document or Second Lien Financing Document, and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any such Event of Default unless and until it is directed to do so by the Required First Lien Claimholders.

(h) As to any matter not expressly provided for by this Agreement or the other First Lien Collateral Documents, the Directing First Lien Collateral Agent will act or refrain from acting as directed and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the holders of First Lien Obligations and Second Lien Obligations.

(i) The Directing First Lien Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

(j) In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in the First Lien Collateral Documents and/or the Second Lien Collateral Documents, as applicable, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such First Lien Collateral Documents or Second Lien Collateral Documents. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the Collateral Documents resulting in adverse claims being made in connection with Collateral held by the Directing First Lien Collateral Agent and the terms of this Agreement or any of the Collateral Documents do not unambiguously mandate the action the Directing First Lien Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Directing First Lien Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the Collateral Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

(k) Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Directing First Lien Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Directing First Lien Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Directing First Lien Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Directing First Lien Collateral Agent will not be liable or responsible to any Claimholder for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Directing First Lien Collateral Agent in good faith.

(l) The Directing First Lien Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Directing First Lien Collateral Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Obligor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Directing First Lien Collateral Agent hereby disclaims any representation or warranty to the present and future Claimholders concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

(m) Notwithstanding anything to the contrary contained herein: (i) each of the parties thereto will remain liable under each of the First Lien Collateral Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Directing First Lien Collateral Agent of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other First Lien Collateral Documents; and (iii) the Directing First Lien Collateral Agent will not be obligated to perform any of the obligations or duties of any of the parties thereunder other than those of the First Lien Collateral Agent.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral or any proceeds (whether in cash or otherwise) thereof received in connection with any Enforcement Action or other exercise of rights or remedies by any First Lien Collateral Agent or First Lien Claimholders (including any Disposition referred to in Section 5.1) or in any Insolvency or Liquidation Proceeding, shall be applied by the Directing First Lien Collateral Agent (or, after the Discharge of First Lien Obligations, by the Directing Second Lien Collateral Agent as further provided below):

(a) first, to the payment in full of the First Lien Obligations and to pay the amount equal to 100% of the amount required to cash collateralize outstanding and undrawn First Lien Letters of Credit constituting First Lien Obligations, in such order as specified in the relevant First Lien Documents,

(b) second, to the payment in full of the Second Lien Obligations, in such order as specified in the relevant Second Financing Lien Documents,

(c) third, to the payment in full of the Excess First Lien Obligations and to pay the amount equal to 100% of the amount required to cash collateralize outstanding and undrawn First Lien Letters of Credit constituting Excess First Lien Obligations, in such order as specified in the relevant First Lien Documents, and

(d) fourth, after all First Lien Obligations, Second Lien Obligations and Excess First Lien Obligations have been paid in full, to the relevant Obligor or as the Borrower shall otherwise direct.

Upon the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent shall deliver to the Directing Second Lien Collateral Agent any remaining Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without representation or warranty) to the Directing Second Lien Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be applied by the Directing Second Lien Collateral Agent: (i) first, to the Second Lien Obligations, in such order as specified in the relevant Second Lien Financing Documents until paid in full, (ii) second, to the Excess First Lien Obligations in such order as specified in the relevant First Lien Documents until paid in full and (iii) third, to the relevant Obligor or as the Borrower shall otherwise direct.

4.2 Payments Over.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral or any proceeds thereof (including assets or proceeds subject to Liens referred to in Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) or any distribution in respect of the Collateral (whether or not expressly characterized as such) received by any First Lien Collateral Agent or any First Lien Claimholders in connection with any Enforcement Action or other exercise of any right or remedy (including setoff or recoupment) relating to the Collateral in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Directing First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the other First Lien Collateral Agents or any such First Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(b) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) or any distribution in respect of the Collateral (whether or not expressly characterized as such) received by any Second Lien Collateral Agent or any Second Lien Claimholders in connection with any Enforcement Action or other exercise of any right or remedy (including setoff or recoupment) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Directing First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Directing Second Lien Collateral Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(c) Except to the extent otherwise expressly provided in Section 6, so long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Second Lien Collateral Agent or any Second Lien Claimholders shall receive any distribution of money or other property in respect of or on account of the Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated), such money or other property shall be segregated and held in trust and forthwith paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements. Any Lien received by any Second Lien Collateral Agent or any Second Lien Claimholders in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

(d) So long as the Discharge of Second Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral or any proceeds thereof (including assets or proceeds subject to Liens referred to in Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) or any distribution in respect of the Collateral (whether or not expressly characterized as such) received by any Second Lien Collateral Agent or any Second Lien Claimholders in connection with any Enforcement Action or other exercise of any right or remedy (including setoff or recoupment) relating to the Collateral in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the Directing Second Lien Collateral Agent for the benefit of the Second Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Directing Second Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the other Second Lien Collateral Agents or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of Second Lien Obligations.

(e) Without limiting the foregoing, until the Discharge of First Lien Obligations occurs, each Second Lien Collateral Agent, for itself and on behalf of its related Second Lien Claimholders, hereby irrevocably constitutes and appoints the Directing First Lien Collateral Agent and any officer or agent of the Directing First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Collateral Agent or any such Second Lien Claimholder or in the Directing First Lien Collateral Agent’s own name, from time to time in the Directing First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

SECTION 5. Other Agreements.

5.1 Releases.

(a) In connection with any Enforcement Action by the Directing First Lien Collateral Agent or any other exercise of the Directing First Lien Collateral Agent’s rights or remedies in respect of the Collateral, in each case, prior to the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent is irrevocably authorized (at the cost of the Obligors in accordance with the terms of the applicable First Lien Financing Document and without any consent, sanction, authority or further confirmation from the Directing Second Lien Collateral Agent, any Second Lien Claimholder or any Obligor): (i) to release any of its Liens on any part of the Collateral or any other claim over the asset that is the subject of the Enforcement Action, and the Liens on such part of the Collateral or any other claim over the asset that is the subject of the Enforcement Action, if any, of any Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as the Liens or other claims of the Directing First Lien Collateral Agent are so released, and the Directing First Lien Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing First Lien Collateral Agent, be considered necessary or reasonably desirable in connection with such releases and (ii) if the asset that is the subject of such Enforcement Action consists of the equity interests of any Obligor, to release (x) such Obligor and any subsidiary of such Obligor from all or any part of its First Lien Obligations, in which case such Obligor and any subsidiary of such Obligor shall be automatically, unconditionally and simultaneously released to the same extent from its Second Lien Obligations, and (y) any Liens or other claims on any assets of such Obligor and any subsidiary of such Obligor, in which case the Liens or other claims on such assets of each Second Lien Collateral Agent, for itself or for the benefit of its related Second Lien Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as such Liens or other claims of the Directing First Lien Collateral Agent and each other First Lien Collateral Agent are so released (and the Directing First Lien Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing First Lien Collateral Agent, be considered necessary or reasonably desirable in connection with such releases). Without limiting the foregoing, the Directing Second Lien Collateral Agent, for itself and on behalf of any Second Lien Claimholders, promptly shall execute and deliver to the Directing First Lien Collateral Agent or the relevant Obligor such termination statements, releases and other documents as the Directing First Lien Collateral Agent or such Obligor may request to effectively confirm the foregoing releases.

(b) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Obligor (collectively, a “Disposition”) permitted under the terms of the First Lien Financing Documents and not expressly prohibited under the terms of the Second Lien Financing Documents (other than in connection with an Enforcement Action or other exercise of any First Lien Collateral Agent’s rights or remedies in respect of the Collateral which shall be governed by Section 5.1(a) above), the Directing First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, or releases any Obligor from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with, or following, the Discharge of First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Obligor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released; provided, that such release by such Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, shall not extend to or otherwise affect any of the rights of the Second Lien Claimholders to the proceeds from any such Disposition in the manner set forth in this Agreement. Each Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the Directing First Lien Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing First Lien Collateral Agent or such Obligor may request to effectively confirm such release.

(c) Until the Discharge of First Lien Obligations occurs, each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the Directing First Lien Collateral Agent and any officer or agent of the Directing First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Collateral Agent or such Second Lien Claimholder or in the Directing First Lien Collateral Agent’s own name, from time to time in the Directing First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that any First Lien Collateral Agent or the First Lien Claimholders (i) have released any Lien on Collateral or any Obligor from its obligation under any guaranty in respect of First Lien Obligations and any such Liens or such guaranty are later reinstated or (ii) obtain any new Liens or additional guaranties from any Obligor or any subsidiary of Holdings, then the Directing Second Lien Collateral Agent, for itself and for the Second Lien Claimholders, shall be granted a Lien on any such Collateral, subject to the Lien subordination provisions of this Agreement, and an additional guaranty in respect of the applicable Second Lien Obligations, as the case may be.

(e) If, prior to the Discharge of First Lien Obligations, a subordination of the First Lien Collateral Agent’s Lien on any Collateral is permitted (or in good faith believed by the Directing First Lien Collateral Agent to be permitted) under the First Lien Credit Agreement or other First Lien Financing Documents to another Lien permitted under the First Lien Credit Agreement or other First Lien Financing Documents (a “Priority Lien”), then (i) the Directing First Lien Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and (ii) each other First Lien Collateral Agent, for itself and on behalf of the related First Lien Claimholders, and each Second Lien Collateral Agent, for itself and on behalf of the related Second Lien Claimholders, shall promptly execute and deliver to the Directing First Lien Collateral Agent or the relevant Obligor (as applicable) an identical subordination agreement subordinating the Liens of such other First Lien Collateral Agent or Second Lien Collateral Agent (as applicable) for the benefit of the related First Lien Claimholders or related Second Lien Claimholders to such Priority Lien.

5.2 Insurance. Unless and until the Discharge of First Lien Obligations has occurred, the Directing First Lien Collateral Agent (acting at the direction of the Required First Lien Claimholders) shall have the sole and exclusive right, subject to the rights of the First Lien Obligors under the First Lien Financing Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the First Lien Obligors under the First Lien Financing Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral shall be paid to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Documents (including, without limitation, for purposes of cash collateralization of commitments, First Lien Letters of Credit and obligations under Hedge Agreements governing any Secured Hedging Obligations) and thereafter, to the extent the Discharge of First Lien Obligations has occurred, and subject to the rights of the Second Lien Obligors under the Second Lien Financing Documents, to the Directing Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, to the extent the Discharge of the Second Lien Obligations has occurred, to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Documents on account of any Excess First Lien Obligations, and then to the extent no Excess First Lien Obligations are outstanding, to the owner of the subject property, as directed by the Borrower or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if any Second Lien Collateral Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Directing First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Financing Documents and Second Lien Financing Documents.

(a) To the extent not in contravention of the terms of this Agreement, the First Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms and the First Lien Financing Documents may be Refinanced, in each case, without notice to, or the consent of, any Second Lien Collateral Agent or any Second Lien Claimholders, all without affecting the Lien subordination or other provisions of this Agreement; provided that, if the Refinancing debt is secured by a Lien on the Collateral, the holders of such Refinancing debt (or an agent or trustee on behalf thereof) shall bind themselves in a writing addressed to the applicable Second Lien Collateral Agent and the Second Lien Claimholders to the terms of this Agreement or another intercreditor agreement that is permitted under the terms of this Agreement. Without limiting the foregoing, the First Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified and/or Refinanced from time to time in accordance with their terms in order to effect the making or provision of (x) any First Lien Incremental Facility, (y) any First Lien Replacement Term Loan or First Lien Replacement Revolving Facility or (z) any “Extended Term Loans”, “Extended Revolving Loans” or “Extended Revolving Credit Commitment” (each as defined in the First Lien Credit Agreement or any similar term in any other First Lien Document), in each case without notice to, or the consent of, the Directing Second Lien Collateral Agent or any other Second Lien Claimholder.

(b) To the extent not in contravention of the terms of this Agreement, the Second Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms and the Second Lien Financing Documents may be Refinanced, in each case, without notice to, or the consent of, any First Lien Collateral Agent or any First Lien Claimholders, all without affecting the Lien subordination or other provisions of this Agreement; provided that, if the Refinancing debt is secured by a Lien on the Collateral, the holders of such Refinancing debt (or an agent or trustee on behalf thereof) shall bind themselves in a writing addressed to the First Lien Collateral Agents and the First Lien Claimholders to the terms of this Agreement. Without limiting the foregoing, the Second Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified and/or Refinanced from time to time in accordance with their terms in order to effect the making or provision of (x) any Second Lien Incremental Facility, (y) any Second Lien Replacement Term Loan or (z) any “Extended Term Loans” (as defined in the Second Lien Credit Agreement or any similar term in any other Second Lien Financing Document), in each case without notice to, or the consent of, the Directing First Lien Collateral Agent or any other First Lien Claimholder.

(c) In the event any First Lien Collateral Agent or the First Lien Claimholders and the relevant Obligor(s) enter into any amendment, restatement, amendment and restatement, supplement, waiver, consent or other modification in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of such First Lien Collateral Agent, such First Lien Claimholders or any Obligor thereunder, then such amendment, restatement, amendment and restatement, supplement, waiver, consent or other modification shall apply automatically to any comparable provision of the Comparable Second Lien Collateral Document without the consent of any Second Lien Collateral Agent or any Second Lien Claimholders and without any action by any Second Lien Collateral Agent or any Obligor, provided that:

(1)	no such amendment, waiver or consent shall have the effect of:

(A) removing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 of this Agreement;

(B) imposing additional duties on any Second Lien Collateral Agent without its consent; or

(C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Financing Documents or Section 6 hereof; and

(2) notice of such amendment, restatement, amendment and restatement, supplement, waiver, consent or other modification shall have been given to each Second Lien Collateral Agent (although the failure to give any such notice shall in no way affect the effectiveness of any such amendment, waiver or consent).

5.4 Confirmation of Subordination in Second Lien Collateral Documents. Each Second Lien Obligor and each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the Directing First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of July 3, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Kingpin Intermediate Holdings LLC, Bowlmor AMF Corp., JPMorgan Chase Bank, N.A., as First Lien Collateral Agent, Credit Suisse AG, Cayman Islands Branch, as Second Lien Collateral Agent and certain other Persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.5 Gratuitous Bailee/Agent for Perfection.

(a) Each Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral being the “Pledged Collateral”) as collateral agent for each other First Lien Collateral Agent and the First Lien Claimholders and as gratuitous bailee for each Second Lien Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Documents and the Second Lien Financing Documents, respectively, subject to the terms and conditions of this Section 5.5.

(b) Until the Discharge of First Lien Obligations has occurred, the Directing First Lien Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Documents as if the Liens of any Second Lien Collateral Agent under the Second Lien Collateral Documents did not exist. The rights of each Second Lien Collateral Agent shall at all times be subject to the terms of this Agreement and to each First Lien Collateral Agent’s rights under the First Lien Documents.

(c) No First Lien Collateral Agent shall have any obligation whatsoever to the First Lien Claimholders, any Second Lien Collateral Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of any First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5 and delivering the Pledged Collateral to the Directing Second Lien Collateral Agent upon a Discharge of First Lien Obligations as provided in paragraph (e) below.

(d) None of the Directing First Lien Collateral Agent or any First Lien Claimholder shall have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document, a fiduciary relationship in respect of any Second Lien Collateral Agent or any Second Lien Claimholder, and each Second Lien Collateral Agent and the Second Lien Claimholders hereby waive and release the Directing First Lien Collateral Agent, each other First Lien Collateral Agent and each First Lien Claimholder from all claims and liabilities arising pursuant to the Directing First Lien Collateral Agent’s role under this Section 5.5 as gratuitous bailee with respect to the Pledged Collateral. It is understood and agreed that the interests of the Directing First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Collateral Agents and the Second Lien Claimholders, on the other hand, may differ and the Directing First Lien Collateral Agent and the First Lien Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Collateral Agents or the Second Lien Claimholders.

(e) Upon the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) (or proceeds thereof) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Directing Second Lien Collateral Agent, to the extent Second Lien Obligations remain outstanding and second, to the Obligors to the extent no Obligations or Excess First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction or applicable Legal Requirements may otherwise direct. Following the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent further agrees to take all other actions reasonably requested by the Directing Second Lien Collateral Agent at the expense of the Obligors (which expense reimbursement shall be subject to the provisions of the applicable First Lien Document) in connection with the Directing Second Lien Collateral Agent obtaining a first-priority interest in the Pledged Collateral.

5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of First Lien Obligations has occurred, the Borrower or any other First Lien Obligor thereafter enters into any Refinancing of any First Lien Financing Document evidencing a First Lien Obligation, which Refinancing is permitted hereby and by the terms of the Second Lien Financing Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and the obligations under such Refinancing of the First Lien Financing Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Collateral Agent under such First Lien Financing Documents shall be the Directing First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a notice from the Borrower or any other First Lien Obligor (the “New First Lien Debt Notice”) stating that the Borrower or such other First Lien Obligor has entered into a new First Lien Financing Document (which notice shall include the identity of the new first lien collateral agent; such agent, the “New First Lien Agent”), each Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to, or amendment and restatement of, this Agreement) as the Borrower, such other First Lien Obligor or such New First Lien Agent shall reasonably request in order to provide to the New First Lien Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New First Lien Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New First Lien Agent to obtain control of such Pledged Collateral). The New First Lien Agent shall agree in a writing addressed to the Second Lien Collateral Agents and the Second Lien Claimholders to be bound by the terms of this Agreement.

5.7 Purchase Right. (a) Without prejudice to the enforcement of any of the First Lien Claimholders’ remedies under the First Lien Financing Documents, this Agreement, at law or in equity or otherwise, the First Lien Claimholders agree that at any time following: (i) an acceleration of all First Lien Obligations in accordance with the terms of the First Lien Financing Documents or (ii) the commencement of any Insolvency or Liquidation Proceeding with respect to the Borrower which constitutes an “Event of Default” under the First Lien Financing Documents, the First Lien Claimholders will offer each Second Lien Claimholder the option to purchase at par the entire aggregate amount of outstanding First Lien Obligations (including unfunded commitments under the First Lien Financing Documents) at the Purchase Price without warranty or representation or recourse except as provided in Section 5.7(c), on a pro rata basis among the First Lien Claimholders. The “Purchase Price” will equal the sum of: (1) the principal amount of all loans, advances or similar extensions of credit included in the First Lien Obligations (including the unreimbursed amount of all issued letters of credit (including, without limitation, First Lien Letters of Credit)), but excluding the undrawn amount of then outstanding letters of credit (including, without limitation, the undrawn amount of then outstanding First Lien Letters of Credit), and all accrued and unpaid interest thereon through the date of purchase, (2) any prepayment penalties or premiums, (3) the net aggregate amount then owing to counterparties under First Lien Hedging Agreements and Banking Services Agreements, including all amounts owing to the counterparties as a result of the termination (or early termination) thereof, with respect to any such First Lien Hedging Agreements in an amount not to exceed the Hedging Termination Value of such First Lien Hedging Agreements and (4) all accrued and unpaid fees, expenses and other amounts owed to the First Lien Claimholders under the First Lien Documents on the date of purchase. The Purchase Price shall be accompanied by an amount of cash collateral under the sole dominion and control of the Directing First Lien Collateral Agent in immediately available funds as the Directing First Lien Collateral Agent determines is reasonably necessary to secure the First Lien Claimholders in connection with any issued and outstanding First Lien Letters of Credit under the First Lien Financing Documents but in any event not to exceed 105% of the sum of (x) the aggregate undrawn amount of all such First Lien Letters of Credit outstanding pursuant to the First Lien Financing Documents and (y) the aggregate facing and similar fees which will accrue thereon through the stated maturity of the First Lien Letters of Credit (assuming no drawings thereon before stated maturity). It is understood and agreed that (x) at the time any facing or similar fees are owing to an issuer with respect to any First Lien Letter of Credit, the Directing First Lien Collateral Agent may apply amounts deposited with it as described above to pay the same and (y) upon any drawing under any First Lien Letter of Credit, the Directing First Lien Collateral Agent shall apply amounts deposited with it as described above to repay the respective unpaid drawing. After giving effect to any payment made as described above in this paragraph (a), those amounts (if any) then on deposit with the Directing First Lien Collateral Agent as cash collateral, described in this paragraph (a) which exceed 105% of the sum of the aggregate undrawn amount of all then outstanding First Lien Letters of Credit and the aggregate facing and similar fees (to the respective issuers or guarantee banks, as applicable) which will accrue thereon through the stated maturity of the then outstanding First Lien Letters of Credit (assuming no drawings thereon before stated maturity), shall be returned to the respective purchaser or purchasers (as their interests appear). Furthermore, at such time as all First Lien Letters of Credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above have been made, any excess cash collateral deposited by the purchaser or purchasers as described above in this paragraph (a) (and not previously applied or released as provided above) shall be returned to the respective purchaser or purchasers, as their interests appear.

(b) The respective Second Lien Claimholders shall irrevocably accept or reject such offer within ten (10) Business Days of the receipt thereof and the parties shall endeavor to close promptly thereafter. If any Second Lien Claimholders accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Collateral Agents and the relevant Second Lien Collateral Agents. If the Second Lien Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Lien Documents and this Agreement. Each First Lien Claimholder will retain all rights to indemnification and expense reimbursement provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7.

(c) The purchase and sale of the First Lien Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the First Lien Claimholders, except that the First Lien Claimholders shall severally and not jointly represent and warrant to the Second Lien Claimholders that on the date of the purchase, immediately before giving effect to such purchase:

(1) the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees, expenses and other amounts in respect thereof owed to the respective First Lien Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations;

(2) each First Lien Claimholder owns the First Lien Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the applicable First Lien Documents, in which case the Purchase Price will be appropriately adjusted so that the relevant Second Lien Claimholders do not pay amounts represented by any such participation interests that remain in effect); and

(3) that such First Lien Claimholder has the right to assign the First Lien Obligations being assigned by it and its assignment has been duly authorized and delivered.

5.8 Excluded Cash Collateral. Notwithstanding any other provision to the contrary contained in this Agreement, it is understood and agreed that this Agreement shall not restrict the rights of any First Lien Collateral Agent or the other First Lien Claimholders to pursue enforcement proceedings, exercise remedies or make determinations with respect to the Excluded Cash Collateral or otherwise take actions with respect to the Excluded Cash Collateral in accordance with the applicable First Lien Documents and such Excluded Cash Collateral shall be applied as specified in the applicable First Lien Document and will not constitute Collateral hereunder; provided, however, that if any Obligor shall fail to pay any of the First Lien Obligations owing under the applicable First Lien Document pursuant to which such Excluded Cash Collateral is provided as and when required thereunder, then the applicable First Lien Claimholder agrees that to the extent it seeks to satisfy any such First Lien Obligations owing to it, such First Lien Claimholder shall first proceed to satisfy such First Lien Obligations with the proceeds of Excluded Cash Collateral (or any letter of credit or other credit support issued or pledged in favor of such First Lien Claimholder to support such First Lien Obligations). If, following the application of any such Excluded Cash Collateral, letter of credit or other credit support to the repayment of such First Lien Obligations owing to the applicable First Lien Claimholder, such First Lien Claimholder has not received the full amount of the First Lien Obligations then due and owing to it, it shall be entitled to its pro rata share of any Collateral proceeds as otherwise contemplated by this Agreement. Nothing in this Agreement shall be construed to impair the right of any First Lien Claimholder to recoup, set off, net or off-set amounts (including amounts delivered as margin or cash collateral) to satisfy such First Lien Obligations secured by Excluded Cash Collateral to the extent permitted under the applicable First Lien Document, or exercise its rights and remedies with respect to any Excluded Cash Collateral pledged for its sole benefit or as a beneficiary under and pursuant to any other credit support issued solely in its favor, each of which will be governed by the terms of such First Lien Document.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues. (a) Until the Discharge of First Lien Obligations has occurred, if any Obligor shall be subject to any Insolvency or Liquidation Proceeding and the Directing First Lien Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any similar Debtor Relief Law), on which the First Lien Collateral Agents or any other creditor has a Lien or to permit any Obligor to obtain financing, whether from the First Lien Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law (“DIP Financing”), then (i) each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, agrees that (A) it will raise no objection to, oppose or contest (or join with or support any third party opposing, objecting or contesting) such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the Directing First Lien Collateral Agent) and (B) it will be deemed to have consented to such Cash Collateral use or DIP Financing (including such proposed orders) and (ii) to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, each Second Lien Collateral Agent (A) will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto, any “carve-out” therefrom agreed to on behalf of First Lien Claimholders by the Directing First Lien Collateral Agent, and to all adequate protection Liens granted to the First Lien Claimholders on the same basis as the Liens securing the Second Lien Obligations are subordinated to the Liens securing the First Lien Obligations under this Agreement) and (B) will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Directing First Lien Collateral Agent or to the extent permitted by Section 6.3); provided that the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of First Lien Obligations under the First Lien Financing Documents (which, for the avoidance of doubt, excludes any Other Obligations) plus the aggregate face amount of any First Lien Letters of Credit issued and not reimbursed under the First Lien Financing Documents does not exceed the Cap Amount.

(b) Each Second Lien Collateral Agent on behalf of the related Second Lien Claimholders agrees that it will not seek consultation rights in connection with, and it will raise no objection, oppose or contest (or join with or support any third party objecting, opposing or contesting), a motion to sell, liquidate or otherwise dispose of Collateral under Section 363 of the Bankruptcy Code (or any successor provision or any comparable provision of any other Debtor Relief Law) if the requisite First Lien Claimholders have consented to such sale, liquidation or other disposition. Each Second Lien Collateral Agent on behalf of the related Second Lien Claimholders further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the requisite First Lien Claimholders have consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Second Lien Claimholders will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any successor provision or any comparable provision of any other applicable Debtor Relief Law), provided that such motion does not impair the rights of the Second Lien Claimholders under Section 363(k) of the Bankruptcy Code (or any successor provision or any comparable provision of any other applicable Debtor Relief Laws), so long as the cash proceeds of any such bid by the Second Lien Claimholders are sufficient to cause the Discharge of the First Lien Obligations, and further provided that the Cap Amount shall be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal, face or stated amount of the First Lien Obligations under the First Lien Financing Documents.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, each Second Lien Collateral Agent, on behalf of itself and the other Second Lien Claimholders, and each other Second Lien Claimholder (by its acceptance of the benefits of the Second Lien Financing Documents) agrees that none of them shall: (a) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, in each case without the prior written consent of the Directing First Lien Collateral Agent or (b) oppose (or support any other Person in opposing) any request by the Directing First Lien Collateral Agent or other First Lien Claimholder for relief from or modification of such stay.

6.3 Adequate Protection.

(a) Each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by any First Lien Collateral Agent or the related First Lien Claimholders for adequate protection under any Debtor Relief Law; or

(ii) any objection by any First Lien Collateral Agent or the related First Lien Claimholders to any motion, relief, action or proceeding based on such First Lien Collateral Agent or the related First Lien Claimholders claiming a lack of adequate protection with respect to the Collateral.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(i) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any use of Cash Collateral or DIP Financing, then each Second Lien Collateral Agent, on behalf of itself or any of the related Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing and providing adequate protection for the First Lien Obligations and in respect of such use of Cash Collateral or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(ii) the Second Lien Collateral Agents and the Second Lien Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) a Lien on additional collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the related First Lien Claimholders, is also granted a senior Lien on such additional collateral; (B) Liens on replacement Collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the related First Lien Claimholders, is also granted senior Liens on such replacement Collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the related First Lien Claimholders, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Collateral Agents and the Second Lien Claimholders; and (D) cash payments with respect to interest on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the related First Lien Claimholders, is also granted cash payments with respect to interest on the First Lien Obligations, and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the Second Lien Financing Documents and accruing from the date the applicable Second Lien Collateral Agents are granted such relief. If any Second Lien Claimholder receives post-petition interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”), and a Discharge of First Lien Obligations does not occur upon the effectiveness of the plan of reorganization or similar dispositive restructuring plan for, or conclusion of, that Insolvency or Liquidation Proceeding, then, each Second Lien Claimholder shall pay over to the First Lien Claimholders an amount (the “Pay-Over Amount”) equal to the lesser of (x) the Second Lien Adequate Protection Payments received by such Second Lien Claimholders and (y) the amount of the short-fall (the “Short Fall”) in payments needed to achieve a Discharge of First Lien Obligations; provided that to the extent any portion of the Short Fall represents payments received by the First Lien Claimholders in the form of promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Claimholders shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, pro rata, equal in value to the cash paid in respect of the Pay-Over Amount to the applicable Second Lien Claimholders in exchange for the Pay-Over Amount. Notwithstanding anything herein to the contrary, the First Lien Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Claimholders made pursuant to this Section 6.3(b). To the extent the First Lien Collateral Agents are not granted such adequate protection in the applicable form, any amounts recovered by or distributed to any Second Lien Collateral Agent or any other Second Lien Claimholder pursuant to or as a result of any such Lien on additional or replacement collateral, any such administrative expense claim, or any such cash payment shall be subject to Section 4.2. Without limiting the generality of the foregoing, to the extent that the First Lien Claimholders are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, then the Second Lien Collateral Agents and the Second Lien Claimholders shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, subject to the right of the First Lien Claimholders (and any other Persons) to object to the reasonableness of the amounts of fees and expenses so sought by the Second Lien Claimholders.

6.4 No Waiver. Nothing contained herein shall prohibit or in any way limit any First Lien Collateral Agent or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Collateral Agent or any of the Second Lien Claimholders, including the seeking by any Second Lien Collateral Agent or any Second Lien Claimholders of adequate protection or the asserting by any Second Lien Collateral Agent or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Financing Documents or otherwise.

6.5 Reinstatement. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not the have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts received by any Second Lien Collateral Agent or any Second Lien Claimholder on account of the Second Lien Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 6.5, be held in trust for and paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders, for application to the reinstated First Lien Obligations. This Section 6.5 shall survive termination of this Agreement.

6.6 Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second Lien Claimholder (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with or in contravention of the priorities or other provisions of this Agreement, other than with the prior written consent of the Directing First Lien Collateral Agent or to the extent any such plan is proposed or supported by the number of First Lien Claimholders (and amount of claims of such First Lien Claimholders) required under Section 1126(c) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law or provides for the Discharge of First Lien Obligations in full in cash upon the “effectiveness” of such plan of reorganization or similar dispositive restructuring plan.

6.7 Post-Petition Interest.

(a) Neither any Second Lien Collateral Agent nor any Second Lien Claimholder shall oppose or seek to challenge (or join with any third party opposing or challenging) any claim by any First Lien Collateral Agent or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest. Regardless of whether any such claim for Post-Petition Interest is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the First Lien Claimholders, and is intended to provide the First Lien Claimholders with the right, to receive payment of all Post-Petition Interest through distributions made pursuant to the provisions of this Agreement even though such Post-Petition Interest is not allowed or allowable against the bankruptcy estate of the Borrower or any other Obligor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Debtor Relief Law.

(b) Except to the extent otherwise provided herein, neither any First Lien Collateral Agent nor any other First Lien Claimholder shall oppose or seek to challenge any claim by any Second Lien Collateral Agent or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of any Second Lien Collateral Agent on behalf of the Second Lien Claimholders on the Collateral (after taking into account the value of the First Lien Obligations).

6.8 Waiver. (a) Each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

(b) Each Second Lien Collateral Agent, for itself and on behalf of its related Second Lien Claimholders, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any similar provision of any other Debtor Relief Law) senior to or on a parity with the Liens securing the First Lien Obligations for costs or expenses of preserving or disposing of any Collateral.

6.9 Separate Grants of Security and Separate Classification. Each Second Lien Collateral Agent, for itself and on behalf of the related Second Lien Claimholders, and each First Lien Collateral Agent, for itself and on behalf of the related First Lien Claimholders, acknowledges and agrees that,

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute, and, in the case of any Shared Collateral Documents, are intended to constitute, two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must, subject to applicable law, be separately classified in any plan of reorganization or other dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Documents, arising from or related to a default, whether or not such claim is allowed or allowable as a claim in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the Directing First Lien Collateral Agent, for itself and on behalf of the First Lien Claimholders, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders).

6.10 Effectiveness in Insolvency or Liquidation Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and under any other applicable Debtor Relief Law, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Obligor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than for any reliance on the terms of this Agreement, each First Lien Collateral Agent, on behalf of itself and the related First Lien Claimholders, acknowledges that it and such First Lien Claimholders have, independently and without reliance on any Second Lien Collateral Agent or any related Second Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Documents (as applicable) and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement. Each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, acknowledges that it and such Second Lien Claimholders have, independently and without reliance on any First Lien Collateral Agent or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Financing Documents (as applicable) and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Financing Documents or this Agreement.

7.2 No Warranties or Liability. Each First Lien Collateral Agent, on behalf of itself and the related First Lien Claimholders, acknowledges and agrees that, except as set forth in the first sentence of Section 8.14, no Second Lien Collateral Agent or other Second Lien Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Financing Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Claimholders will be entitled to manage and supervise their respective extensions of credit under the Second Lien Financing Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, acknowledges and agrees that, except as set forth in the first sentence of Section 8.14, no First Lien Collateral Agent or other First Lien Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Financing Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agents and the Second Lien Claimholders shall have no duty to the First Lien Collateral Agents or any of the First Lien Claimholders, and the First Lien Collateral Agents and the First Lien Claimholders shall have no duty to the Second Lien Collateral Agents or any of the Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including the First Lien Documents and the Second Lien Financing Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Claimholders, the First Lien Collateral Agents or any of them to enforce any provision of this Agreement or of any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any First Lien Claimholder or any First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or the Second Lien Financing Documents, regardless of any knowledge thereof which the First Lien Collateral Agents or the First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (a) (but subject to the rights of the First Lien Obligors under the First Lien Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders, the First Lien Collateral Agents and any of them may, at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, any Second Lien Collateral Agent or any Second Lien Claimholders, without incurring any liabilities to any Second Lien Collateral Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Lien Collateral Agent or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1) make loans and advances to any Obligor or issue, provide, guaranty or obtain First Lien Letters of Credit for the account of any Obligor or otherwise extend credit to any Obligor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of, any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of any Obligor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any First Lien Collateral Agent or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Documents;

(3) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of any Obligor to the First Lien Claimholders or any First Lien Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(4) settle or compromise any First Lien Obligation or any other liability of any Obligor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order;

(5) exercise or delay in or refrain from exercising any right or remedy against any Obligor or any security or any other Person or with respect to any security, elect any remedy and otherwise deal freely with any Obligor or any First Lien Collateral and any security and any guarantor or any liability of any Obligor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof; and

(6) release or discharge any First Lien Obligation or any guaranty thereof or any agreement or obligation of any Obligor or any other Person or entity with respect thereto.

(c) Until the Discharge of First Lien Obligations, each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Waiver of Liability; Indemnity.

(a) Each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, also agrees that the First Lien Claimholders and the First Lien Collateral Agents shall have no liability to any Second Lien Collateral Agent or any other Second Lien Claimholders, and each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, hereby waives any claim against any First Lien Claimholder or any First Lien Collateral Agent, arising out of any and all actions which the First Lien Claimholders or any First Lien Collateral Agent may take or permit or omit to take with respect to: (i) the First Lien Documents (including, without limitation, any failure to perfect or obtain perfected security interests in the First Lien Collateral), (ii) the collection of the First Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. Each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, agrees that the First Lien Claimholders and the First Lien Collateral Agents have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise. Neither the First Lien Collateral Agents nor any other First Lien Claimholder nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so, or will be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Obligor or upon the request of any Second Lien Collateral Agent, any other holder of Second Lien Obligations or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. Without limiting the foregoing, each Second Lien Claimholder by accepting the benefits of the Second Lien Collateral Documents agrees that neither any First Lien Collateral Agent nor any other First Lien Claimholder (in directing any First Lien Collateral Agent to take any action with respect to the Collateral) shall have any duty or obligation to realize first upon any type of Collateral or to sell, dispose of or otherwise liquidate all or any portion of the Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any class of creditors holding Obligations of any type (whether First Lien Obligations or Second Lien Obligations), notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by such class of creditors from such realization, sale, disposition or liquidation.

(b) With respect to its share of the Obligations, JPMCB and Credit Suisse shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other creditor, all as if JPMCB and Credit Suisse were not the First Lien Credit Agreement Collateral Agent and the Second Lien Credit Agreement Collateral Agent, respectively. The term “creditors” or any similar term shall, unless the context clearly otherwise indicates, include JPMCB or Credit Suisse, as applicable, in its individual capacity as a Claimholder. JPMCB, Credit Suisse and their respective Affiliates may lend money to, and generally engage in any kind of business with, the Obligors or any of their Affiliates as if JPMCB and Credit Suisse were not acting as the First Lien Credit Agreement Collateral Agent and Second Lien Credit Agreement Collateral Agent, respectively, and without any duty to account therefor to any other creditor.

7.5 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agents and the First Lien Claimholders and the Second Lien Collateral Agents and the Second Lien Claimholders, respectively, hereunder (including the Lien priorities established hereby) shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Financing Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document or any Second Lien Financing Document;

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Obligor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of any First Lien Collateral Agent, the First Lien Obligations, any First Lien Claimholder, any Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Financing Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination and the First Lien Claimholders may continue, at any time and without notice to any Second Lien Collateral Agent or any other Second Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of any Obligor constituting First Lien Obligations in reliance hereon. Each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Obligor shall include such Obligor as debtor and debtor-in-possession and any receiver, trustee or similar Person for any Obligor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to any First Lien Collateral Agent, the First Lien Claimholders and the First Lien Obligations, upon the Discharge of First Lien Obligations, subject to Section 5.6 and the rights of the First Lien Claimholders under Section 6.5; and

(b) with respect to any Second Lien Collateral Agent, the Second Lien Claimholders and the Second Lien Obligations, upon the Discharge of Second Lien Obligations.

Notwithstanding the foregoing, such termination shall not relieve any party of its obligations incurred hereunder prior to such date of termination.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by any Second Lien Collateral Agent or any First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each such party hereto or its authorized agent, acting (a) in the case of the Directing First Lien Collateral Agent, with the approval or instructions of the Required First Lien Claimholders to the extent required under the First Lien Credit Agreement or any Additional First Lien Obligations Agreement and (b) in the case of the Directing Second Lien Collateral Agent, with the approval or instructions of the requisite Second Lien Claimholders to the extent required under the Second Lien Credit Agreement or any Additional Second Lien Obligations Agreement; provided that (i) any such amendment, modification or waiver shall require the express written consent of the Borrower (notwithstanding that the Borrower is not a signatory hereto) and shall not be effective prior to receipt by the Collateral Agents of such express written consent, (ii) the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent may, at the expense of the Obligors and without the written consent of any other First Lien Claimholders or any Second Lien Claimholders agree to any amendment to or other modifications of this Agreement for the purpose of giving effect to Section 8.21 or any Refinancing of any First Lien Obligations or Second Lien Obligations and (iii) additional Obligors may be added as parties hereto upon the execution and delivery of a counterpart of the Intercreditor Joinder Agreement in the form of Exhibit A hereto in accordance with the provisions of Section 8.18 of this Agreement. Each of the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent shall execute and deliver a supplemental agreement at the other’s request to permit new creditors to become a party hereto as set forth in the proviso to the immediately preceding sentence. Notwithstanding the provisions of any other First Lien Document or Second Lien Financing Document, the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent may, with the consent of the Borrower, make any amendments, restatements, amendment and restatements, supplements or other modifications to this Agreement to correct any ambiguity, defect or inconsistency contained herein without the consent of any other Person. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties owed to such party in any other respect or at any other time.

8.4 Information Concerning Financial Condition of the Obligors and its Subsidiaries.

Each First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and each Second Lien Collateral Agent, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Obligors and their subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agents and the First Lien Claimholders shall have no duty to advise any Second Lien Collateral Agent or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event any First Lien Collateral Agent or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Second Lien Collateral Agent or any Second Lien Claimholder, it or they shall be under no obligation:

(i) to make, and such First Lien Collateral Agent and the related First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or any Second Lien Collateral Agent pays over to the Directing First Lien Collateral Agent or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and each Second Lien Collateral Agent shall be subrogated to the rights of each First Lien Collateral Agent and the First Lien Claimholders; provided that each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. Each Obligor acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Collateral Agent or the Second Lien Claimholders and paid over to the Directing First Lien Collateral Agent or the First Lien Claimholders pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Second Lien Obligations under the Second Lien Financing Documents.

8.6 Application of Payments. All payments received by any First Lien Collateral Agent or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the First Lien Claimholders, in their sole discretion, deem appropriate. Each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders, assents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 8.8 OF THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.8 Notices. All notices to the First Lien Claimholders and the Second Lien Claimholders permitted or required under this Agreement shall also be sent to the related First Lien Collateral Agent and the related Second Lien Collateral Agent, respectively (and, for this purpose, the First Lien Credit Agreement Collateral Agent shall be deemed to be agent for the Hedging Obligations and the Banking Services Obligations). Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, sent by facsimile or sent by other electronic transmission or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or other electronic transmission, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. Each First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Documents, and each Second Lien Collateral Agent, on behalf of itself and the related Second Lien Claimholders under the Second Lien Financing Documents, and each Obligor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Directing First Lien Collateral Agent or the Directing Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement. Each First Lien Claimholder, by its acceptance of the benefits of the First Lien Documents, agrees to be bound by the agreements herein made by it and the First Lien Collateral Agent representing it, on its behalf. Each Second Lien Claimholder, by its acceptance of the benefits of the Second Lien Financing Documents, agrees to be bound by the agreements herein made by it and the Second Lien Collateral Agent representing it, on its behalf.

8.10 CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon each First Lien Collateral Agent, the First Lien Claimholders, each Second Lien Collateral Agent, the Second Lien Claimholders and their respective successors and permitted assigns. If any First Lien Collateral Agent or any Second Lien Collateral Agent resigns or is replaced pursuant to the First Lien Documents or the Second Lien Financing Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.

8.12 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission (including “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14 Authorization; Binding Effect on Claimholders. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each First Lien Claimholder and each Second Lien Claimholder, by its acceptance of the benefits of the First Lien Documents and Second Lien Financing Documents, as the case may be, agrees to be bound by the agreements made herein, including, for the avoidance of doubt, agreements made by any Collateral Agent on its behalf.

8.15 Exclusive Means of Exercising Rights under this Agreement.

(a) The First Lien Claimholders shall be deemed to have irrevocably appointed the Directing First Lien Collateral Agent as their exclusive agent hereunder. Consistent with such appointment, the First Lien Claimholders further shall be deemed to have agreed that only the Directing First Lien Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the First Lien Claimholders, or any of the Directing First Lien Collateral Agent’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that (i) holders of the Hedging Obligations and the Banking Services Obligations may exercise customary netting and set off rights under the First Lien Hedging Agreements and Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of the First Lien Documents (including any relating to Hedge Agreements) and any such individual First Lien Claimholder may act against such cash collateral in accordance with the terms of the relevant First Lien Document or applicable law and (iii) First Lien Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant First Lien Document or applicable law. Specifically, but without limiting the generality of the foregoing, each First Lien Claimholder, other than the Directing First Lien Collateral Agent acting at the direction of, or pursuant to a grant of authority by, the Required First Lien Claimholders, or group of First Lien Claimholders shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.

(b) The Second Lien Claimholders shall be deemed to have irrevocably appointed the Directing Second Lien Collateral Agent as their exclusive agent hereunder. Consistent with such appointment, the Second Lien Claimholders further shall be deemed to have agreed that only the Directing Second Lien Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the Second Lien Claimholders, or any of the Directing Second Lien Collateral Agent’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that Second Lien Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant Second Lien Financing Document or applicable law. Specifically, but without limiting the generality of the foregoing, each Second Lien Claimholder, other than the Directing Second Lien Collateral Agent acting at the direction of the requisite holders of the Second Lien Obligations, or group of Second Lien Claimholders shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.

8.16 No Third Party Beneficiaries; Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of each First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and each Second Lien Collateral Agent and the Second Lien Claimholders, on the other hand. Except as otherwise expressly set forth herein, none of the Obligors, nor any creditor thereof, shall have any rights hereunder and no Obligor or any creditor thereof (other than the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent and the Second Lien Claimholders) may rely on the terms hereof, other than the Obligors under Section 8.3 and under any provision hereof purporting to preserve any right of, or directly affecting, any Obligor under this Agreement, any First Lien Document or any Second Lien Financing Document, including, but not limited to, Sections 3.1 (as to the definition of “Standstill Period”), 4.1, 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.8 ,6.1, 6.2, 8.1, 8.2, 8.3, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13, 8.14, 8.15, this Section 8.16, Sections 8.17, 8.18 and 8.21. Nothing in this Agreement is intended to or shall impair the obligations of the Obligors, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.17 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.18 Obligors; Additional Obligors. It is understood and agreed that Holdings, the Borrower and each other Obligor on the date of this Agreement shall constitute the original Obligors party hereto. The original Obligors hereby covenant and agree to cause each subsidiary of Holdings which becomes a “Subsidiary Guarantor” (as defined in the First Lien Credit Agreement and/or any Additional First Lien Obligations Agreement or the Second Lien Credit Agreement and/or any Additional Second Lien Obligations Agreement, as applicable) after the date hereof to become a party hereto (as an Obligor) by duly executing and delivering a counterpart of the Intercreditor Joinder Agreement in the form of Exhibit A hereto to the Directing First Lien Collateral Agent in accordance with the relevant provisions of the First Lien Credit Agreement. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a “Subsidiary Guarantor” (as defined under the First Lien Credit Agreement and/or any Additional First Lien Obligations Agreement or the Second Lien Credit Agreement and/or any Additional Second Lien Obligations Agreement, as applicable) at any time (and any security granted by any such Person pursuant to the terms of the First Lien Credit Agreement and Second Lien Credit Agreement) shall be subject to the provisions hereof as fully as if same constituted an Obligor party hereto and had complied with the requirements of the immediately preceding sentence.

8.19 Right of First Lien Collateral Agent to Continue. Any Person serving as a First Lien Collateral Agent shall be entitled to continue, including to continue to perform his, her or its rights, obligations and duties, as a First Lien Collateral Agent, notwithstanding whether any such Person has served or is serving as a Second Lien Collateral Agent. Without limiting the generality of the preceding sentence of this Section 8.19, any Person serving as a First Lien Collateral Agent shall be entitled to continue to so serve in such capacity (including to continue to perform any of such First Lien Collateral Agent’s rights, obligations, and/or duties) even if any such Person has resigned as a Second Lien Collateral Agent, but such resignation has not become effective for any reason, including because a successor Second Lien Collateral Agent has not been appointed or has accepted such appointment, without any liability to any of the Second Lien Claimholders by virtue of any such resignation and any of the circumstances relating in any manner whatsoever to such resignation.

8.20 Second Lien Claimholders. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Agreement only applies to the Second Lien Claimholders in their capacities as holders of the Second Lien Obligations. Without limiting the foregoing, this Agreement does not restrict or apply to the Second Lien Claimholders in their capacities as holders of any Indebtedness or other obligations of the Obligors other than the Second Lien Obligations, or in their capacities as holders of equity interests of the Obligors.

8.21 Additional Lien Obligations. The Obligors will be permitted from time to time to designate as an additional holder of First Lien Obligations and/or Second Lien Obligations hereunder each Person who is, or who becomes or who is to become, the holder of any Additional Lien Obligations (or the Additional Lien Obligations Agent in respect of such Additional Lien Obligations). Upon the issuance or incurrence of any such Additional Lien Obligations:

(a) the Borrower shall deliver to the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent an officer’s certificate stating that the applicable Obligors intend to enter or have entered into an Additional Lien Obligations Agreement and certifying that the issuance or incurrence of such Additional Lien Obligations and the Liens securing such Additional Lien Obligations are permitted by the then extant First Lien Credit Agreement, the Second Lien Credit Agreement and each then extant Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement, as applicable. Any Additional Lien Obligations Agent, First Lien Collateral Agent and Second Lien Collateral Agent shall be entitled to rely conclusively on the determination of the Borrower that such issuance and/or incurrence does not violate the provisions of the First Lien Documents or the Second Lien Financing Documents if such determination is set forth in such officer’s certificate delivered to the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent; provided, however, that such determination will not affect whether or not the Obligors have complied with their undertakings in the First Lien Documents or the Second Lien Financing Documents;

(b) the Additional Liens Obligations Agent for such Additional Lien Obligations shall execute and deliver to the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent a joinder agreement in form and substance reasonably satisfactory to the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent acknowledging that such holders shall be bound by the terms hereof to the extent applicable to First Lien Claimholders or Second Lien Claimholders, as applicable; and

(c) each existing First Lien Collateral Agent and Second Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement) as the Borrower, any existing First Lien Collateral Agent or existing Second Lien Collateral Agent (but no other First Lien Claimholder or Second Lien Claimholder) or the Additional Lien Obligations Agent may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement; provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any such amendment, restatement, amendment and restatement, supplement or other modification to this Agreement requested pursuant to this clause (c) may be entered into by the existing First Lien Collateral Agents and Second Lien Collateral Agents without the consent of any other First Lien Claimholder or Second Lien Claimholder to effect the provisions of this Section 8.21 and may contain additional intercreditor terms applicable solely to the holders of such Additional Lien Obligations vis-à-vis the holders of the relevant obligations hereunder or the holders of such Additional Lien Obligations vis-à-vis the Directing First Lien Collateral Agent and the First Lien Claimholders or the Directing Second Lien Collateral Agent and the Second Lien Claimholders, as applicable.

8.22 Additional Intercreditor Agreements. (a) Each party hereto agrees that the First Lien Claimholders (as among themselves) and the Second Lien Claimholders (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Lien Collateral Agents or Second Lien Collateral Agents, as the case may be, governing the rights, benefits and privileges as among the First Lien Claimholders in respect of any or all of the First Lien Collateral, this Agreement and the First Lien Collateral Documents or as among the Second Lien Claimholders in respect of any or all of the Second Lien Collateral, this Agreement or the Second Lien Collateral Documents, as the case may be, including as to the application of proceeds of any Collateral, voting rights, control of any Collateral and waivers with respect to any Collateral, in each case so long as the terms thereof do not violate or conflict with the terms of this Agreement or the First Lien Documents or the Second Lien Financing Documents, as applicable. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First Lien Document or Second Lien Financing Document, and the provisions of this Agreement and the other First Lien Documents and Second Lien Financing Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

(b) In the event that the Borrower or any of its subsidiaries incurs any obligations in respect of Indebtedness that is permitted by the then extant First Lien Documents and the Second Lien Financing Documents to be secured by a Lien on any Collateral that is junior to the Liens thereon securing any First Lien Obligations and such obligations are not designated by the Borrower as Second Lien Obligations, then the First Lien Collateral Agents and/or the Second Lien Collateral Agents shall upon the request of the Borrower enter into an “Acceptable Intercreditor Agreement” (as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement on the date hereof) with the holders of such other obligations (or their agent, trustee or other representative) to reflect the relative Lien priorities of such parties with respect to the Collateral (or the relevant portion thereof) and governing the relative rights, benefits and privileges as among such parties in respect of such Collateral, including as to application of the proceeds of such Collateral, voting rights, control of such Collateral and waivers with respect to such Collateral, in each case, so long as such secured obligations are not prohibited by, and the terms of such Acceptable Intercreditor Agreement do not violate or conflict with, the provisions of this Agreement or any of the First Lien Documents or Second Lien Financing Documents, as the case may be. If any such Acceptable Intercreditor Agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First Lien Documents or Second Lien Financing Documents, and the provisions of this Agreement, the First Lien Documents and the Second Lien Financing Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any Acceptable Intercreditor Agreement (or similar arrangement)) and in the event of any conflict between the terms of this Agreement and the terms of such Acceptable Intercreditor Agreement as it relates to the First Lien Claimholders on the one hand and the Second Lien Claimholders on the other hand, the provisions of this Agreement shall govern and control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Collateral Agent

JPMorgan Chase Bank, N.A.,
as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

JPMorgan Chase Bank, N.A.
[383 Madison Avenue
New York, NY 10179
Attention:
Telephone: +1 212 [ - ]
Email:[ ]]

[Signature Page to Bowlmor Intercreditor Agreement]

Collateral Agent

Credit Suisse AG, Cayman Islands Branch
as Second Lien Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Credit Suisse AG
[Eleven Madison Avenue
New York, NY 10010
Attention:
Telephone: +1 212 [ - ]
Email:[ ]]

[Signature Page to Bowlmor Intercreditor Agreement]

Acknowledged and Agreed to by:

KINGPIN INTERMEDIATE HOLDINGS LLC,
as Obligor

By:
Name:
Title:

Address for Notices:

[
]

with copy to (which shall not constitute notice to any Obligor):

Atairos Group, Inc.
620 Fifth Avenue, Sixth Floor
New York, New York 10020
Telephone: +1 646 690-5210
Attention: Alexander D. Evans
Email:

BOWLMOR AMF CORP.,
as Obligor

By:
Name:
Title:

[Signature Page to Bowlmor Intercreditor Agreement]

[ ]
as Obligor

By:
Name:
Title:

Address for Notices:

[
Telephone:
Attention:
Email: ]

[ ],
as Obligor

By:
Name:
Title:

[ ],
as Obligor

By:
Name:
Title:

[ ],
as Obligor

By:
Name:
Title:
]

[Signature Page to Bowlmor Intercreditor Agreement]

By:	[ ], as sole member

Name:
Title:

[Signature Page to Bowlmor Intercreditor Agreement]

By:	[ ], as sole member

Name:
Title:

[Signature Page to Bowlmor Intercreditor Agreement]

By:	[ ], as sole member

Name:
Title:

[Signature Page to Bowlmor Intercreditor Agreement]

By:	[ ], as sole member

By:
Name:
Title:

[Signature Page to Bowlmor Intercreditor Agreement]

FORM OF INTERCREDITOR JOINDER AGREEMENT

Reference is made to the Intercreditor Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among inter alios JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the holders of the First Lien Obligations, Credit Suisse AG, in its capacity as collateral agent for the holders of the Second Lien Obligations and Kingpin Intermediate Holdings LLC, a Delaware limited liability company and certain other Persons party or that may become party thereto from time to time. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Intercreditor Joinder Agreement, dated as of [●] [●], 201[●] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

1. Joinder. The undersigned, [●], a [●], hereby agrees to become party to the Intercreditor Agreement as an Obligor thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2. Agreements. The undersigned Obligor hereby agrees, for the enforceable benefit of all existing and future First Lien Claimholders and all existing and future Second Lien Claimholders that the undersigned is bound by the terms, conditions and provisions of the Intercreditor Agreement to the extent set forth therein.

3. Notice Information. The address of the undersigned Obligor for purposes of all notices and other communications hereunder and under the Intercreditor Agreement is [●], Attention of [●] (Facsimile No. [●], electronic mail address: [●]).

4. Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page to this Joinder by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Joinder.

5. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Loan Document. This Joinder shall constitute a “Loan Document”, under and as defined in, each of the First Lien Credit Agreement and Second Lien Credit Agreement.

7. Miscellaneous. The provisions of Section 8 of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its authorized representative, and each of the First Lien Collateral Agent and the Second Lien Collateral Agent has caused the same to be accepted by its authorized representative, as of the day and year first above written.

[NAME OF OBLIGOR],
as an Obligor

By:
Name:
Title:

Acknowledged and Agreed to by:

JPMORGAN CHASE BANK, N.A.,
as Directing First Lien Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG,
as Directing Second Lien Collateral Agent,

By:
Name:
Title:

By:
Name:
Title: